Filed Pursuant to Rule 424(b)(3)
Registration No. 333-227658

PROSPECTUS

B.A.T Capital Corporation

OFFER TO EXCHANGE (the “Exchange Offer”)

$2,250,000,000 2.297% Notes due 2020

$2,250,000,000 2.764% Notes due 2022

$2,500,000,000 3.222% Notes due 2024

$3,500,000,000 3.557% Notes due 2027

$2,500,000,000 4.390% Notes due 2037

$2,500,000,000 4.540% Notes due 2047

$1,000,000,000 Floating Rate Notes due 2020

$750,000,000 Floating Rate Notes due 2022

Guaranteed by British American Tobacco p.l.c., British American Tobacco Holdings (The Netherlands) B.V., B.A.T. Netherlands Finance B.V., B.A.T. International Finance p.l.c. and Reynolds American Inc.

This is an offer by B.A.T Capital Corporation (“BATCAP” or the “Issuer”), a wholly owned subsidiary of British American Tobacco p.l.c. (“BAT” or the “Parent Guarantor” and, together with its subsidiaries, the “BAT Group”), to exchange (1) new 2.297% Notes due 2020 (the “2.297% Exchange Notes”), which are registered under the Securities Act of 1933, as amended (the “Securities Act”), for any of its unregistered outstanding 2.297% Notes due 2020 (the “Unregistered 2.297% Notes”); (2) new 2.764% Notes due 2022 (the “2.764% Exchange Notes”), which are registered under the Securities Act, for any of its unregistered outstanding 2.764% Notes due 2022 (the “Unregistered 2.764% Notes”); (3) new 3.222% Notes due 2024 (the “3.222% Exchange Notes”), which are registered under the Securities Act, for any of its unregistered outstanding 3.222% Notes due 2024 (the “Unregistered 3.222% Notes”); (4) new 3.557% Notes due 2027 (the “3.557% Exchange Notes”), which are registered under the Securities Act, for any of its unregistered outstanding 3.557% Notes due 2027 (the “Unregistered 3.557% Notes”); (5) new 4.390% Notes due 2037 (the “4.390% Exchange Notes”), which are registered under the Securities Act, for any of its unregistered outstanding 4.390% Notes due 2037 (the “Unregistered 4.390% Notes”); (6) new 4.540% Notes due 2047 (the “4.540% Exchange Notes”), which are registered under the Securities Act, for any of its unregistered outstanding 4.540% Notes due 2047 (the “Unregistered 4.540% Notes”); (7) new Floating Rate Notes due 2020 (the “2020 Floating Rate Exchange Notes”), which are registered under the Securities Act, for any of its unregistered outstanding Floating Rate Notes due 2020 (the “Unregistered 2020 Floating Rate Notes”); and (8) new Floating Rate Notes due 2022 (the “2022 Floating Rate Exchange Notes” and, together with the 2.297% Exchange Notes, the 2.764% Exchange Notes, the 3.222% Exchange Notes, the 3.557% Exchange Notes, the 4.390% Exchange Notes, the 4.540% Exchange Notes, and the 2020 Floating Rate Exchange Notes, the “Exchange Notes”), which are registered under the Securities Act, for any of its unregistered outstanding Floating Rate Notes due 2022 (the “Unregistered 2022 Floating Rate Notes” and, together with the Unregistered 2.297% Notes, the Unregistered 2.764% Notes, the Unregistered 3.222% Notes, the Unregistered 3.557% Notes, the Unregistered 4.390% Notes, the Unregistered 4.540% Notes, and the Unregistered 2020 Floating Rate Notes, the “Unregistered Notes”).

The Exchange Offer will expire at 5 p.m., New York City time, on November 20, 2018, unless we extend the offer. You must tender your Unregistered Notes by this deadline in order to receive the Exchange Notes. We do not currently intend to extend the expiration date.

The terms of the Exchange Notes to be issued are substantially identical to the Unregistered Notes, except that they are registered under the Securities Act, do not have any transfer restrictions and do not have registration rights. All untendered Unregistered Notes will continue to be subject to any applicable restrictions on transfer set forth in the Unregistered Notes and in the Indenture (as defined below).

There is currently no public market for the Exchange Notes to be issued to you pursuant to the Exchange Offer.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for the Unregistered Notes where such Unregistered Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to provide sufficient copies of the latest version of this prospectus to broker-dealers promptly upon request at any time for a period of 90 days (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus) commencing on the day that notice of the Exchange Offer is given to holders in order to facilitate such resales. See “Plan of Distribution”.

See “Risk Factors” beginning on page 17 for a discussion of certain risks that you should consider before participating in the Exchange Offer.

The Exchange Offer is not being made available to, and the Exchange Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Exchange Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Exchange Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

The Issuer is making the Exchange Offer only in those jurisdictions where it is legal to do so. This document does not constitute a “prospectus” for the purposes of Directive 2003/71/EC (as amended) and no such prospectus is required for the issue of the Exchange Notes. This Exchange Offer does not constitute an offer to buy or sell or a solicitation of an offer to buy or sell either Unregistered Notes or Exchange Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities laws or otherwise. The distribution of this prospectus in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus comes are required by us to inform themselves about and to observe any such restrictions. This prospectus may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such offer or solicitation. See “The Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions”.

Holders must comply with all laws that apply to them in any place in which they possess this prospectus. Holders must also obtain any consents or approvals that they need in order to tender their Unregistered Notes. None of the Issuer, the Guarantors or the Exchange Agent (or any of their respective directors, employees or affiliates) is responsible for holders’ compliance with these legal requirements. See “The Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions”. The applicable provisions of the U.K. Financial Services and Markets Act 2000 (“FSMA”) must be complied with in respect of anything done in relation to the Exchange Offer in, from or otherwise involving the United Kingdom.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 22, 2018.

Rather than repeat certain information in this prospectus that we have already included in reports filed with the SEC, we are incorporating this information by reference, which means that we can disclose important business, financial and other information to you by referring to those publicly filed documents that contain the information. The information incorporated by reference is not included or delivered with this prospectus.

We will provide without charge to each person to whom a prospectus is delivered, including each beneficial owner of Unregistered Notes, upon written or oral request of such person, a copy of any or all documents that are incorporated into this prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests should be directed to Company Secretary, British American Tobacco p.l.c., Globe House, 4 Temple Place, London WC2R 2PG, United Kingdom, +44 (0)20 7845 1000.

IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE YOU MUST MAKE YOUR INVESTMENT DECISION.

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ACCORDINGLY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN 5:00 P.M. NEW YORK CITY TIME ON NOVEMBER 13, 2018.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer of the Exchange Notes only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any other date subsequent to such date.

FORWARD-LOOKING STATEMENTS

Statements included in this prospectus and the documents incorporated by reference into this prospectus regarding the BAT Group’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “outlook”, “plan”, “positioned”, “potential”, “predict”, “project”, “should”, “strategy”, “will”, “would” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual future financial condition, performance and results to differ materially from the plans, goals, expectations and results expressed in the forward-looking statements and other financial and/or statistical data within this prospectus. Among the key factors that could have an adverse effect on the results of operations, cash flows and financial position of the BAT Group and that could cause actual results to differ materially from those projected in the forward-looking statements, are:

•	competitive actions and pricing pressures in the marketplace, including competition from illicit sources;

•	limitations on advertising and marketing of tobacco products;

•	changes in tobacco-related, tax and other laws and regulations or the interpretation of such laws and regulations by governmental authorities;

•	the outcome of pending or potential litigation, including tobacco litigation and significant monetary obligations imposed under State Settlement Agreements;

•	economic, regulatory and geopolitical risks inherent in BAT’s global operations;

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risks relating to government regulations or actions adversely affecting BAT’s business, including BAT becoming subject to substantial and increasing U.S. regulations, in particular in relation to the nicotine level or use of menthol in tobacco products, including by virtue of BAT’s increased ownership in RAI;

•	the continuing decline in cigarette consumption, or the overall consumption of legitimate tobacco products or the transition of adult tobacco consumers away from premium cigarette brands;

•	fluctuations in the foreign exchange rates;

•	potentially significant costs in the event of breaches of, or liabilities arising under, health and safety and environmental laws;

•	liquidity, interest rate and counterparty risks;

•	the inability to lead the development and roll-out of BAT innovations (including both next generation products and combustible) profitably; and

•	the possibility that actual results of operations, cash flows and financial position of the BAT Group will materially differ from the Unaudited Pro Forma Financial Information.

For a further discussion of these and other risks, contingencies and uncertainties applicable to us, see “Risk Factors”.

Due to such risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. All subsequent written or oral forward-looking statements attributable to BAT or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section of the prospectus. BAT is not required to and does not undertake any obligation to update or revise publicly any forward-looking statements or other data or statements contained in this prospectus, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

PRESENTATION OF FINANCIAL INFORMATION AND OTHER DATA

General

Unless otherwise indicated, financial information related to the BAT Group contained in this prospectus is prepared and presented in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and adopted by the European Union. All financial statements and financial information provided by or with respect to the U.S. business or RAI and/or the RAI Group (as defined below) are prepared on the basis of generally accepted accounting principles in the United States of America (“U.S. GAAP”) and constitute the primary financial statements or financial information of the U.S. business or RAI (and/or the RAI Group). Solely, for the purpose of consolidation within the results of BAT and the BAT Group, this financial information is then converted to IFRS. To the extent any such financial information provided in these financial statements relates to the U.S. business or RAI (and/or the RAI Group) it is provided as an explanation of the U.S. business’ or RAI’s (and/or the RAI Group’s) primary U.S. GAAP based financial statements and information.

This prospectus incorporates by reference:

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the unaudited condensed consolidated interim financial statements of BAT as of June 30, 2018, and for the six months ended June 30, 2018 and 2017, prepared in accordance with International Accounting Standards 34 Interim Financial Reporting (referred to in this prospectus as the BAT Group’s unaudited condensed consolidated financial statements);

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the audited consolidated financial statements of BAT as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017, prepared on the basis of IFRS (referred to in this prospectus as the BAT Group’s consolidated financial statements);

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the unaudited condensed consolidated interim financial statements of RAI as of June 30, 2017 and 2016 and for the three and six months ended June 30, 2017 and 2016, prepared on the basis of U.S. GAAP (referred to in this prospectus as the RAI Group’s unaudited condensed consolidated financial statements); and

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the audited consolidated financial statements of RAI as of December 31, 2016 and 2015 and for each of the years ended December 31, 2016, 2015 and 2014 prepared on the basis of U.S. GAAP (referred to in this prospectus as the RAI Group’s consolidated financial statements).

See “Where You Can Find More Information; Incorporation by Reference”.

Unless indicated otherwise, financial data presented in this prospectus has been taken from the BAT Group’s consolidated financial statements, the BAT Group’s unaudited condensed consolidated financial statements, the RAI Group’s consolidated financial statements and the RAI Group’s unaudited condensed consolidated financial statements incorporated by reference into this prospectus.

For additional information on the presentation of financial information in this prospectus, see the BAT Group’s consolidated financial statements, the BAT Group’s unaudited condensed consolidated financial statements, the RAI Group’s consolidated financial statements and the RAI Group’s unaudited condensed consolidated financial statements incorporated by reference into this prospectus.

Unaudited Pro Forma Financial Information relating to the RAI acquisition

This prospectus includes the unaudited pro forma condensed combined income statement of BAT for the year ended December 31, 2017 after giving effect to the RAI acquisition, referred to in this prospectus as Unaudited Pro Forma Financial Information or Pro Forma Income Statement. See “BAT Unaudited Pro Forma Condensed Combined Financial Information”.

The Unaudited Pro Forma Financial Information, which has been produced for illustrative purposes only, by its nature addresses a hypothetical situation and, therefore, does not represent the BAT Group’s actual financial position or results. It is based on the available measures and certain assumptions and is not necessarily indicative of the results that would have been achieved if the RAI acquisition had been completed on January 1, 2017 or that may be achieved in the future, and is provided for informational purposes only.

Investors should read the whole of this document, including the financial information included herein.

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INDUSTRY AND MARKET DATA

References to market share are the BAT Group’s estimates based on the latest available data from a number of internal and external sources.

U.S. industry shipment volume and retail market share data for the RAI Group that appear in this prospectus or the documents incorporated by reference in this prospectus have been obtained from Management Science Associates, Inc. (“MSAi”). This information is included in this prospectus because it is used primarily as an indicator of the relative performance of industry participants, brands and market trends. All U.S. market share results that appear, except as noted otherwise, in this document are based on U.S. cigarette (or smokeless tobacco products, as applicable) shipments to retail outlets, referred to as STR data, based on information submitted by wholesale locations and processed and managed by MSAi. However, you should not rely on the STR data reported by MSAi as being a precise measurement of actual market share as the shipments to retail outlets do not reflect actual consumer sales and do not track all volume and trade channels. Accordingly, the STR data of the U.S. tobacco industry as reported by MSAi may overstate or understate actual market share. Moreover, you should be aware that in a product market experiencing overall declining consumption, a particular product can experience increasing market share relative to competing products, yet still be subject to declining consumption volumes.

CERTAIN DEFINITIONS

Unless otherwise indicated or as the context otherwise requires, all references in this prospectus to:

•	“American Snuff Co.” refer to American Snuff Company, LLC;

•	“ANPRM” refer to the Advance Notices of Proposed Rulemaking the FDA issues to seek comments from the public on proposed regulations;

•	“B&W” refer to Brown & Williamson Holdings, Inc., f/k/a Brown & Williamson Tobacco Corporation, a Delaware corporation and indirect, wholly owned subsidiary of BAT;

•	“BAT Group”, the “Group”, “we”, “us”, “our” and the “combined company” refer to BAT and its subsidiaries, including, since completion of the RAI acquisition, RAI and its subsidiaries;

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“BATHTN” refer to British American Tobacco Holdings (The Netherlands) B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands and registered with the Trade Register (Handelsregister) of the Chamber of Commerce under registration no. 33236251;

•	“BATIF” refer to B.A.T. International Finance p.l.c., a public limited liability company incorporated in England and Wales with registration no. 1060930;

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“BATNF” refer to B.A.T. Netherlands Finance B.V. (“BATNF”), a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands and registered with the Trade Register (Handelsregister) of the Chamber of Commerce under registration no. 60533536;

•	“Dutch Guarantors” refer to BATHTN and BATNF;

•	“EU” refer to the European Union;

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“Fixed Rate Exchange Notes” refer collectively to the 2.297% Exchange Notes, the 2.764% Exchange Notes, the 3.222% Exchange Notes, the 3.557% Exchange Notes, the 4.390% Exchange Notes and the 4.540% Exchange Notes;

•	“Fixed Rate Notes” refer collectively to the Unregistered Fixed Rate Notes and the Fixed Rate Exchange Notes;

•	“Floating Rate Exchange Notes” refer collectively to the 2020 Floating Rate Exchange Notes and the 2022 Floating Rate Exchange Notes;

•	“Floating Rate Notes” refer collectively to the Unregistered Floating Rate Notes and the Floating Rate Exchange Notes;

•	“Guarantors” refer to the Parent Guarantor, BATIF, BATHTN, BATNF and RAI;

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“IFRS” refer to International Financial Reporting Standards as issued by the International Accounting Standards Board and adopted by the EU. International Financial Reporting Standards as adopted by the EU differ in certain respects from International Financial Reporting Standards as issued by the International Accounting Standards Board. The differences have no impact on the BAT Group’s consolidated financial statements for the periods presented;

•	“Issuer” refer to BATCAP;

•	“LIBOR” refer to “LIBOR” as defined in “Description of the Exchange Notes and the Guarantees—Principal, Maturity and Interest—Interest—Floating Rate Exchange Notes”;

•	“Lorillard” refer to Lorillard, LLC, a Delaware limited liability company, f/k/a Lorillard, Inc., a Delaware corporation, and a wholly owned subsidiary of RAI;

•	“Lorillard merger” refer to the acquisition by RAI of Lorillard on June 12, 2015, in a cash and stock transaction;

•	“Lorillard Tobacco” refer to Lorillard Tobacco Company LLC;

•	“Notes” refer to the Unregistered Notes and the Exchange Notes, collectively;

•	“Parent Guarantor” refer to BAT;

•	“Prospectus Directive” refer to Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and include any relevant implementing measure in the relevant member state;

•	“RAI” refer to Reynolds American Inc., a North Carolina corporation;

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“RAI acquisition” refer to the acquisition by the BAT Group of the shares of RAI common stock that it did not already own for a consideration of £41.8 billion, the completion of which was announced on July 25, 2017;

•	“RAI Group” refer collectively to RAI and its subsidiaries;

•	“RJR Tobacco Company” refer to R. J. Reynolds Tobacco Company, a North Carolina corporation and an indirect, wholly owned subsidiary of RAI;

•	“SFNTC” refer to Santa Fe Natural Tobacco Company, Inc.;

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“Unregistered Fixed Rate Notes” refer collectively to the Unregistered 2.297% Notes, the Unregistered 2.764% Notes, the Unregistered 3.222% Notes, the Unregistered 3.557% Notes, the Unregistered 4.390% Notes and the Unregistered 4.540% Notes; and

•	“Unregistered Floating Rate Notes” refer collectively to the Unregistered 2020 Floating Rate Notes and the Unregistered 2022 Floating Rate Notes.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We have filed a registration statement on Form F-4, including the exhibits and schedules thereto, with the SEC under the Securities Act, and the rules and regulations thereunder, for the registration of the Exchange Notes that are being offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other documents.

As of the date of this prospectus, BAT is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable to foreign private issuers. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchases and sales of shares. Beginning in 2018, in respect of the year ended December 31, 2017, BAT files annual reports with the SEC on Form 20-F. You may read and copy any document BAT files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, the SEC maintains an internet site at http://www.sec.gov that contains information regarding issuers that file electronically with the SEC.

Copies of BAT’s Annual Report (as defined below) may be obtained at no cost by written or oral request to the Company Secretary, British American Tobacco p.l.c., Globe House, 4 Temple Place, London WC2R 2PG, United Kingdom, +44 (0)20 7845 1000.

The following documents filed with or furnished to the SEC are incorporated herein by reference:

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BAT’s Annual Report on Form 20-F for the year ended December 31, 2017, as filed with the SEC on March 15, 2018 (the financial statements included in the Form 20-F have been superseded by the audited financial statements in BAT’s Report on Form 6-K furnished to the Commission on October 2, 2018);

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BAT’s Report on Form 6-K, furnished to the SEC on July 26, 2018, which contains unaudited condensed consolidated financial information for the six months ended June 30, 2018 and consolidating financial information in accordance with Rule 3-10 of Regulation S-X of the Securities Act;

•	BAT’s Report on Form 6-K, furnished to the SEC on September 20, 2018, which contains BAT’s announcement about its Chief Executive Officer’s intention to retire on April 1, 2019;

•	Exhibit 1 to BAT’s Report on Form 6-K, furnished to the SEC on September 25, 2018, which contains BAT’s announcement about its successor Chief Executive Officer;

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BAT’s Report on Form 6-K, furnished to the SEC on October 2, 2018, which supersedes in their entirety the financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2017, updates certain other business and financial information included in our Annual Report on Form 20-F for the year ended December 31, 2017, reflecting a change in our reporting segments and a change in accounting principle in the six months ended June 30, 2018, and includes certain unaudited pro forma financial information as required by the rules of the SEC;

•	BAT’s Report on Form 6-K, furnished to the SEC on October 10, 2018, which contains BAT’s announcement about its Chief Marketing Officer succession;

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Exhibit 1 to BAT’s Report on Form 6-K, furnished to the SEC on October 16, 2018, which contains a trading update ahead of analyst and investor meetings, except the information contained in the last bullet point on page 2 and the two related footnotes;

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RAI’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 9, 2017, and Quarterly Report on Form 10-Q for the period ended June 30, 2017, as filed with the SEC on August 1, 2017, to satisfy the requirements of Rules 3-05 and 3-10(g) of Regulation S-X of the Securities Act; and

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RAI’s Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 20, 2017, to provide the information required by Items 10 through 14 of Part III of Form 10-K.

All documents subsequently filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and, solely to the extent designated therein, reports made on Form 6-K that we furnish to the SEC, in each case prior to the completion or termination of this Exchange Offer, shall be incorporated by reference into this prospectus and be a part hereof from the date of filing or furnishing of such documents. This shall include such documents filed by us after the filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement. Unless expressly incorporated into the registration statement of which this prospectus is a part, a report (or portion thereof) furnished on Form 6-K shall not be incorporated by reference into this prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Copies of these documents are not required to be filed with this prospectus.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus carefully together with the information incorporated by reference herein, including “Risk Factors” and the financial statements, and notes related thereto, incorporated by reference in this prospectus, before making an investment decision.

OUR BUSINESS

History of BAT

The BAT Group has had a significant global presence in the tobacco industry for over 100 years. The British-American Tobacco Company Ltd., referred to as BAT Ltd., was incorporated in 1902, when the Imperial Tobacco Company and the American Tobacco Company agreed to form a joint venture company. BAT Ltd. inherited companies and quickly expanded into major markets, including India and Ceylon, Egypt, Malaya, Northern Europe and East Africa. In 1927, BAT Ltd. expanded into the U.S. market through its acquisition of B&W.

During the 1960s, 1970s and 1980s, the BAT Group diversified its business under the umbrella of B.A.T Industries p.l.c., with acquisitions in the paper, cosmetics, retail and financial services industries, among others. Various business reorganizations followed as the business was eventually refocused on the BAT Group’s core cigarette, cigars and tobacco products businesses with BAT becoming a separately listed entity on the London Stock Exchange in 1998.

In 1999, the BAT Group announced a global merger with Rothmans International, at that time the fourth largest tobacco company in the world. The BAT Group acquired Imperial Tobacco Canada in 2000, and in 2003 the BAT Group acquired Ente Tabacchi Italiani S.p.A., Italy’s state-owned tobacco company. Investments were made in Peru and Serbia in 2003, through the acquisitions of Tabacalera Nacional and Duvanska Industrija Vranje. In July 2004, the U.S. assets, liabilities and operations, other than certain specified assets and liabilities, of BAT’s wholly owned subsidiary, B&W, were combined with RJR Tobacco Company. RAI was previously formed as a new holding company for these combined businesses. As a result of the B&W business combination, B&W acquired beneficial ownership of approximately 42% of RAI’s outstanding common stock. In 2008, the BAT Group acquired Tekel, the Turkish state-owned tobacco company, as well as 100% of the cigarette and snus business of Skandinavisk Tobakskompagni A/S. Following the acquisition of its business during 2009, the BAT Group recognized an effective 99% interest in Bentoel in Indonesia. In 2011, the BAT Group completed the acquisition of 100% of Protabaco in Colombia. In 2012, the BAT Group acquired CN Creative Limited, a UK based start-up company specializing in the development of e-cigarette technologies. During 2013, the BAT Group entered into joint operations in China and Myanmar. In 2015, the BAT Group acquired the shares it did not already own in Souza Cruz; the Blue Nile Cigarette Company Limited, a tobacco manufacturing and distribution company in the Republic of Sudan; the CHIC Group, a vapor product business in Poland; and TDR d.o.o., a cigarette manufacturer in Central Europe. Also in 2015, in connection with the Lorillard merger, the BAT Group invested $4.7 billion to maintain its approximate 42% equity position in the enlarged RAI, following RAI’s purchase of Lorillard.

In 2016, the BAT Group acquired Ten Motives, a UK based e-cigarette business with particular strength in traditional grocery and convenience channels.

In 2017, the BAT Group completed the acquisition of the remaining 57.8% of RAI the BAT Group did not already own. Following completion of the acquisition, RAI became an indirect, wholly owned subsidiary of BAT and is no longer a publicly held corporation.

During 2017, the BAT Group acquired certain tobacco assets from Bulgartabac Holding AD in Bulgaria and Fabrika Duhana Sarajevo d.d. in Bosnia-Herzegovina. The BAT Group also acquired Winnington

Holdings AB in Sweden and certain assets from Must Have Limited in the UK, including the electronic cigarette brand ViP. The financial impact of these transactions to the BAT Group were immaterial individually and in aggregate.

On December 21, 2017, the BAT Group signed an agreement to acquire 100% of the share capital of Twisp Propriety Limited, a South African e-cigarette / nicotine vapor company, for up to ZAR 635 million (£37.9 million). Following the July 2018 announcement by the South African Competition Commission of its recommendation to prohibit the proposed acquisition, the BAT Group has elected to appeal the decision to the Competition Tribunal of South Africa. If successful in its appeal, completion of the proposed acquisition is expected to occur in the third quarter of 2019.

BAT was incorporated in July 1997 under the laws of England and Wales as a public limited company and is domiciled in the United Kingdom.

BAT’s ordinary shares are listed on the London Stock Exchange under the trading symbol “BATS” and are classified as a premium listing. BAT ordinary shares also have a secondary listing on the Johannesburg Stock Exchange under the abbreviated name “BATS” and the trading symbol “BTI”.

BAT ordinary shares trade in the form of BAT ADSs in the United States, and the BAT ADSs are listed on the NYSE where they trade under the trading symbol “BTI”.

BAT’s principal and registered offices are located at Globe House, 4 Temple Place, London WC2R 2PG, United Kingdom, and its telephone number is +44 (0)20 7845 1000. BAT’s website address is www.bat.com. The web address of BAT has been included as an inactive textual reference only. BAT’s website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus.

Overview of our Business: British American Tobacco p.l.c.

BAT is the parent holding company of the BAT Group, a leading, multi-category consumer goods company that provides tobacco and nicotine products to millions of consumers around the world.

According to the BAT Group’s internal estimates, the BAT Group is a market leader in more than 55 countries by volume, producing the cigarette chosen by one in eight of the world’s one billion smokers. The BAT Group in 2017, excluding the BAT Group’s associated undertakings, was organized into five regions: Asia-Pacific, Americas, Eastern Europe Middle East and Africa (EEMEA) and Western Europe, and the U.S.—Reynolds American Inc. The BAT Group has a devolved structure, with each local company having responsibility for its operations.

Effective January 1, 2018, the BAT Group is organized into four regions, being the United States, Asia-Pacific and Middle East (APME), Europe and North Africa (ENA) and Americas and Sub-Saharan Africa (AmSSA).

The BAT Group’s range of combustible products covers all segments, from value-for-money to premium with a portfolio of international, regional and local tobacco brands to meet a broad array of adult tobacco consumer preferences wherever the BAT Group operates. The BAT Group is investing in building a portfolio of potentially less harmful tobacco and nicotine products alongside its traditional tobacco business—including vapor and tobacco heating products (THPs) in the Next Generation Products (NGP) category, and, in the oral tobacco and nicotine products category, products such as snus, tobacco-free nicotine pouches and moist snuff. Collectively, the BAT Group refers to these products as its potentially reduced-risk products.

The BAT Group manages a globally integrated supply chain and its products are distributed to retail outlets worldwide.

THE TRANSACTIONS

On July 25, 2017, the acquisition by the BAT Group of the shares of RAI common stock that it did not already own was completed. We refer to the RAI acquisition and the related transactions, including the issuance of the Unregistered 2.297% Notes, the Unregistered 2.764% Notes, the Unregistered 3.222% Notes, the Unregistered 3.557% Notes, the Unregistered 4.390% Notes, the Unregistered 4.540% Notes, the Unregistered 2020 Floating Rate Notes and the Unregistered 2022 Floating Rate Notes, collectively as the “Transactions.”

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for the six months ended June 30, 2018 was 5.6. Our consolidated ratio of earnings to fixed charges for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 were 5.9, 8.9, 9.2, 9.5 and 10.2, respectively, prepared on a consistent basis reflecting the retrospective adoption of IFRS 15 (Revenue from Contracts with Customers).

COMPANY INFORMATION

The Issuer

B.A.T Capital Corporation

BATCAP was incorporated under the laws of the State of Delaware, United States of America on April 6, 1981, under file no. 911777. BATCAP is domiciled in the State of Delaware. BATCAP’s principal function is to operate as a financing company for the BAT Group. BATCAP does not have any subsidiary entities. The principal offices of BATCAP are located at 103 Foulk Road, Suite 120, Wilmington, Delaware 19803, United States of America and its phone number is +1 302 691 6323.

The Guarantors

British American Tobacco p.l.c.

The Parent Guarantor was incorporated as a public limited liability company under the laws of England and Wales on July 23, 1997, with registration no. 03407696 and is registered as an external company in the Republic of South Africa, with registration no. 2008/023963/10. The Parent Guarantor is the BAT Group’s parent holding company and its principal and registered offices are located at Globe House, 4 Temple Place, London WC2R 2PG, United Kingdom and its phone number is +44 (0)20 7845 1000. BAT maintains a website at http://www.bat.com.

B.A.T. International Finance p.l.c.

BATIF was incorporated as a private limited company under the laws of England and Wales on July 10, 1972, with registration no. 1060930 and was re-registered as a public limited company on September 8, 1981. BATIF’s principal function is to operate as a financing company for the BAT Group. BATIF’s principal and registered offices are located at Globe House, 4 Temple Place, London WC2R 2PG, United Kingdom and its phone number is +44 (0)20 7845 1000.

British American Tobacco Holdings (The Netherlands) B.V.

BATHTN was incorporated as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands on February 24, 1992. BATHTN is an investment holding company and has its statutory seat (statutaire zetel) in Amstelveen, the Netherlands and is registered with the Trade Register (Handelsregister) of the Chamber of Commerce under no. 33236251. The registered offices of BATHTN are located at Handelsweg 53A, 1181 ZA Amstelveen, The Netherlands and its phone number is +31 (0)20 540 6911.

B.A.T. Netherlands Finance B.V.

BATNF was incorporated as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands on April 23, 2014. BATNF’s principal function is to operate as a financing company for the BAT Group. It has its statutory seat (statutaire zetel) in Amstelveen, The Netherlands and is registered with the Trade Register (Handelsregister) of the Chamber of Commerce under no. 60533536. The registered offices of BATNF are located at Handelsweg 53A, 1181 ZA Amstelveen, The Netherlands and its phone number is +31 (0)20 540 6911.

Reynolds American Inc.

RAI was incorporated in the State of North Carolina on January 2, 2004. RAI’s principal offices are located at 401 North Main Street, Winston-Salem, North Carolina 27101, United States and its telephone number is +1 336 741 2000.

RAI is a holding company whose wholly owned operating subsidiaries include: (i) RJR Tobacco Company, whose brand portfolio includes the premium brands Newport and Camel and the traditional value brand Pall Mall; (ii) SFNTC, the manufacturer and marketer of the premium cigarette brand Natural American Spirit in the United States; (iii) American Snuff Co., the second largest smokeless tobacco products manufacturer in the United States; (iv) R. J. Reynolds Vapor Company, referred to as RJR Vapor, a marketer of digital vapor cigarettes in the United States; and (v) Niconovum USA, Inc. and Niconovum AB, which are marketers of nicotine replacement therapy products in the United States and Sweden, respectively.

THE EXCHANGE OFFER

Background

On August 15, 2017, the Issuer issued $17.25 billion aggregate principal amount of senior notes, consisting of $2.25 billion aggregate principal amount of Unregistered 2.297% Notes, $2.25 billion aggregate principal amount of Unregistered 2.764% Notes, $2.50 billion aggregate principal amount of Unregistered 3.222% Notes, $3.50 billion aggregate principal amount of Unregistered 3.557% Notes, $2.50 billion aggregate principal amount of Unregistered 4.390% Notes, $2.50 billion aggregate principal amount of Unregistered 4.540% Notes, $1.00 billion aggregate principal amount of Unregistered 2020 Floating Rate Notes and $750 million aggregate principal amount of Unregistered 2022 Floating Rate Notes, in a private offering. We are required to conduct the Exchange Offer pursuant to a registration rights agreement dated August 15, 2017, with respect to the Unregistered Notes (the “Registration Rights Agreement”), for the purpose of allowing holders to exchange their Unregistered Notes for Exchange Notes that have been registered under the Securities Act.

Notes Offered for Exchange

The Issuer is offering on a one-for-one basis and in satisfaction of its obligations under the Registration Rights Agreement:

(i)   up to $2,250,000,000 in aggregate principal amount of its 2.297% Exchange Notes registered under the Securities Act in exchange for an equal aggregate principal amount of its Unregistered 2.297% Notes;

(ii)   up to $2,250,000,000 in aggregate principal amount of its 2.764% Exchange Notes registered under the Securities Act in exchange for an equal aggregate principal amount of its Unregistered 2.764% Notes;

(iii)  up to $2,500,000,000 in aggregate principal amount of its 3.222% Exchange Notes registered under the Securities Act in exchange for an equal aggregate principal amount of its Unregistered 3.222% Notes;

(iv)  up to $3,500,000,000 in aggregate principal amount of its 3.557% Exchange Notes registered under the Securities Act in exchange for an equal aggregate principal amount of its Unregistered 3.557% Notes;

(v)   up to $2,500,000,000 in aggregate principal amount of its 4.390% Exchange Notes registered under the Securities Act in exchange for an equal aggregate principal amount of its Unregistered 4.390% Notes;

(vi)  up to $2,500,000,000 in aggregate principal amount of its 4.540% Exchange Notes registered under the Securities Act in exchange for an equal aggregate principal amount of its Unregistered 4.540% Notes;

(vii)   up to $1,000,000,000 in aggregate principal amount of its 2020 Floating Rate Exchange Notes registered under the Securities Act in exchange for an equal aggregate principal amount of its Unregistered 2020 Floating Rate Notes; and

(viii)  up to $750,000,000 in aggregate principal amount of its 2022 Floating Rate Exchange Notes registered under the

Securities Act in exchange for an equal aggregate principal amount of its Unregistered 2022 Floating Rate Notes.

The Exchange Notes have substantially the same terms as the Unregistered Notes you hold, except that the Exchange Notes have been registered under the Securities Act, and therefore will be freely tradable and will not benefit from the Registration Rights Agreement pursuant to which the Issuer is conducting this Exchange Offer, including the provisions in the Registration Rights Agreement related to an increase in the interest rate related to defaults in our obligation to carry out this Exchange Offer.

The Exchange Offer	The Issuer is offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of your Unregistered Notes; provided that each Exchange Note will be in a minimum denomination of $2,000 and an integral multiple of $1,000 above that amount. In order to be exchanged, your Unregistered Notes must be properly tendered and accepted. All Unregistered Notes that are validly tendered and not withdrawn will be exchanged.

Required Representations

By tendering your Unregistered Notes, you represent to us that:

(i)  you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of BATCAP or any Guarantor;

(ii)   you are not engaged in and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the Exchange Securities (as defined in the Registration Rights Agreement) to be issued in the Exchange Offer;

(iii)  you are acquiring the Exchange Securities in your ordinary course of business;

(iv)  you will otherwise cooperate in our preparations for the Exchange Offer; and

(v)   you are not acting on behalf of any person who could not truthfully and completely make the representations contained in the foregoing subclauses (i) through (iv).

See “The Exchange Offer—Representations We Need From You Before You May Participate in the Exchange Offer” and “Plan of Distribution”.

Those Excluded From the Exchange Offer	You may not participate in the Exchange Offer if you are a holder of Unregistered Notes in any jurisdiction in which the Exchange Offer is not, or your acceptance will not be, legal under the applicable securities or blue sky laws of that jurisdiction. See “The Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions”.

Consequences of Failure to Exchange Your Unregistered Notes	After the Exchange Offer is complete, you will no longer be entitled to exchange your Unregistered Notes for Exchange Notes. If you do not exchange your Unregistered Notes for Exchange Notes in the Exchange Offer, your Unregistered Notes will continue to have the restrictions on transfer contained in the Unregistered Notes and in the Indenture, dated as of August 15, 2017, among the Issuer, the Parent Guarantor, the other guarantors party thereto and Wilmington Trust, National Association (“Wilmington Trust”), as trustee, and Citibank, N.A., London Branch as paying agent, registrar, transfer agent and calculation agent (as supplemented by the supplemental indenture no. 1, dated as of September 28, 2018, and as further amended or supplemented from time to time, the “Indenture”). Citibank, N.A., New York Branch replaced Citibank, N.A., London Branch as paying agent, registrar, transfer agent and calculation agent on October 16, 2018. In general, your Unregistered Notes may not be offered or sold unless registered under the Securities Act or unless there is an exemption from, or unless the transaction is not governed by, the Securities Act and applicable state securities laws. These transfer restrictions and the availability of Exchange Notes could adversely affect the trading market for your Unregistered Notes. We have no current plans to register your Unregistered Notes under the Securities Act.

Expiration Date	The Exchange Offer expires at 5:00 p.m., New York City time, on November 20, 2018, unless the Issuer extends the offer (the “Expiration Date”). The Issuer does not currently intend to extend the Expiration Date.

Conditions to the Exchange Offer	The Exchange Offer has customary conditions that may be waived by us. There is no minimum amount of Unregistered Notes that must be tendered to complete the Exchange Offer.

Procedures for Tendering Your Unregistered Notes

If you wish to tender your Unregistered Notes for exchange in the Exchange Offer, you or the custodial entity through which you hold your Unregistered Notes must send to Citibank, N.A., London Branch, the exchange agent, on or before the Expiration Date of the Exchange Offer:

•  a properly completed and executed letter of transmittal, which has been provided to you with this prospectus, together with your Unregistered Notes and any other documentation requested by the letter of transmittal; and

•  for holders who hold their positions through The Depository Trust Company (“DTC”):

o  an agent’s message from DTC stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the Exchange Offer;

o  your Unregistered Notes by timely confirmation of book-entry transfer through DTC; and

o  all other documents required by the letter of transmittal.

Holders who hold their positions through the Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”) must adhere to the procedures described in “The Exchange Offer—Procedures for Tendering Your Unregistered Notes.”

Special Procedures for Beneficial Owners	If you beneficially own Unregistered Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Unregistered Notes in the Exchange Offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

Withdrawal Rights	You may withdraw the tender of your Unregistered Notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

U.S. Tax Considerations	The exchange of Unregistered Notes for Exchange Notes will not constitute a taxable event for U.S. federal income tax purposes. Rather, the Exchange Notes you receive in the Exchange Offer will be treated as a continuation of your investment in the Unregistered Notes. For additional information regarding U.S. federal income tax considerations, you should read the discussion under “Material Tax Considerations—Material U.S. Federal Income Tax Considerations”.

Use of Proceeds	The Issuer will not receive any proceeds from the issuance of the Exchange Notes in the Exchange Offer.

Resales of the Exchange Notes

Based on interpretations by the SEC staff, as set forth in no-action letters issued to third parties unrelated to us, the Issuer believes that the Exchange Notes issued in the Exchange Offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•  you are not a broker-dealer that acquired the Unregistered Notes from us or in market-making transactions or other trading activities;

•  any Exchange Notes you receive in the Exchange Offer will be acquired by you in the ordinary course of your business; and

•  you have no arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the Exchange Notes.

If you are an affiliate of the Issuer, or are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the Exchange Notes:

•  you cannot rely on the applicable interpretations of the staff of the SEC; and

•  you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer that acquired Unregistered Notes as a result of market-making or other trading activities, you must comply with the prospectus delivery requirements of the Securities Act in connection with a resale of the Exchange Notes as described in this summary under “Broker-Dealers” below.

Broker-Dealers	Each broker-dealer that receives Exchange Notes for its own account in exchange for Unregistered Notes, where such Unregistered Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of such Exchange Notes, including information with respect to any selling holder required by the Securities Act in connection with the resale of the Exchange Notes, and must confirm that it has not entered into any arrangement or understanding with the Issuer or the Parent Guarantor or any of their affiliates to distribute the Exchange Notes. We have agreed to provide sufficient copies of the latest version of this prospectus to broker-dealers promptly upon request at any time for a period of 90 days (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus) commencing on the day that notice of the Exchange Offer is given to holders in order to facilitate such resales. See “Plan of Distribution”.

Paying Agent, Registrar, Transfer Agent and Calculation Agent	Citibank, N.A., New York Branch.

Exchange Agent

Citibank, N.A., London Branch is serving as the exchange agent. Its address, telephone number and email address are:

Citibank, N.A., London Branch

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Telephone: +44 (0)20 7508 3867

Email: Citiexchanges@citi.com

Please review the information under the heading “The Exchange Offer” for more detailed information concerning the Exchange Offer.

THE EXCHANGE NOTES

The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The following is not intended to be complete. You should carefully review the “Description of the Exchange Notes and the Guarantees” section of this prospectus, which contains a more detailed description of the terms and conditions of the Exchange Notes. In this subsection, “we”, “us” and “our” refer only to the Issuer.

Issuer	B.A.T Capital Corporation.

Guarantors	The Exchange Notes will be guaranteed by British American Tobacco p.l.c., British American Tobacco Holdings (The Netherlands) B.V., B.A.T. Netherlands Finance B.V., B.A.T. International Finance p.l.c., and, unless released in accordance with the provisions of the Indenture, Reynolds American Inc. and potential future Subsidiary Guarantors (other than BATIF and the Dutch Guarantors). See “Description of the Exchange Notes and the Guarantees—Guarantees—Release”.

Exchange Notes	Up to $17,250,000,000 aggregate principal amount of Exchange Notes, consisting of:

up to $2,250,000,000 aggregate principal amount of 2.297% Exchange Notes;

up to $2,250,000,000 aggregate principal amount of 2.764% Exchange Notes;

up to $2,500,000,000 aggregate principal amount of 3.222% Exchange Notes;

up to $3,500,000,000 aggregate principal amount of 3.557% Exchange Notes;

up to $2,500,000,000 aggregate principal amount of 4.390% Exchange Notes;

up to $2,500,000,000 aggregate principal amount of 4.540% Exchange Notes (collectively, the “Fixed Rate Exchange Notes”); and

up to $1,000,000,000 aggregate principal amount of 2020 Floating Rate Exchange Notes; and

up to $750,000,000 aggregate principal amount of 2022 Floating Rate Exchange Notes (collectively, the “Floating Rate Exchange Notes”).

In this prospectus, we refer to the Fixed Rate Exchange Notes and the Floating Rate Exchange Notes as the “Exchange Notes”.

In this prospectus, we refer to each of the Fixed Rate Exchange Notes and the Floating Rate Exchange Notes as a “series” of Exchange Notes.

The Guarantees	The obligations of the Issuer under the Exchange Notes will be fully and unconditionally guaranteed on a senior and unsecured basis by each of the Parent Guarantor, the Dutch Guarantors,

BATIF, and RAI. As described below, the guarantee of the Exchange Notes provided by Subsidiary Guarantors (including RAI) other than BATIF and the Dutch Guarantors will be automatically released under certain circumstances. See “Description of the Exchange Notes and the Guarantees—Guarantees”.

Subsidiary Guarantee Release	Any Guarantor of the Exchange Notes that is a subsidiary of the Parent Guarantor (a “Subsidiary Guarantor”) (including RAI), other than BATIF and the Dutch Guarantors, will automatically and unconditionally be released from all obligations under its Guarantee, and such Guarantee shall thereupon terminate and be discharged and of no further force or effect, in the event that (1) its guarantee of all then outstanding notes issued under the EMTN Programme (as defined in the “Description of the Exchange Notes and the Guarantees”) is released or (2) at substantially the same time its guarantee of the Exchange Notes is terminated, the Subsidiary Guarantor is released from all obligations in respect of indebtedness for borrowed money for which such Subsidiary Guarantor is an obligor (as a guarantor or borrower). For purposes of this paragraph, the amount of a Subsidiary Guarantor’s indebtedness for borrowed money shall not include (A) the Exchange Notes issued pursuant to the Indenture, (B) any other debt the terms of which permit the termination of such Subsidiary Guarantor’s guarantee of such debt under similar circumstances, as long as such Subsidiary Guarantor’s obligations in respect of such other debt are terminated at substantially the same time as its guarantee of the Exchange Notes, (C) any debt that is being refinanced at substantially the same time that the guarantee of the Exchange Notes is being released, provided that any obligations of the relevant Subsidiary Guarantor in respect of the debt that is incurred in the refinancing shall be included in the calculation of the relevant Subsidiary Guarantor’s indebtedness for borrowed money and (D) for the avoidance of doubt, any debt in respect of which such Subsidiary Guarantor is an obligor (as a guarantor or borrower) (i) between or among the Parent Guarantor and any subsidiary or subsidiaries thereof or (ii) between or among any subsidiaries of the Parent Guarantor. See “Description of the Exchange Notes and the Guarantees—Guarantees—Release”.

Maturity Dates	2.297% Exchange Notes: August 14, 2020.

2.764% Exchange Notes: August 15, 2022.

3.222% Exchange Notes: August 15, 2024.

3.557% Exchange Notes: August 15, 2027.

4.390% Exchange Notes: August 15, 2037.

4.540% Exchange Notes: August 15, 2047.

2020 Floating Rate Exchange Notes: August 14, 2020.

2022 Floating Rate Exchange Notes: August 15, 2022.

Interest	2.297% Exchange Notes: 2.297% per annum, payable semi-annually in arrear.

2.764% Exchange Notes: 2.764% per annum, payable semi-annually in arrear.

3.222% Exchange Notes: 3.222% per annum, payable semi-annually in arrear.

3.557% Exchange Notes: 3.557% per annum, payable semi-annually in arrear.

4.390% Exchange Notes: 4.390% per annum, payable semi-annually in arrear.

4.540% Exchange Notes: 4.540% per annum, payable semi-annually in arrear.

The 2020 Floating Rate Exchange Notes will bear interest equal to LIBOR plus 0.59%, as determined by the Calculation Agent, payable quarterly in arrear. The interest rate on the 2020 Floating Rate Exchange Notes for each subsequent interest period will be reset quarterly on each 2020 Floating Rate Exchange Notes interest payment date.

The 2022 Floating Rate Exchange Notes will bear interest equal to LIBOR plus 0.88%, as determined by the Calculation Agent, payable quarterly in arrear. The interest rate on the 2022 Floating Rate Exchange Notes for each subsequent interest period will be reset quarterly on each 2022 Floating Rate Exchange Notes interest payment date.

The Exchange Notes will bear interest from the most recent date on which interest on the Unregistered Notes has been paid.

Interest Payment Dates	February 14 and August 14 of each year, commencing on February 14, 2019 until the Maturity Date in respect of the 2.297% Exchange Notes.

February 15 and August 15 of each year, commencing on February 15, 2019 until the relevant Maturity Date in respect of the 2.764% Exchange Notes, 3.222% Exchange Notes, 3.557% Exchange Notes, 4.390% Exchange Notes and 4.540% Exchange Notes.

February 14, May 14, August 14 and November 14 of each year, commencing on February 14, 2019 until the Maturity Date in respect of the 2020 Floating Rate Exchange Notes.

February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2019 until the Maturity Date in respect of the 2022 Floating Rate Exchange Notes.

Status of the Exchange Notes and the Guarantees

The Exchange Notes and the Guarantees will be direct, unsecured and unsubordinated obligations of the Issuer and each of the Guarantors, respectively, ranking pari passu among themselves and with all other direct, unsecured and unsubordinated obligations (except those obligations preferred by statute or operation of law) of the Issuer and each of the

Guarantors, respectively, from time to time outstanding. The Exchange Notes and the Guarantees will be structurally subordinated to any debt or other obligations of any subsidiary of BAT that does not guarantee the Exchange Notes, with respect to the earnings and assets of that subsidiary. See “Description of the Exchange Notes and the Guarantees—Status of the Notes and Guarantees”.

Use of Proceeds	The Issuer will not receive any proceeds from the issuance of the Exchange Notes pursuant to the Exchange Offer.

Covenants	Each of the Issuer and the Guarantors has agreed to observe certain covenants with respect to the Exchange Notes and the Guarantees. See “Description of the Exchange Notes and the Guarantees—Covenants of the Issuer and the Guarantors”.

Events of Default	For a discussion of certain events that will permit the acceleration of the Exchange Notes, including acceleration of certain other indebtedness of the Issuer and the Guarantors, see “Description of the Exchange Notes and the Guarantees—Events of Default”.

Optional Redemption	(i) At all times in respect of the 2.297% Exchange Notes or (ii) before the applicable Par Call Date (as defined in “Description of the Exchange Notes and the Guarantees—Redemption—Optional Redemption”) for all other series of Fixed Rate Exchange Notes, the Issuer may redeem the relevant series of Fixed Rate Exchange Notes in whole or in part, at its option, at any time and from time to time at a redemption price equal to the greater of (x) 100% of the principal amount of the relevant series of Fixed Rate Exchange Notes to be redeemed and (y) the sum of the present values of the applicable Remaining Scheduled Payments (as defined in “Description of the Exchange Notes and the Guarantees—Redemption—Optional Redemption”) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed) at the Treasury Rate (as defined in “Description of the Exchange Notes and the Guarantees—Redemption—Optional Redemption”),

plus:

in the case of the 2.297% Exchange Notes, 15 basis points

in the case of the 2.764% Exchange Notes, 15 basis points

in the case of the 3.222% Exchange Notes, 20 basis points

in the case of the 3.557% Exchange Notes, 20 basis points

in the case of the 4.390% Exchange Notes, 25 basis points

in the case of the 4.540% Exchange Notes, 30 basis points

together with, in each case:

accrued interest on the principal amount of the relevant series of Fixed Rate Exchange Notes to be redeemed to the date of redemption. See “Description of the Exchange Notes and the Guarantees—Redemption—Optional Redemption”.

For the 2.764% Exchange Notes, the 3.222% Exchange Notes, the 3.557% Exchange Notes, the 4.390% Exchange Notes, the 4.540% Exchange Notes and the 2022 Floating Rate Exchange Notes, on or after the applicable Par Call Date (as defined in “Description of the Exchange Notes and the Guarantees—Redemption—Optional Redemption”), if any, the Issuer may redeem the relevant series of Exchange Notes, in whole or in part, at its option, at a redemption price equal to 100% of the principal amount of the Exchange Notes of such series to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date. See “Description of the Exchange Notes and the Guarantees—Redemption—Optional Redemption”.

The 2.297% Exchange Notes and the 2020 Floating Rate Exchange Notes will not be subject to such optional redemption summarized in the previous paragraph by the Issuer.

Redemption for Tax Reasons	The Issuer may redeem in whole but not in part, at its option, the relevant series of Exchange Notes at a redemption price equal to 100% of the outstanding principal amount of such Exchange Notes, plus any accrued and unpaid interest to the date of redemption, if the Issuer or a Guarantor becomes obligated to pay Additional Amounts (as defined in “Description of the Exchange Notes and the Guarantees—Payment of Additional Amounts”) due to a Change in Tax Law (as defined in “Description of the Exchange Notes and the Guarantees—Redemption—Redemption for Tax Reasons”) with respect to such series of Exchange Notes or payments under the Guarantees in respect thereof. See “Description of the Exchange Notes and the Guarantees—Redemption—Redemption for Tax Reasons”.

Payment of Additional Amounts	Subject to certain exceptions and limitations, the Issuer or, if applicable, each Guarantor will pay to the holder of an Exchange Note such Additional Amounts on the Exchange Note as may be necessary to ensure that the net amounts received by such holder after all withholding or deductions, if any, will not be less than the amount of principal (and premium, if any) and interest which such holder would have received in respect of such Exchange Note (or payments under the Guarantees in respect thereof) in the absence of such withholding or deduction. See “Description of the Exchange Notes and the Guarantees—Additional Amounts”.

Denomination, Form and Registration of Notes	The Exchange Notes will be issued in fully registered form and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Exchange Notes will be issued initially as Global Notes (as defined below).

Further Issues	The aggregate principal amount of Exchange Notes issuable under the Indenture is unlimited. The Issuer may, from time to time, without notice to or the consent of the holders of the Exchange Notes in respect of any series of the Exchange Notes “reopen” such series of the Exchange Notes and create and issue additional notes having substantially the same terms and conditions as the Exchange Notes issued hereunder. See “Description of the Exchange Notes and the Guarantees—Further Issues”.

Trustee	Wilmington Trust, National Association.

Tax Considerations	For a discussion of the material tax considerations relating to the Exchange Notes, see “Material Tax Considerations”. You should consult your own tax advisor to determine the tax consequences of an investment in the Exchange Notes.

Governing Law	State of New York.

Listing	The BAT Group will seek to obtain admission of each series of Exchange Notes to the Official List of the UK Listing Authority and to trading on the Professional Securities Market of the London Stock Exchange.

Risk Factors	Investing in the Exchange Notes involves risks. Prior to investing in the Exchange Notes, prospective investors should consider, together with the other information set out in this prospectus, the factors and risks attaching to an investment in the Exchange Notes. See “Risk Factors”.

CUSIP	2.297% Exchange Notes

05526DAR6

2.764% Exchange Notes

05526DAV7

3.222% Exchange Notes

05526DAZ8

3.557% Exchange Notes

05526DBB0

4.390% Exchange Notes

05526DBD6

4.540% Exchange Notes

05526DBF1

2020 Floating Rate Exchange Notes

05526DAT2

2022 Floating Rate Exchange Notes

05526DAX3

ISIN	2.297% Exchange Notes

US05526DAR61

2.764% Exchange Notes

US05526DAV73

3.222% Exchange Notes

US05526DAZ87

3.557% Exchange Notes

US05526DBB01

4.390% Exchange Notes

US05526DBD66

4.540% Exchange Notes

US05526DBF15

2020 Floating Rate Exchange Notes

US05526DAT28

2022 Floating Rate Exchange Notes

US05526DAX30

RISK FACTORS

In addition to the other information included or incorporated by reference in this prospectus, including in the sections captioned “Principal Group risk factors” and “Additional risks for the Group” beginning on pages 48 and 226, respectively, of our Annual Report on Form 20-F for the year ended December 31, 2017 and the matters addressed under “Forward-Looking Statements” in this prospectus, you should carefully consider the following risks before making any investment decisions with respect to the Exchange Notes.

Risk Factors Relating to the BAT Group and the Tobacco Industry

Competition from illicit sources may have an adverse effect on the BAT Group’s overall sales volume, restricting the ability to increase selling prices and damaging brand equity.

Illicit trade and tobacco trafficking in the form of counterfeit products, smuggled genuine products and locally manufactured products on which applicable taxes are evaded, represent a significant and growing threat to the legitimate tobacco industry. For example, the World Health Organization estimates that one in every ten cigarettes and tobacco products consumed globally is illicit. Factors such as increasing levels of taxation, price increases, lack of law enforcement, weak border control, regulatory restrictions such as plain packaging or graphic health warnings, display bans, taste or ingredient restrictions and economic downturn are encouraging more adult tobacco consumers to switch to illegal cheaper tobacco products and providing greater rewards for counterfeiters and smugglers. Illicit trade can have an adverse effect on the BAT Group’s overall sales volume and profits, restrict the ability to increase selling prices and damage brand equity, which in turn could lead to a competitive disadvantage. Illicit trade can also potentially damage the BAT Group’s reputation, undermine the BAT Group’s investment in trade marketing and distribution, negatively impact the BAT Group’s brand image and may lead to commoditization of its products. This could have an adverse effect on the BAT Group’s business, results of operations and financial conditions.

The BAT Group’s business faces increasing tobacco control and regulation which significantly impairs its ability to communicate, differentiate, market or launch its products and which may have an impact on its overall sales volume and profit.

The advertising, sale and consumption of tobacco products have been, and continue to be, subject to increasingly stringent regulatory regimes. These restrictions have been introduced by both regulation and voluntary agreements and may impact the BAT Group’s ability to sell its existing products, maintain or build brand equity, communicate with adult tobacco consumers, apply strategic pricing decisions, launch future products and innovations, enter new markets, including through acquisitions, and compete within the legitimate tobacco industry; may impact adult tobacco consumers’ ability to differentiate products; may reduce adult tobacco consumer acceptability of new product specifications; and, in particular, may contribute to the growth of illicit tobacco products. This may have an adverse effect on the BAT Group’s business, results of operations and financial conditions.

Increased scope and severity of compliance regimes introduced by new regulation could lead to higher costs and greater complexity, and potential reputational damage, product recall, regulatory sanctions or fines in connection with inadvertent breach. Taking into account the significant number of regulations that may apply to the BAT Group’s businesses across the world, the BAT Group is and may in the future be subject to claims for breach of such regulations. Even when proven untrue, there are often financial costs and reputational impacts in defending against such claims, in particular, considering the speed and spread of any accusations through social media.

Most regulation or potential regulatory initiatives can typically be categorized as follows:

•	Place: including regulations restricting smoking in private, public and work places (e.g., public place smoking bans);

•

Product: including regulations on the use of ingredients, product design and attributes (e.g., ceilings regarding tar, nicotine and carbon monoxide yields, as well as restrictions on flavors); product safety regulations (e.g., General Product Safety Directive (2001/95/EC), electrical safety regulations and reduced cigarette ignition propensity standards) and regulatory product disclosure requirements (e.g., in relation to ingredients and emissions);

•

Packaging and labeling: including regulations on health warnings and other government mandated messages (e.g., in respect of content, positioning, size and rotation); restrictions on the use of certain descriptors and brand names; requirements on pack shape, size, weight and color and mandatory plain packaging;

•

Sponsorship, promotion and advertising: including partial or total bans on tobacco advertising, marketing, promotions and sponsorship and restrictions on brand sharing and stretching (the latter refers to the creation of an association between a tobacco product and a non-tobacco product by the use of tobacco branding on the non-tobacco product);

•

Purchase: including regulations on the manner in which tobacco products are sold, such as type of outlet (e.g., supermarkets and vending machines) and how they are sold (e.g., above the counter versus beneath the counter); and

•	Price: including regulations which have implications on the prices which manufacturers can charge for their tobacco products (e.g., excise and minimum prices).

The BAT Group believes that further tobacco-control regulation is inevitable over the medium term in most of the BAT Group’s markets, and is driven by tobacco control activities undertaken by national governments and non-governmental organizations, as well as guidelines and protocols derived from the World Health Organization’s Framework Convention on Tobacco Control (“FCTC”). The FCTC is an international public health treaty, ratified by 181 countries worldwide, that establishes a global program to promote the regulation of tobacco in an effort to reduce initiation and encourage cessation.

The FCTC has led to increased efforts by tobacco control advocates and public health organizations to reduce the supply of and demand for tobacco products, and to encourage governments to further regulate the tobacco industry. Many of the measures outlined in the FCTC have been or are being implemented by means of national legislation in many markets in which the BAT Group operates.

In recent years, some countries have moved beyond the recommendations of the FCTC. For example, the adoption of the Tobacco Plain Packaging Act 2011 in Australia has required the use of plain packaging in Australia since December 1, 2012. Also, the EU has adopted the revised Tobacco and Related Products Directive (Directive 2014/40/EU) (“TPD2”). Among other things, this directive bans the sale of tobacco products with a characterizing flavor. Menthol flavored cigarettes are exempt from the ban until May 2020. TPD2 also purports to leave open to EU member states the possibility of further standardizing the packaging of tobacco products and to apply its provisions in different ways. For example, it provides, among other things, that the labeling, packaging and the tobacco product itself shall not include any element or feature that suggests that a particular tobacco product has vitalizing, energetic, healing, rejuvenating, natural, organic properties or has other health or lifestyle benefits. On February 1, 2017, the French Government applied its laws transposing these provisions into French national law to prohibit the sale of all variants of Vogue cigarettes from February 2018, as well as the use of certain other tobacco brand and brand variant names. The law was subsequently annulled, but France may still seek to introduce it. It is also possible that other countries may adopt a similar approach. For example, in 2018, Belgium notified the EU of its intention to adopt a French-style prohibition on certain brands and brand variants, while Pakistan is considering adopting a prohibition on messages on cigarette packaging that directly or indirectly promote a cigarette brand or usage.

More recently, significant debate has been generated regarding the appropriate regulation of next generation products. This includes debate over the nicotine-containing liquids used in vapor products, and the classification of products and restrictions on advertising. While this nascent category has grown in size and complexity in a relatively short period of time, a consensus framework for regulation and taxation has yet to emerge. The TPD2, for example, establishes frameworks for the regulation of novel tobacco products and e-cigarettes, introducing nicotine limits, health warning requirements, advertising restrictions as well as pre-market notification and post-market disclosure obligations. Conversely, some governments have intentionally banned or are seeking to ban novel tobacco products and products containing nicotine, while others would need to amend their existing legislation to permit their sale. Even in countries where the sale of such products is permitted, some governments have adopted, or are seeking to adopt, bans on vaping in public places or to restrict permitted flavors.

Significant and/or unexpected increases or structural changes in tobacco-related taxes have been proposed or enacted and are likely to continue to be proposed or enacted in numerous jurisdictions. These changes may result in a decline in overall sales volume for the BAT Group’s products or may alter its sales mix.

Tobacco products are subject to high levels of taxation, including excise taxes, sales taxes, import duties and levies in most markets in which the BAT Group operates. In many of these markets, taxes are generally increasing but the rate of increase varies between markets and between different types of tobacco products. Increases in tobacco excise taxes may be caused by a number of factors, including fiscal pressures, health policy objectives and increased lobbying pressure from anti-tobacco advocates. Significant or unexpected increases in tobacco taxes, the introduction of laws establishing minimum retail selling prices, changes in relative tax rates for different tobacco products or adjustments to excise structures, have and may continue to result in an increase in illicit trade, a decline in overall sales volume for the BAT Group’s products or an alteration in the sales mix in favor of value-for-money brands and may have an adverse effect on the BAT Group’s business, results of operations and financial conditions. Increases in tobacco-related taxes, the introduction of new tobacco-related taxes or changes to excise structures can limit the BAT Group’s ability to increase the prices on tobacco products or could necessitate absorption of tax increases. Additionally, tax increases can also lead to portfolio erosion, reduction of legal industry sales volumes and growth in illicit trade.

The BAT Group faces significant tobacco-related and other litigation that may be lost or compromised, resulting in a material loss or other consequences, including substantially reduced profitability and severely impaired liquidity.

There are a number of legal and regulatory actions, proceedings and claims against the BAT Group related to tobacco products pending in a number of jurisdictions, including the United States and Canada. These proceedings comprise claims for personal injury (both individual claims and class actions), economic loss arising from the treatment of smoking and health-related diseases (such as medical recoupment claims brought by local governments), negligence, strict liability in tort, design defect, failure to warn, fraud, misrepresentation, deceptive and unfair trade practices, conspiracy, medical monitoring, and violations of antitrust and racketeering laws. There are also ongoing proceedings that are not directly related to tobacco products, including environmental pollution claims. These various proceedings could give rise to material liability.

Tobacco-related litigation

Tobacco-related litigation falls into three broad categories: medical reimbursement cases; class actions and individual cases.

Tobacco-related litigation outside the United States

As at June 30, 2018, active product liability claims against the BAT Group companies existed in 15 markets outside the United States. The only markets with five or more claims were Argentina, Brazil, Canada, Chile, Nigeria and Italy.

In Canada, following the implementation of legislation enabling provincial governments to recover healthcare costs directly from tobacco manufacturers, ten actions for recovery of healthcare costs arising from the treatment of smoking and health-related diseases have been brought and are proceeding in ten provinces. Damages sought have not yet been quantified by all ten provinces; however, in respect of five provinces, the damages quantified in each of the provinces range between CAD$10-330 billion. Legislation in two of the three territories has received the Royal Assent but is not yet in force.

In respect of the two class actions against the Group’s subsidiary Imperial Tobacco Canada (“ITCAN”) in Quebec, in 2015 the Quebec Court of Appeal upheld the Order for Security, of which ITCAN’s share is CAD $758 million, which has been paid in full to the Court escrow account as required by the judgment. ITCAN continues to retain strong legal grounds to appeal the original judgment. No charge against profit has been made with regards to the deposit, as ITCAN continues to assess that the deposits are fully recoverable upon a successful appeal of the original judgment.

As at June 30, 2018, medical reimbursement actions had been brought in Angola, Argentina, Brazil, Canada, Nigeria and South Korea and class actions had been brought in Brazil, Venezuela and Canada, with 11 class actions in Canada spread over seven provinces.

Tobacco-related litigation in the United States

In the United States, the total number of tobacco product liability cases pending as at June 30, 2018 involving RJR Tobacco Company, Lorillard Tobacco and/or B&W was approximately 4,053. Since many of these pending cases seek unspecified damages, it is not possible to quantify the total amounts being claimed, but the aggregate amounts involved in such litigation are significant, possibly totaling billions of U.S. dollars.

The tobacco-related legal actions range from individual lawsuits to class-actions and other aggregate claim lawsuits. For example, in Engle v. R. J. Reynolds Tobacco Co., involving RJR Tobacco Company and B&W, the Florida Supreme Court issued a ruling that, while determining that the case could not proceed further as a class action, permitted members of the Engle class to file individual claims, including claims for punitive damages, through January 11, 2008. The decision preserved several of the Engle jury findings for use in adjudicating these subsequent individual actions, which are now known as Engle progeny cases.

As of June 30, 2018, RJR Tobacco Company had been served in 2,427 pending Engle progeny cases filed on behalf of approximately 3,072 individual plaintiffs. Many of these are in active discovery or nearing trial.

The Engle progeny cases have resulted in increased litigation and trial activity, including an increased number of adverse verdicts, and increased expenses. Since the beginning of 2016 through June 30, 2018, RJR Tobacco Company or Lorillard Tobacco has paid judgments in 41 Engle progeny cases and have cumulatively paid $323.2 million in compensatory or punitive damages and $109.1 million for attorneys’ fees and statutory interest, for a total of $432.3 million in these cases. In addition, since the beginning of 2016 through June 30, 2018 outstanding jury verdicts in favor of the Engle progeny plaintiffs had been entered against RJR Tobacco Company or Lorillard Tobacco for $137.2 million in compensatory damages (as adjusted) and $176.3 million in punitive damages, a total of $313.5 million. A significant majority of these verdicts are in various stages in the appellate process and have been bonded as required by Florida law under the $200 million bond cap passed by the Florida legislature in 2009. Although RJR Tobacco Company cannot currently predict when or how much it may be required to bond and pay, RJR Tobacco Company will likely be required to bond and pay additional judgments as the litigation proceeds.

Class-action suits have been filed in a number of states against individual cigarette manufacturers, including B&W and RJR Tobacco Company, alleging that the use of the terms “lights” and “ultra-lights” constitutes unfair and deceptive trade practices. In addition, several class actions have been filed against Santa Fe Natural Tobacco Company, Inc. (“SFNTC”) and RAI asserting that use of the terms “natural”, “additive-free” and “organic” in the product labeling and advertising for SFNTC’s Natural American Spirit cigarette brand violates state deceptive and unfair trade practice, statutes.

Furthermore, the BAT Group is subject to substantial payment obligations under the Master Settlement Agreement dated November 23, 1998 between 46 U.S. states, the District of Columbia and five U.S. territories and various tobacco manufacturers, including RJR Tobacco Company, B&W and Lorillard Tobacco, resolving various state healthcare cost recovery claims and the state settlement agreements with the states of Mississippi, Florida, Texas and Minnesota (the “MSA” and such settlement agreements, collectively “State Settlement Agreements”). RAI’s operating subsidiaries’ expenses and payments under the State Settlement Agreements for 2017 amounted to $2,856 million in respect of settlement expenses and $4,612 million in respect of settlement cash payments. RAI’s operating subsidiaries’ projected expenses and payments under the State Settlement Agreements for 2018 and 2019, and thereafter, amount to greater than $2,800 million per year in respect of projected settlement expenses and, in respect of projected settlement cash payments, greater than $900 million in respect of 2018 and greater than $2,900 million per year in respect of 2019 and thereafter.

It is likely that legal actions, proceedings and claims arising out of the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of cigarettes and other tobacco products will continue to be filed against the BAT Group and other tobacco companies for the foreseeable future.

Judgments in favor of plaintiffs in highly publicized cases against members of the BAT Group and other tobacco companies regarding the health effects of smoking may stimulate further claims. A material increase in the number of pending claims could significantly increase defense costs. In addition, adverse outcomes in pending cases could have adverse effects on the ability of the BAT Group to prevail in other smoking and health litigation.

Non-tobacco-related litigation

There are also a number of non-tobacco-related legal and regulatory proceedings against the BAT Group. For example, one of the BAT Group’s subsidiaries has certain liabilities in respect of indemnities given on the purchase and disposal of former businesses in the United States, which has resulted in the BAT Group subsidiary entering into an arrangement with certain parties to fund a portion of the ongoing costs of the clean-up of environmental contamination in the Fox River. The sums the BAT Group subsidiary has agreed to pay under the funding agreement are subject to ongoing adjustment, as clean-up costs can only be estimated in advance of the work being carried out and as certain sums payable are the subject of ongoing U.S. litigation. In 2017, the BAT Group subsidiary paid £18 million in respect of clean-up costs and is potentially liable for further significant future clean-up costs. Such BAT Group subsidiary may also be liable under the indemnities in respect of claims in relation to the environmental clean-up of the Kalamazoo River. The amount of the clean-up costs for the Kalamazoo River is presently unclear, but could run into hundreds of millions of dollars. Non-tobacco-related litigation, including for natural resource damages which costs cannot be estimated at this time, could impose substantial monetary obligations on the BAT Group and could have an adverse effect on the results of operations, cash flows and financial position of the BAT Group.

General litigation conclusion

The BAT Group’s consolidated results of operations, cash flows and financial position could be materially affected in a particular fiscal year by an unfavorable outcome of certain pending or future litigation, including through exposure to substantial liabilities as a result of such outcomes. This, in turn, could materially increase costs, including costs associated with bringing proceedings and defending such claims, which includes exposure to adverse costs orders. Any negative publicity resulting from these claims may adversely affect the BAT Group’s reputation.

The BAT Group is exposed to economic, regulatory and political factors inherent in its global operations and any geopolitical tensions, social unrest, terrorism and organized crime have the potential to disrupt the BAT Group’s business in multiple markets.

The BAT Group operates in over 200 markets. The BAT Group’s results of operations and financial condition are influenced by the economic, regulatory and political situations in the markets and regions in which it has operations, which are often unpredictable and outside of its control. In particular, a substantial majority of the BAT Group’s profit from operations is based on its operations in 15 markets, including the U.S. The BAT Group’s reported profits may be adversely affected by a significant downturn in one or more of these larger markets.

Economic, regulatory and political factors affecting the BAT Group include the prevailing economic climate, governmental austerity measures, levels of employment, inflation, governmental action to increase minimum wages, employment costs, interest rates, raw material costs and consumer confidence. Any change to such factors in any of the markets in which the BAT Group operates could affect consumer behavior and have an impact on its revenue, margins and cash flow.

Additionally, some markets in which the BAT Group operates face the threat of increasing civil unrest and can be subject to frequent changes in regime. In others, terrorism, conflict, the threat of war or criminal activity, or economic policy changes, such as state nationalization of assets and withdrawal from international or bilateral trade agreements, may have a significant impact on the business environment and could lead to potential loss of life, loss of assets and disruption to normal business processes. National and international sanction regimes may also affect jurisdictions where the BAT Group operates or third parties with whom it may have commercial relationships and could lead to supply and payment chain disruptions. In addition, some markets maintain trade barriers or adopt policies that favor domestic producers, preventing or restricting the BAT Group’s sales.

Certain of these risks may disrupt the BAT Group’s supply chain, manufacturing capabilities or distribution capabilities, resulting in the loss of personnel, property or equipment that are critical to its business in certain markets and difficulty in staffing and managing its operations, which could in turn reduce the BAT Group’s volumes, revenues and net earnings. The BAT Group may also face increased costs due to the need for more complex supply chain arrangements and to build new facilities or to maintain inefficient facilities as a result of these risks.

The acquisition of RAI resulted in the BAT Group becoming subject to U.S. regulations which are different from the regulations to which the BAT Group was subject before such acquisition. Current and future U.S. regulations could have an adverse effect on the results of operations, cash flows and financial position of the BAT Group.

Following the acquisition of RAI, the BAT Group’s exposure to the impact of a wide variety of U.S. federal, state and local laws has increased. Any such existing or future additional regulations will pose an increased compliance burden for the BAT Group and, particularly where supplemented by new regulations, this could lead to higher costs and greater complexity, and potential reputational damage, product recall, regulatory sanctions or fines in connection with inadvertent breach. The enactment of unduly onerous and restrictive regulation could have a material adverse effect on the results of operations, cash flows and financial position of the BAT Group.

These regulations include limitations on the advertising, sale and/or use of tobacco products in the United States, which have proliferated in recent years. For example, some local laws prohibit the sale of certain tobacco products, prohibit certain types of marketing practices, such as consumer coupons, or prohibit the consumption of cigarettes and other tobacco products in restaurants and other public places. Private businesses also have adopted policies that prohibit or restrict, or are intended to discourage, smoking and tobacco use. Among other things, these laws, regulations and policies could result in a decline in the overall sales volume of tobacco products in the United States, which could have an adverse effect on the results of operations, cash flows and financial position of the BAT Group.

The BAT Group is now subject to, among others, the following U.S. laws and regulations:

U.S. securities, corporate governance and compliance laws and regulations

As a result of the registration of the BAT ordinary shares with the SEC in connection with the acquisition of RAI and the listing of its ADSs on the NYSE, BAT is subject to U.S. securities laws and other U.S. laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, which applies to the BAT Group’s worldwide activities and the Sarbanes-Oxley Act of 2002 as a foreign private issuer (as defined in Rule 3b-4(c) of the Exchange Act and Rule 405 of the Securities Act). These regulations are different from the regulations to which BAT was subject to prior to the acquisition of RAI, and therefore pose an increased compliance burden on BAT. While BAT continuously seeks to improve its systems of internal controls and to remedy any weaknesses identified, there can be no assurance that the policies and procedures will be followed at all times or effectively detect and prevent violations of applicable laws. Failure to comply with the requirements could lead to loss of U.S. exchange listing, fines, criminal liability and reputational damage.

FDA regulations

The U.S. Food and Drug Administration (“FDA”) has broad authority over the manufacture, sale, marketing and packaging of tobacco products. Regulations issued by the FDA could, among other impacts, result in a decrease in cigarette and smokeless tobacco product sales in the United States, including sales of the BAT Group’s brands, have resulted in increased costs for the historical RAI Group and may increase the costs of operations of the BAT Group.

For example, the ability of the BAT Group to introduce new tobacco products in the United States could be adversely affected by FDA rules and regulations. Under the Family Smoking Prevention and Tobacco Control Act of 2009, as amended (the “FDA Tobacco Act”), for a manufacturer to launch a new tobacco product or modify an existing tobacco product after March 22, 2011, the manufacturer must obtain an order from the FDA’s Center for Tobacco Products (the “CTP”), allowing the new or modified product to be marketed. In order to obtain such an order, a manufacturer must file an application in accordance with one of three following pathways: a pre-market tobacco application, a substantial equivalence application, or a substantial equivalence exemption application.

Similarly, a manufacturer that introduced a product between February 15, 2007 and March 22, 2011, was required to file a substantial equivalence report with the CTP demonstrating either (1) that the new or modified product had the same characteristics as a product commercially available as at February 15, 2007, referred to as a predicate product, or (2) if the new or modified product had different characteristics than the predicate product, that it did not raise different questions of public health. A product subject to such report is referred to as a provisional product. A manufacturer may continue to market a provisional product unless and until the CTP issues an order that the provisional product is not substantially equivalent (“NSE”), in which case the FDA could then require the manufacturer to remove the provisional product from the market. On September 15, 2015, the CTP issued four NSE orders to RJR Tobacco Company, determining that four cigarette styles were not substantially equivalent to their respective predicate products, and ordering that RJR Tobacco Company immediately stop all distribution, importation, sale, marketing and promotion of these provisional products. RJR Tobacco Company has complied with these NSE orders. Although the sales of the provisional products subject to the foregoing NSE orders are not material to RJR Tobacco Company, with the exception of the 14 provisional products sold by the RAI Group operating subsidiary SFNTC recently cleared by the CTP as substantially equivalent, almost all of the RAI Group’s products currently on the market are provisional products. If the CTP were to issue NSE orders with respect to other provisional products of the RAI Group such orders, if not withdrawn or invalidated, would have an adverse impact on the sales of the products subject to the orders, and could have an adverse impact on the results of operations, cash flows and financial position of the BAT Group.

Further, the FDA may seek to require the reduction of nicotine levels under the FDA Tobacco Act and also may require the reduction or elimination of other constituents. For instance, the FDA has proposed a rule that, if adopted, would require the reduction, over a three-year period, of the levels of N-nitrosonornicotine (“NNN”) contained in smokeless tobacco products.

In addition, on July 28, 2017, the FDA announced its intention to issue an Advance Notice of Proposed Rulemaking (“ANPRM”) to seek input on the potential public health benefits and any possible adverse effects of lowering nicotine in combustible cigarettes to ‘non-addictive’ levels. Subsequently, on March 16, 2018, the FDA published its ANPRM entitled “Tobacco Product Standard for Nicotine Level of Combusted Cigarettes” and invited interested parties to submit comments on, among other issues: maximum nicotine limits; technical achievability; analytical testing methods; whether any maximum nicotine level should apply to combustible tobacco products in addition to cigarettes and whether such limits should be implemented through a single target or a stepped-down approach. The closing date for comments was July 16, 2018.

If the proposed rule on NNN reduction (either in its current form or in a form substantially similar to its current form) or other rules on nicotine reduction are adopted, compliance or the inability to comply could have an adverse effect on the results of operations, cash flows and financial position of the BAT Group.

FDA regulations in relation to next generation products

The FDA may also issue other regulations that, among other things, make it more difficult for the BAT Group to grow its e-cigarette business in the United States or that limit the level of nicotine in cigarettes made, sold or marketed in the United States. On May 10, 2016, the FDA issued a final regulation deeming e-cigarettes and certain other tobacco products to be subject to the FDA’s regulatory authority under the FDA Tobacco Act. In addition, “components” and “parts” (e.g., batteries), but not “accessories” (e.g., lighters, pipe pouches), of newly deemed products are themselves subject to the FDA Tobacco Act by virtue of the final rule. As a result, such newly ‘deemed’ tobacco products will be subject to many of the same requirements of the FDA Tobacco Act that currently apply to cigarettes and smokeless tobacco products. Under this regulation, any newly ‘deemed’ tobacco product, including e-cigarettes that were not on the market as at February 15, 2007, is considered a new tobacco product subject to premarket review by the FDA. Neither RJR Vapor VUSE e-cigarette, nor virtually any other e-cigarette, was on the market as at such date. As a result, e-cigarette manufacturers, including RJR Vapor and the BAT Group, are not able to utilize the substantial equivalence pathway for clearing these products, but instead have to file premarket tobacco product applications. A compliance policy set forth in the final rule permitted the continued marketing of ‘deemed’ tobacco products for a period of time following the effective date of the final rule, provided that a premarket tobacco product application would be filed for each product by August 8, 2018 (later extended to November 8, 2018).

However, on July 28, 2017, the FDA revised its compliance policy and further extended the deadline for filing these applications until August 8, 2021 for combustible products and until August 8, 2022 for non-combustible products. The FDA also re-confirmed that a manufacturer that files a premarket application for such a product before the relevant deadline may continue to market the product unless and until the FDA declines to issue a marketing order for said product. For products that were not in the market by August 8, 2016, manufacturers must file and await clearance of such premarket applications before placing such products into commerce.

For the FDA to clear a premarket tobacco product application (“PMTA”) covering an e-cigarette, as with combustible tobacco products, the applicant must show that the marketing of the e-cigarette would be appropriate for the protection of the public health. In draft guidance issued by the FDA, the agency has stated that to completely assess whether a PMTA shows that a product is appropriate for the protection of the public health, the “FDA will look at the product in the context of the current tobacco product market. The FDA can do this by understanding the spectrum of risk of currently available tobacco products and assessing the new product within that spectrum.” While the FDA has stated on several occasions an intention to issue foundational rules to make the application and product review process more efficient, predictable and transparent for manufacturers, there remains substantial uncertainty over how the FDA will interpret the foregoing principles in practice when determining whether to clear an e-cigarette PMTA. To date, few PMTAs have been filed, and the only PMTAs that the FDA has cleared relate to snus products of another manufacturer. If the BAT Group is unable to obtain FDA clearance, or obtains FDA clearance on a delayed basis, of premarket applications for VUSE and other e-cigarette products, there could be an adverse effect on the results of operations, cash flows, and financial position of the BAT Group.

On September 12, 2018, the FDA sent letters to the manufacturers of the leading brands of e-cigarettes sold in the US, including RAI. In the letter, the FDA stated that it was “reevaluating its current compliance policy” with respect to Vuse and similar products, including its previous decision to extend the premarket review compliance date for electronic nicotine delivery systems (“ENDS”) to August 2022, owing to concerns about the significant increase in youth uptake of such products in the US. The FDA has requested that the relevant manufacturers, including RAI, take “prompt action” and provide the FDA with a detailed proposal to address the issue within 60 days of receipt of the letter.

It is not known whether or how the FDA will amend its current compliance policy with respect to ENDS.

Pending MRTP applications

On December 18, 2017, the CTP accepted for review modified risk tobacco product (“MRTP”) applications for six Camel Snus smokeless tobacco products. Beginning in 2018, the CTP undertook a review of these applications that has included facility inspections and additional questions posed to the company.

On September 13 and 14, 2018, the FDA, as required by statute, convened a meeting of the Tobacco Product Scientific Advisory Committee (“TPSAC”) to provide recommendations to the agency regarding certain questions that it had regarding the Camel Snus MRTP applications. While not binding on the agency, the TPSAC unanimously agreed that completely switching to Camel Snus reduced one’s risk for lung cancer and respiratory diseases. The Committee was split as to the impact on oral cancer and heart disease. Finally, TPSAC commented on other non-specific claims in the proposed advertising and made recommendations to the agency as to what should be included in a post marketing surveillance program.

The FDA will not consider TPSAC recommendations as it finishes its review of the applications. Under previously issued guidance, the FDA has stated an intention to issue a decision on MRTP applications within one year of acceptance for filing.

Regulations banning or materially restricting the use of menthol in tobacco products

As a result of the acquisition of RAI, BAT, through its subsidiaries, acquired RJR Tobacco Company’s Newport brand, and other menthol brands, which represent a substantial portion of RAI’s total consolidated net sales. The FDA may adopt regulations banning or severely restricting the use of menthol in tobacco products or the sale of menthol cigarettes. As part of its announcement on July 28, 2017, the FDA confirmed that it would issue an ANPRM to seek public comment on the role that flavors (including menthol) in tobacco products and e-cigarettes play in attracting youth and may play in helping some smokers switch to potentially less harmful forms of nicotine delivery. On March 21, 2018, the FDA duly published its ANPRM entitled “Regulation of Flavors in Tobacco Products” and invited interested parties to submit comments on, among other issues: the role of flavors in initiation and patterns of tobacco product and e-cigarette use, particularly among youth and young adults; and the role that flavors in non-combustible tobacco products may play in helping people quit combustible product use, quitting all tobacco use or in dual use. The closing date for comments was July 19, 2018.

In addition to the potential regulation of menthol in cigarettes by the FDA, certain municipalities either have adopted, or are considering the adoption of, a ban on the sale of menthol cigarettes.

Advertising and marketing of tobacco products

The BAT Group is subject to significant limitations on the advertising and marketing of tobacco products in the United States. Additional such regulation could harm the value of the BAT Group’s existing brands and ability to launch new brands. In the United States, television and radio advertisements of cigarettes have been prohibited since 1971, and television and radio advertisements of smokeless tobacco products have been prohibited since 1986. Under the MSA, RJR Tobacco Company and SFNTC, as a subsequent participating manufacturer under the MSA, cannot use billboard advertising, cartoon characters, sponsorship of certain events, non-tobacco merchandise bearing their brand names and various other advertising and marketing techniques. The MSA also prohibits targeting of youth in advertising, promotion or marketing of tobacco products, including the smokeless tobacco products of RJR Tobacco Company. In addition, pursuant to the FDA Tobacco Act, the FDA has reissued regulations addressing advertising and marketing restrictions that were originally promulgated in 1996. Although these restrictions were intended to ensure that tobacco advertising was not aimed at young people, some of the restrictions also may limit the ability of the BAT Group to communicate with adult tobacco consumers in the United States.

Any additional regulations issued by the FDA or any additional U.S. federal, state or local laws could have a material adverse effect on the results of operations, cash flows and financial position of the BAT Group.

BAT, through its subsidiaries, has acquired RJR Tobacco Company’s Newport brand, the leading U.S. menthol cigarette brand, and any action by the FDA or any other governmental authority that could have the effect of banning or materially restricting the use of menthol in tobacco products could have a material adverse effect on sales of the Newport brand and the menthol styles of other brands of RAI’s operating subsidiaries, which could have an adverse effect on the results of operations, cash flows and financial position of the BAT Group.

As a result of the acquisition of RAI, BAT, through its subsidiaries, acquired RJR Tobacco Company’s Newport brand, the leading U.S. menthol cigarette brand, the sales of which, together with the other menthol brands of RAI’s operating subsidiaries, represent a substantial portion of RAI’s total net sales. In 2013, the FDA issued its preliminary scientific evaluation regarding menthol cigarettes, concluding that menthol cigarettes adversely affect initiation, addiction and cessation compared to non-menthol cigarettes. In 2013, the FDA also issued an ANPRM, seeking comments on various issues relating to the potential regulation of menthol cigarettes. More recently, on July 28, 2017, the FDA confirmed that it would issue an ANPRM to seek public comment on the role that flavors (including menthol) in tobacco products play in attracting youth and may play in helping some smokers switch to potentially less harmful forms of nicotine delivery. On March 21, 2018, the FDA duly published its ANPRM entitled “Regulation of Flavors in Tobacco Products” and invited interested parties to submit comments by July 19, 2018.

Although it is not possible to predict whether or when the FDA will take actions, if the FDA or any other governmental authority were to adopt regulations banning or severely restricting the use of menthol in tobacco products or the sale of menthol cigarettes, those regulations could have a material adverse effect on sales of the Newport brand and the menthol styles of other brands of RAI’s operating subsidiaries, which could have an adverse effect on the results of operations, cash flows and financial position of the BAT Group.

The BAT Group’s inability to obtain price increases may adversely affect its sales and growth.

Annual manufacturers’ price increases are among the key drivers in increasing market profitability. However, the BAT Group may not be able to obtain such price increases as a result of increased regulation, which may reduce its ability to build brand equity and enhance its value proposition to its adult tobacco consumers; stretched consumer affordability arising from deteriorating economic conditions and rising prices; sharp increases or changes in excise structures; and competitor pricing activities. As a result, the BAT Group may be unable to achieve its strategic growth metrics, have fewer funds to invest in growth opportunities, and be faced with quicker reductions in sales volumes than anticipated due to accelerated market decline. In addition, down-trading (switching to a cheaper brand) and illicit trade may increase. These in turn may impact the BAT Group’s business, results of operations and financial conditions.

The BAT Group’s business may be significantly impacted by constantly changing tax rates from around the world as well as unfavorable rulings and significant financial penalties in relation to tax disputes.

The BAT Group operates in over 200 markets and pays tax in accordance with the tax legislation of those markets. Tax laws and tax rates around the world frequently change on a prospective or retroactive basis and these changes may have a significant impact on the taxes the BAT Group must pay and may impact its net profits, which could be material.

Further, taking into account the frequent changes to tax regulations, it is possible that the BAT Group may be subject to claims for breach of such regulations, including for late or incorrect filings or for misinterpretation of rules. The BAT Group is party to tax disputes in a number of jurisdictions, including Brazil, South Africa, The Netherlands and Bangladesh. For example, in Brazil, the tax authority is seeking to reassess the profits of overseas subsidiaries to corporate income tax and social contribution tax. The reassessments are for the years 2004 until and including 2012 for a total amount of BRL1,436 million (£320 million) to cover tax, interest and penalties. In South Africa, debt financing is being challenged across the periods from 2006 to 2010 for a total amount of ZAR2.01 billion (£120 million) covering both tax and interest. In The Netherlands, the Dutch tax authority has issued assessments for the years 2003 through to 2014 in the sum of €978 million (£865 million) to cover tax, interest and penalties. The assessments relate to a number of intra-group transactions.

In Bangladesh, the tax authority issued a retrospective notice of imposition and realization of VAT and supplementary duty on low price category brands from the National Board of Revenue for approximately £160 million.

The BAT Group may face significant financial and potential legal penalties, including the payment of fines and interest in the event of an unfavorable ruling by a tax authority in a disputed area. The impact could affect the BAT Group’s profit and dividend and cause a disruption and loss of focus on the business due to the diversion of management time.

The BAT Group’s business is vulnerable to the effects of a tough trading environment, market size reduction, consumer down-trading and declining consumption of legitimate tobacco products.

The BAT Group competes primarily on the basis of product quality, brand recognition, brand loyalty, taste, innovation, packaging, service, marketing, advertising and price. The BAT Group is subject to highly competitive conditions in all aspects of its business. The competitive environment and the BAT Group’s competitive position can be significantly influenced by the prevailing economic climate, consumers’ disposable income, regulation, competitors’ introduction of lower-price products or innovative products, higher tobacco product taxes, higher absolute prices, governmental action to increase minimum wages, employment costs, interest rates and increase in raw material costs. Furthermore, the BAT Group is subject to substantial payment obligations under the State Settlement Agreements, which adversely affect the ability of the BAT Group to compete in the United States with manufacturers of deep-discount cigarettes that are not subject to such substantial obligations.

In tough competitive environments, where the price burden on adult tobacco consumers is high, the BAT Group’s ability to raise prices could be limited. In addition, the BAT Group may be vulnerable to market size reduction, customer down-trading (including to fine cut), illicit trade and competitors aggressively taking market share through price repositioning or price wars, which generally has the impact of reducing the overall profit pool of the market and therefore the BAT Group’s profits, as well as lead to a decline in the sales volumes of the BAT Group, erosion of its portfolio mix and reduction of funds available to it for investment in growth opportunities.

The BAT Group’s business is further impacted by the continued decline in consumption of tax-paid cigarettes in many of the BAT Group’s key markets. The BAT Group estimates there has been a 3.5% fall in the overall industry volume between 2016 and 2017. This decline is due to multiple factors, including the increase in excise taxes and changes in the regulatory environment leading to continued above-inflation price rises, the continuing difficult economic environment in many countries impacting consumers’ disposable incomes, and the increase in the trade of illicit tobacco products. Any future substantial decline in the demand for legitimate tobacco products could have an adverse effect on the BAT Group’s business, results of operations and financial conditions.

The BAT Group’s exposure to risks related to the U.S. cigarette market has increased, which could have an adverse effect on the results of operations, cash flows and financial position of the BAT Group.

Following the acquisition of RAI in July 2017, the BAT Group has an increased exposure to the U.S. cigarette market, and the commercial risks related thereto. The U.S. cigarette market is declining and is expected to continue to decline.

The U.S. cigarette consumption has declined for a variety of factors, including, for example, price increases, restrictions on advertising and promotions, smoking prevention campaigns, increases in regulation and excise taxes, health concerns, a decline in the social acceptability of smoking, increased pressure from anti-tobacco groups, and migration to smokeless products. Any such decline or the transition of adult tobacco consumers away from premium cigarette brands in the U.S. could have an adverse effect on the results of operations, cash flows and financial position of the BAT Group.

In addition, the BAT Group’s U.S. subsidiaries are dependent on premium cigarette brands, such as Newport. The premium segment accounted for approximately 26% of the BAT Group’s cigarette and THP volumes in 2017. As a result, the BAT Group is susceptible to consumer price sensitivities and adverse financial or economic conditions that could increase the number of consumers switching to a lower-priced brand.

As a result of increased exposure to the U.S. cigarette market, the BAT Group’s exposure to risks such as the inability to keep up with competitor actions, and the inability to raise prices to compensate for declines in sales volumes and increases in excise taxes will also increase.

The BAT Group is exposed to foreign exchange rate risk.

The BAT Group’s reporting currency is pound sterling. The BAT Group is exposed to changes in currency rates on the translation of the net assets of overseas subsidiaries into the BAT Group’s reporting currency. The BAT Group is also exposed to currency changes from the translation of profits earned in overseas subsidiaries; these exposures are not normally hedged. Exposures also arise from the foreign currency denominated trading transactions undertaken by subsidiaries and dividend flows. These exposures are continuously monitored and where not offset by opposing flows, are hedged according to internal policies. However, hedging of certain currencies might not be possible due to exchange controls, limited currency availability or prohibitive costs. Volatility and/or increased costs in the BAT Group’s business due to transactional foreign exchange rate exposures may adversely affect its financial performance. Significant fluctuations in foreign currency exchange rates could have an adverse impact on the BAT Group’s results of operations and financial conditions.

During periods of exchange rate volatility, the impact on the BAT Group’s results can be significant. Fluctuations in the foreign exchange rate of key currencies against pound sterling may result in volatility in the BAT Group’s reported earnings per share, cash flow and balance sheet. Furthermore, the dividend paid by the BAT Group may be impacted if the payout ratio is not adjusted. Differences in translation between earnings and net debt may also affect key ratios used by credit rating agencies.

The BAT Group may be required to incur significant costs to address breaches of or liabilities arising under, health and safety and environmental laws of the jurisdictions in which it operates.

If the BAT Group fails to maintain adequate safety standards or to comply with the health and safety laws and regulations to which it is subject, this could result in serious injury, ill health, disability or loss of life to employees, which could in turn lead to substantial fines, penalties and criminal or civil legal liability and the risk of prosecution from enforcement bodies. This could have a negative impact on the BAT Group’s reputation and also result in high staff turnover or difficulties in recruitment if the BAT Group is perceived to have a poor environmental, health and safety record. It could further adversely affect its operations and financial condition and the value of its assets.

From time to time, the BAT Group, or third party suppliers to the BAT Group, have accidents in the workplace which, on occasion, can result in the fatality of an employee, a contractor working on their behalf or a member of the public.

Failure to minimize the impact on the natural environment and the local communities in which the BAT Group conducts its business activities or failure to comply with environmental laws and regulations and operational standards to which the BAT Group is subject could result in an adverse impact on the natural environment where the BAT Group operates and could cause business disruption, reputational damage, consequential losses, the obligation to install or upgrade costly pollution control equipment, potentially significant remedial costs and damages, fines, or civil or criminal legal liability.

The BAT Group is exposed to funding and liquidity, interest rate and counterparty risks.

Funding and liquidity risks expose the BAT Group to shortages of cash and cash equivalents needed in its operations and for refinancing its existing debt. The BAT Group cannot be certain that it will have access to bank financing or to the debt and equity capital markets at all times. Some markets in which the BAT Group operates are subject to currency controls and other limitations on currency convertibility which can affect the ability to pay for imports as well as impede dividend remittances and similar payments, and access to cash balances. Inability to fund the business under the BAT Group’s current capital structure or failure to access funding and foreign exchange may have an adverse effect on the BAT Group’s funding and liquidity position, the BAT Group’s credit rating or its ability to finance strategic opportunities, which would in turn result in increased funding costs for the BAT Group or require the BAT Group to issue equity or seek new sources of capital. The BAT Group may also suffer reputational damage due to its perceived failure to manage the financial risk profile of the business, which may result in an erosion of shareholder value reflected in an underperforming share price.

The BAT Group is subject to restrictive covenants under some of its credit facilities. These covenants could affect the way in which the BAT Group conducts its business, and failure to comply with these covenants could lead to an acceleration of its debt, which may have an adverse impact on its business, results of operations and financial conditions.

In connection with the acquisition of RAI, the BAT Group incurred substantial levels of debt. As of June 30, 2018, BAT’s consolidated net debt was £45.7 billion, including £940 million in respect of the purchase price adjustment relating to the acquisition of RAI. This increased level of debt could have the effect, among other things, of reducing the BAT Group’s flexibility to respond to changing business and economic conditions, reducing funds available for the BAT Group’s investments in research and development and capital expenditures, share repurchases and other activities and may create competitive disadvantages for the BAT Group relative to other companies with lower debt levels and will impose greater demands on the BAT Group’s cash resources to service its debt.

The BAT Group’s credit rating impacts the cost and availability of future borrowings and, accordingly, BAT’s cost of capital. The BAT Group’s credit rating reflects each credit rating organization’s opinion of the BAT Group’s financial strength, operating performance and ability to meet debt obligations. Following announcement of the acquisition of RAI, Standard & Poor’s Credit Market Services Europe

Limited (“Standard & Poor’s”) downgraded the long-term rating of the BAT Group from A- to BBB+ and reaffirmed the A-2 short-term rating and Moody’s Investors Service Ltd (“Moody’s”) downgraded the long-term rating of the BAT Group from A3 to Baa2 and reaffirmed the P-2 short-term rating. The reduction in the BAT Group’s credit rating by Standard & Poor’s and Moody’s and any further reduction may limit BAT’s ability to borrow at interest rates and terms consistent with the interest rates and terms that have been available to BAT prior to the downgrade. If the BAT Group’s credit rating is reduced further, BAT may not be able to sell additional debt securities or borrow money in the amounts, at the times or at interest rates or upon the more favorable terms and conditions that might be available if the BAT Group’s current credit rating is maintained. Any impairment of BAT’s ability to obtain future financing on favorable terms could have an adverse effect on BAT’s ability to refinance existing debt.

The BAT Group maintains both floating and fixed rate debt. Where appropriate, it uses derivatives, primarily interest rate swaps, to vary the fixed to floating mix. Changes in currency values and interest rates could have an adverse impact on the BAT Group’s financial condition or operations. The BAT Group is exposed to changes in interest rates on current floating rate debt and future refinanced debt. The current economic environment related to the removal of extraordinary monetary policies, such as low rates and quantitative easing, increases the likelihood of higher interest rates in the future.

Cash deposits and other financial instruments give rise to credit risk on the amounts due from counterparties. The failure of any counterparty to meet the BAT Group’s payment obligations or performance undertakings to it or the deterioration in the financial condition of one or more of its counterparties could have an adverse effect on the BAT Group’s financial condition or operations. In addition, the failure of a transactional banking counterparty could cause disruption to the BAT Group’s operations.

The BAT Group may be unsuccessful in launching innovative products that offer adult tobacco consumers meaningful value-added differentiation.

The BAT Group focuses its research and development activities on both creating new products, including next generation products, and processes and maintaining and improving the quality of its existing products. In a competitive market, the BAT Group believes that innovation is key to growth. The BAT Group considers that one of its key challenges in the medium- and long-term is to provide adult tobacco consumers with high-quality products that take into account their changing preferences and expectations, while complying with evolving regulation. The inability to develop and roll-out innovations or consumer relevant products, including any failure to predict changes in adult tobacco consumer and societal behavior and expectations and fill gaps in the product portfolio, as well as the risk of poor product quality or the BAT Group’s inability to timely develop and bring products to market could lead to missed opportunities, under- or over-supply, loss of competitive advantage, unrecoverable costs and/or the erosion of its consumer base or brand equity. The BAT Group’s potential failure to predict changes in consumer behavior, to install or contract sufficient manufacturing capacity to meet such new or increased demand or to take appropriate pricing decisions, could have an adverse effect on the BAT Group’s operations and results. Moreover, additional product regulation could further reduce the ability to launch or use innovations, as well as differentiate tobacco products as a result of increased restrictions, such as on ingredients and design. In addition, restrictions on packaging and labeling, as well as restrictions on promotion and advertising, could impact the BAT Group’s ability to communicate permitted innovations and product differences to adult tobacco consumers, leading to unsuccessful product launches. The occurrence of any of the above described risks could have an adverse effect on the BAT Group’s business, financial condition and results of operations.

The BAT Group may be unsuccessful in its attempts to successfully develop and commercialize consumer-appealing next generation products.

The BAT Group devotes considerable resources to the research and development of a next generation of vapor products and non-combustible tobacco products, some of which may have the potential to reduce the risks of smoking-related disease. Given the challenges of achieving adult tobacco consumer, regulatory and scientific acceptance of these products, there is a risk that these investments may incur significant costs without achieving financial success. If the BAT Group does not succeed, but the BAT Group’s competitors do, or if the BAT Group’s competitors can roll out products faster or cheaper, the BAT Group may be at a competitive disadvantage. The BAT Group may be unable to develop and roll-out consumer relevant products, including the risk of suppliers not delivering materials or failing to meet quality assurance standards. Failure to accurately forecast demands could lead to undersupply or to write-offs, causing financial loss. Lack of experience in a new industry as well as less leverage with suppliers could lead to margin erosion. Furthermore, the regulatory environment impacting non-combustible tobacco products, vapor products and other non-tobacco nicotine products, including classification of products for regulatory and excise purposes, is still developing and it cannot be predicted whether regulations will permit the marketing of such next generation products in any given market in the future. Categorization as medicines, for example, and restrictions on advertising could stifle innovation, increase complexity and cost and significantly undermine the commercial viability of these products. Alternatively, categorization of any next generation products as tobacco products could result in the application of onerous regulation, which could also stifle uptake. Furthermore, as third-party intellectual property rights are not always identifiable, it is possible that the BAT Group may be subject to claims for infringement of such third-party rights, which could result in interim injunctions, product recall and payment of damages. The BAT Group’s ability to generate future sales is dependent on a number of factors, many of which are beyond its control, including the pricing of competing products, overall demand for its products, changes in adult tobacco consumer preferences, market competition and government regulation. The occurrence of any of the above described risks could have an adverse effect on the BAT Group’s business, financial condition and results of operations.

Failure to uphold high standards of corporate behavior could subject the BAT Group to potential liability under sanctions, anti-corruption and other laws and regulations.

The BAT Group expects its employees to uphold a high standard of corporate behavior and is subject to various anti-corruption laws and regulations (“Anti-Corruptions Laws”) that generally prohibit its employees, vendors and agents from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. In addition, national and international sanction regimes may affect jurisdictions where the BAT Group operates or third parties with whom it may have commercial relationships, which could lead to supply chain or payment chain disruption and forced market exits. Failure of the BAT Group to comply with Anti-Corruption Laws or sanctions or to deploy and maintain robust internal processes and policies could result in significant fines and penalties, criminal sanctions against the BAT Group and its officers and employees, prohibitions or other limitations on the conduct of the BAT Group’s business, and damage to the BAT Group’s reputation.

Taking into account the significant number of regulations, including sanctions that may apply to the BAT Group’s businesses across the world, the BAT Group may be subject to claims for breach of such regulations or for failure to uphold standards of corporate behavior from time to time. Even when proven untrue, there are often financial costs, time demands and reputational impacts associated with investigating and defending against such claims, in particular, considering the speed and spread of any accusations through social media.

The BAT Group is investigating, through external legal advisers, allegations of misconduct and is liaising with the UK Serious Fraud Office (“SFO”) and other relevant authorities. It was announced in August 2017 that the SFO had opened an investigation in relation to the BAT Group, its subsidiaries and associated persons. The BAT Group is cooperating with the SFO’s investigation. The outcomes of these matters will be decided by the relevant authorities or, if necessary, the courts. It is too early to predict the outcomes, but these could include the prosecution of individuals and/or of a BAT Group company or companies. Accordingly, the potential for fines, penalties or other consequences cannot currently be assessed. As the investigation is ongoing, it is not yet possible to identify the timescale in which these matters might be resolved.

In 2016, the BAT Group began a project, which continued in 2017, to review and further strengthen all aspects of the BAT Group’s global compliance procedures. Any actions taken by government authorities or findings of courts in relation to these matters may result in the adverse consequences identified above for the BAT Group.

Reliance on digital and information technology means that a significant disruption, malicious manipulation or cyber-attack could affect the BAT Group’s communications and operations.

The BAT Group increasingly relies on information technology systems for its internal communications, controls, reporting and relations with customers and suppliers. Some of these information systems are managed by third-party service providers. A significant disruption due to computer viruses, cyber threats, malicious intrusions, unintended or malicious behavior by employees, contractors or service providers, the lack of infrastructure or application resilience, slow or insufficient disaster recovery service levels or the installation of new systems could affect the BAT Group’s communications and operations. Any data, including confidential, personal or other sensitive information stored or transported by IT systems, could be corrupted, lost or disclosed, causing reputational, competitive or operational damage, fraudulent abuse, malicious manipulation or legal liability and result in significant remediation and other costs to the BAT Group. Restoring or recreating such information could be costly, difficult or even impossible. Further, the General Data Protection Regulation (Regulation (EU) 2016/679), which came into effect in Europe in May 2018, created a range of new compliance obligations, and increased financial penalties for noncompliance significantly.

Loss of key personnel or inability to attract and retain the best global talent could have a negative impact on the BAT Group’s operations.

The BAT Group relies on a number of highly experienced employees with detailed knowledge of tobacco and other business-related issues. Unanticipated losses of key employees or the inability to identify, attract, develop and retain qualified personnel in the future could adversely affect the BAT Group’s business operations.

In addition, the tobacco industry competes for talent with consumer products and other companies that enjoy greater societal acceptance than a cigarette company. As a result, the BAT Group may be unable to attract and retain the best global talent.

Failure to successfully design, implement and sustain an integrated operating model or to deliver costs savings may reduce profitability.

The BAT Group aims to improve profitability and productivity through supply chain improvements and the implementation of an integrated operating model, including standardization of processes and shared back-office services. The failure to successfully design, implement and sustain the integrated operating model and organizational structure could lead to the failure to realize anticipated benefits, increased costs, disruption to operations, decreased trading performance and reduced market share, which in turn could further reduce profitability and funds available for investment in long-term growth opportunities.

The BAT Group may be unable to achieve growth through successful mergers, acquisitions and joint ventures.

The BAT Group’s growth strategy includes a combination of organic growth as well as mergers, acquisitions and joint ventures. The BAT Group may be unable to acquire attractive businesses on favorable terms and may inappropriately value or otherwise fail to capitalize on growth opportunities. The BAT Group may not be able to deliver strategic objectives and revenue improvements from business combinations, successfully integrate the businesses that it acquires or establishes or obtain the appropriate regulatory approvals for such business combinations. Risks from integration of businesses also include the risk that the integration may divert the BAT Group’s focus and resources from its other strategic goals. Additionally, the BAT Group could be exposed to financial, legal or reputational risks if it fails to appropriately consider any compliance or anti-trust aspects of a transaction. Any of the foregoing risks could result in increased costs, decreased revenues or a loss of opportunities and have a material adverse effect on the BAT Group’s business, results of operations and financial conditions, and in the case of a breach of compliance or anti-trust regulation, could lead to fines or potentially criminal sanctions.

In addition, the BAT Group may become liable for claims arising in respect of conduct prior to the merger or acquisition of the businesses in the event that it is deemed to be a successor to the liabilities of the acquired company. An adverse judgment against the BAT Group may adversely affect its business. In particular, it is noted that:

•	ITG Brands, LLC, has an uncapped indemnity in connection with the asset purchase agreement related to the Lorillard Divestiture entered into by the RAI Group; and

•

three subsidiaries of the RAI Group have granted an uncapped indemnity in favor of JTI International Holding B.V. in connection with a purchase agreement dated September 28, 2015, which completed on January 13, 2016.

The indemnification obligations referred to above are uncapped except with respect to breaches of representations or warranties, or pre-closing covenants (capped indemnifications for pre-closing covenants is in respect of the agreement with ITG Brands, LLC only). Accordingly, these indemnification obligations could be substantial and could adversely affect the BAT Group’s results of operations, cash flows and financial position.

The BAT Group may be adversely affected by its leading market position in certain markets.

According to the BAT Group’s internal estimates, the BAT Group is a market leader in more than 55 countries by volume and is one of a small number of tobacco companies in certain other markets in which it operates. As a result, the BAT Group may be subject to investigation for alleged abuse of its position in markets in which it has significant market share or for alleged collusion with other market participants, which could result in adverse regulatory action by the authorities, including monetary fines and negative publicity.

Contamination of the BAT Group’s products could adversely impact sales volume, market share and profitability.

The BAT Group’s market position may be affected through the contamination of its products, either by accident or deliberate malicious intent during the supply chain or manufacturing process or may otherwise fail to comply with the BAT Group’s quality standards. In these instances, significant costs may be incurred in recalling products from the market or temporarily ceasing production. In addition, adult tobacco consumers may lose confidence in the specific brand affected by the contamination, resulting in a loss of sales volume which may take a long time to recover or may not fully recover, or the BAT Group could be subject to legal action. During this time, the BAT Group’s competitors may substantially increase their market share, which would be difficult and costly to regain. Contamination of the BAT Group’s products may have an adverse effect on the BAT Group’s business, results of operations or financial condition.

The BAT Group may be adversely affected by the performance of its associates.

Although the BAT Group owns an approximate 30% interest in ITC, the BAT Group’s associate company in India, it does not have control over ITC. The BAT Group’s ownership interest in ITC means the BAT Group may be affected by its business and financial performance, as it is subject to tobacco-related industry and business risk factors similar to those the BAT Group faces. Any issue with the business and financial performance of ITC may have an adverse impact on the business, financial condition and results of operations of the BAT Group.

The BAT Group’s licenses to use certain brands and trademarks may be terminated or not renewed.

Some of the brands and trademarks under which the BAT Group’s products are sold are licensed to it for a fixed period of time in respect of specified markets, such as the right to use the Camel, Winston and Salem brands and trademarks in various markets in Latin America. In the event that the license to use any of such brands and trademarks is terminated or is not renewed after the end of the term of the relevant license, the BAT Group will no longer have the right to use, and to sell products under, such brand(s) and trademark(s) in the relevant markets and this could have an adverse effect on its business, results of operations and financial condition.

The BAT Group is exposed to intellectual property rights infringements as a result of limitations in judicial protection and/or inadequate enforceability.

The BAT Group relies on trademarks, patents, registered designs, copyrights and trade secrets. The brand names under which the BAT Group’s products are sold are key assets of its business. Investments over a period of time have led to many of the BAT Group’s brands having significant brand equity and a global appeal to adult tobacco consumers, essential to delivering sustainable profit growth into the future. The protection and maintenance of the reputation of these brands is important to the BAT Group’s success. In some of the markets in which the BAT Group operates, the risk of intellectual property rights infringement remains high as a result of limitations in judicial protection and/or inadequate enforceability. Any substantial erosion in the value of the BAT Group’s brands could have a material adverse effect on the BAT Group’s business, results of operations and financial condition. The BAT Group’s strategy or its execution may not maintain the value in any of its product brands. In addition, as third party rights are not always identifiable, it is possible that the BAT Group may be subject to claims for infringement of third party intellectual property rights, which could result in interim injunctions, product recall and payment of damages. Failure to obtain or maintain adequate protection of intellectual property rights for any reason may adversely affect the BAT Group’s business, results of operation and financial conditions.

The BAT Group is exposed to availability and price volatility in tobacco leaf and other raw materials.

Raw materials and other inputs, such as leaf, wood pulp and energy, used in the BAT Group’s businesses are commodities that are subject to price volatility caused by numerous factors, including weather conditions, growing conditions, climate change, local planting decisions, political influence, market fluctuations and changes in agricultural regulations. The BAT Group purchases more than 500,000 tons of packed leaf each year. The BAT Group’s results of operations will, therefore, be exposed to fluctuations in the availability, quality and price of tobacco leaf and other commodities required in the manufacture of cigarettes and next generation products.

Tobacco production in certain countries is also subject to a variety of controls, including regulation affecting farming and production control programs, as well as competition for land use from other agriculture products. The BAT Group’s access to raw materials may be adversely affected by a significant event occurring in one or more major leaf growing areas. Climate instability and diseases causing crop failure may have a negative impact on the BAT Group’s business, which may include decreased quantity and/or quality of leaf, increased prices, reallocation of growing areas and factories or supply-chain disruptions. Commodity price, quality and quantity changes beyond the BAT Group’s control could affect its profitability and business. Such changes may result in unexpected increases in raw materials and packaging costs for the BAT Group’s products. The BAT Group may not be able to increase its prices to offset these increased costs without suffering reduced sales volume and income, or be able to meet increased adult tobacco consumer demand for certain types of tobacco or products.

The BAT Group has operations in geographic areas where full insurance coverage against damage resulting from natural disasters may not be obtainable or obtainable on commercially reasonable terms, or coverage may be subject to other limitations. The BAT Group may be unable to recover any damages covered by its insurance or obtain certain types of insurance in the future.

The BAT Group may lose market share and profit due to the loss of production capacity or key suppliers, distribution interruption, commodity risk, problems with labor relations, or a major fire, violent weather conditions or other disasters.

There are some product categories for which the BAT Group does not have spare production capacity or where substitution between different production plants is very difficult. A major fire, violent weather conditions or other disasters that affect manufacturing and other facilities of the BAT Group’s operating subsidiaries, or of their suppliers and vendors, could have a material adverse effect on the operations of the BAT Group’s operating subsidiaries. For example, RJR Tobacco Company’s cigarette manufacturing is conducted primarily at a single facility, and SFNTC’s cigarette manufacturing is conducted at a single facility. The BAT Group may lose market share and profit in the event of loss of or insufficient production capacity needed to supply its products or meet increased demand. The BAT Group has an increasingly global approach to managing its supply chain. Severe disruption to any aspect of the BAT Group’s supply chain or suppliers’ operations or deterioration in the financial condition of a trading partner could have an adverse impact on the BAT Group’s ability to produce and deliver products meeting customer demands. For example, in the U.S. and within the next generation product area, the BAT Group relies on a limited number of suppliers for raw materials or other components. If a supplier fails to meet any of the BAT Group’s operating subsidiaries’ demands, any such operating subsidiary may fail to operate effectively and may fail to meet shipment demand, which could have an adverse effect on the results of operations, cash flows and financial conditions of the BAT Group. A continuing industry consolidation among distributors and suppliers could lead to reduced efficiency, higher costs and concentrated risk of supply chain interruptions, contract disputes and systems and logistics failures. In certain markets, distribution of the BAT Group’s products is through third party monopoly channels, and is often licensed by governments. The BAT Group may be unable to renew these third party supplier and distribution agreements on satisfactory terms for numerous reasons, including government regulations. Loss of distribution may adversely affect the BAT Group’s sales volume, market share and profits. The loss of these customers, or a significant decline in their purchases, could have an adverse effect on the results of operations, cash flows and financial position of the BAT Group.

Additionally, there can be no assurance that any deterioration in labor or union relations, or any disputes or work stoppages or other labor related developments (including problems experienced during any consultation procedures or programs or the introduction of new labor regulations in countries where the BAT Group operates), will not increase the costs and upset the BAT Group’s ability to supply products, which would adversely affect the BAT Group’s business, financial condition and results of operations. This is particularly relevant in jurisdictions where the BAT Group’s manufacturing facilities are more concentrated, such as in the United States.

In addition, the BAT Group may not be able to establish or maintain relationships, on favorable commercial terms, with vendors willing to produce alternative products, or components or raw materials used in such products, resulting in additional expenditures for the BAT Group.

The BAT Group has net liabilities under retirement benefit schemes of the BAT Group which may increase in the future due to a number of factors.

The BAT Group operates approximately 190 retirement benefit arrangements worldwide. These arrangements have been developed in accordance with local practices in the markets concerned. The majority of the BAT Group’s scheme members belong to defined benefit schemes, most of which are funded externally, although the BAT Group operates an increasing number of defined contribution schemes. The contributions to the BAT Group’s defined benefit schemes and their valuations are determined in accordance with the advice of independent, professionally qualified actuaries. The present total value of funded scheme liabilities as at December 31, 2017 was £11,868 million (2016: £7,155 million), while unfunded scheme liabilities amounted to £1,157 million (2016: £476 million). The schemes’ assets increased from £7,278 million in 2016 to £12,350 million in 2017. After excluding unrecognized scheme surpluses of £23 million (2016: £18 million), the overall net liability for all pension and healthcare schemes in BAT Group subsidiaries amounted to £698 million at the end of 2017, compared to £371 million at the end of 2016.

Changes in asset returns, salary increases, inflation, long-term interest rates, life expectancies, population trends and other actuarial assumptions could have an adverse impact on the BAT Group’s financial condition and operations, hence adversely affect its credit rating and ability to raise funds.

The BAT Group’s business may be negatively affected by the economic conditions in the EU.

The BAT Group’s businesses and performance are influenced by local and global economic conditions and perceptions of those conditions and future economic prospects. In recent years, the global markets and economic conditions have been negatively impacted by market perceptions regarding the ability of certain EU member states to service their sovereign debt obligations, together with the risk of contagion to other, more stable, countries. The large sovereign debts and/or fiscal deficits of a number of European countries have raised concerns regarding the financial condition of financial institutions, insurers and other corporations (1) located in these countries; (2) that have direct or indirect exposure to these countries; and/or (3) whose banks, counterparties, custodians, customers, service providers, sources of funding and/or suppliers have direct or indirect exposure to these countries.

The default, or a significant decline in the credit rating, of one or more sovereigns or financial institutions, as well as the breakup of or exit from the EU and/or eurozone by a member state, could cause severe stress in the financial system generally and on the euro and other European currencies, could disrupt the banking system generally and adversely affect the markets in which the BAT Group operates and the businesses and economic condition and prospects of the BAT Group’s counterparties, customers, suppliers or creditors, directly or indirectly, in ways which are difficult to predict. In addition, the consequences of the United Kingdom’s exit from the EU are uncertain, but could cause disruption to the BAT Group’s supply chain, lead to increased foreign exchange and interest rate volatility and changes to tax structures (including customs tariffs) and could adversely impact the BAT Group’s ability to obtain funding.

These risks, alone or in combination with regulatory changes, including devaluation of local currencies and increased inflation, or actions of market participants, may increase the BAT Group’s exposure to foreign exchange rate risks and cause a loss of competitiveness from increased production cost and lower revenue, increased customer down-trading, significant write-downs of stock and a growth in illicit trade, which may adversely impact the BAT Group’s business, results of operations and financial conditions.

BAT may fail to successfully integrate RAI into its business, and the BAT Group may fail to realize the expected synergies and other benefits of the acquisition of RAI and the combined businesses may not perform as expected.

BAT and RAI and their respective subsidiaries and affiliates have operated independently until the completion of the acquisition of RAI in July 2017, and there can be no assurances that their businesses can be integrated successfully.

The success of the acquisition of RAI will depend, in part, on BAT’s ability to successfully integrate RAI into its business and the ability of the BAT Group to realize the expected synergies and other benefits from combining the businesses of the historical BAT Group and RAI Group. There is also no assurance that the costs to integrate and achieve the synergies will not be higher than anticipated. The BAT Group’s ability to successfully combine and integrate the businesses of the historical BAT Group and

RAI Group and the BAT Group’s ability to realize these anticipated benefits and cost savings is subject to certain risks, including the following:

•	changes or conflicts in corporate culture, controls, procedures and systems;

•	retaining existing employees and attracting new employees;

•	maintaining relationships with customers, suppliers and other constituencies; and

•	inefficiencies associated with the integration and management of the operations of the BAT Group.

In addition, the BAT Group will be required to devote significant management attention and resources to integrating the business practices and operations of the historical BAT Group and RAI Group, which may result in diversion of the attention of each group’s management and employees from ongoing operations, the lack of personnel or other resources to pursue other potential business opportunities and the disruption of, or the loss of momentum in, each group’s ongoing businesses.

If the BAT Group is not able to successfully combine the businesses of the historical BAT Group and RAI Group within the anticipated timeframe, or at all, the expected synergies and other benefits of the acquisition of RAI may not be realized fully or at all or may take longer to realize than expected and the combined businesses may not perform as expected. Accordingly, the contemplated benefits of the acquisition of RAI may not be realized fully, or at all, or may take longer to realize than expected.

The Unaudited Pro Forma Financial Information and the actual results of operations, cash flows and financial position after the merger may differ materially.

The Unaudited Pro Forma Financial Information is not necessarily indicative of the combined financial position or results of operations that would have been realized had the RAI acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the BAT Group will experience. The unaudited pro forma adjustments are based upon the best available information and certain assumptions that BAT believes to be reasonable. The Unaudited Pro Forma Financial Information does not reflect any adjustment for liabilities or related costs of any integration and similar activities, or benefits, including potential synergies that may be derived in future periods, from the RAI acquisition. See “BAT Unaudited Pro Forma Condensed Combined Financial Information”.

Risk Factors Relating to the Issuer, the Guarantors and the Exchange Notes

BAT, RAI and BATHTN are holding companies, and the Issuer, BATIF and BATNF are financing companies with no revenue-generating operations.

BAT, RAI and BATHTN are holding companies and the Issuer, BATIF and BATNF are financing companies with no revenue-generating operations of their own. The business of BAT is carried out through a number of operating subsidiaries and associated companies. Consequently, BAT, RAI, BATHTN, the Issuer, BATIF and BATNF will depend upon dividend and other payments from operating subsidiaries to provide the funds necessary to pay the principal of, and the interest on, the Exchange Notes or make payments under the Guarantees, as the case may be. These operating subsidiaries and associated companies have not guaranteed the Exchange Notes, and have no obligation, contingent or otherwise, to pay amounts due under the Exchange Notes or the Guarantees or to make funds available for these payments, whether in the form of loans, dividends or otherwise. The ability of the operating subsidiaries to make dividend or other payments to BAT, RAI, BATHTN, the Issuer, BATIF or BATNF will depend on their cash flows and earnings which, in turn, will be affected by all of the factors discussed herein. In addition, under the corporate laws of many jurisdictions, including the United Kingdom, the ability of some subsidiaries and associates to pay dividends is limited to the amount of distributable reserves of such companies.

Holders will have a direct claim based on the Exchange Notes against the Issuer and based on the Guarantees against the Guarantors, but will not have a direct claim based on the Exchange Notes or the Guarantees against any operating subsidiaries. The right of the holders to receive payments under the Exchange Notes and the Guarantees will be structurally subordinated to all liabilities of the operating subsidiaries and associated companies. These liabilities include debt that some of our subsidiaries have incurred under bank facilities or debt securities. In the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to a subsidiary, the right of holders to participate in a distribution of the assets of such subsidiary will rank behind such subsidiary’s and associated companies’ creditors (including trade creditors) and preferred stockholders (if any), except to the extent that BAT, RAI, BATHTN, the Issuer, BATIF or BATNF have direct claims against such subsidiary.

Any Guarantees provided by certain Subsidiary Guarantors will be automatically released in certain circumstances.

The Indenture provides that a Guarantee provided by a Subsidiary Guarantor (including RAI), other than BATIF and the Dutch Guarantors, will automatically be released under certain circumstances without consent of the holders of the Exchange Notes or the Trustee. The Guarantee of such Subsidiary Guarantor will be terminated and be of no further force or effect in the event that (1) its guarantee of all then outstanding notes issued under the EMTN Programme (as defined in the “Description of the Exchange Notes and the Guarantees”) is released or (2) at substantially the same time its Guarantee of the Exchange Notes is terminated, the Subsidiary Guarantor is released from all obligations in respect of indebtedness for borrowed money for which such Subsidiary Guarantor is an obligor (as a guarantor or borrower). For purposes of this paragraph, the amount of a Subsidiary Guarantor’s indebtedness for borrowed money shall not include (A) the Exchange Notes issued pursuant to the Indenture, (B) any other debt the terms of which permit the termination of such Subsidiary Guarantor’s guarantee of such debt under similar circumstances, as long as such Subsidiary Guarantor’s obligations in respect of such other debt are terminated at substantially the same time as its guarantee of the Exchange Notes, (C) any debt that is being refinanced at substantially the same time that the guarantee of the Exchange Notes is being released, provided that any obligations of the relevant Subsidiary Guarantor in respect of the debt that is incurred in the refinancing shall be included in the calculation of the relevant Subsidiary Guarantor’s indebtedness for borrowed money and (D) for the avoidance of doubt, any debt in respect of which such Subsidiary Guarantor is an obligor (as a guarantor or borrower) (i) between or among the Parent Guarantor and any subsidiary or subsidiaries thereof or (ii) between or among any subsidiaries of the Parent Guarantor. See “Description of the Exchange Notes and the Guarantees—Guarantees—Release”.

If the Guarantee by a Subsidiary Guarantor is released, the Issuer and the Parent Guarantor are not required to replace such Guarantee, and the Exchange Notes will have the benefit of fewer subsidiary guarantees for the remaining maturity of the Exchange Notes.

RAI is the only Subsidiary Guarantor as of the date hereof whose Guarantee may be released by this provision. The guarantee release provisions described here will apply to future Subsidiary Guarantors.

The Exchange Notes will initially be held in book-entry form and therefore you must rely on the procedures of relevant clearing systems to exercise any rights and remedies.

Unless and until Exchange Notes in definitive registered form, or definitive registered Exchange Notes, are issued in exchange for book-entry interests, owners of book-entry interests will not be considered owners or holders of notes. DTC, or its nominee, will be the registered holder of the Global Notes for the benefit of its participants including Euroclear and Clearstream, Luxembourg. After payment to the registered holder, we will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book-entry interests. Accordingly, if you own a book-entry interest, you must rely on the procedures of DTC, Euroclear and/or Clearstream, Luxembourg, and if you are not a participant in DTC, Euroclear and/or Clearstream, Luxembourg, on the procedures of the participants through which you own your interest, to exercise any rights and obligations of a holder under the Indenture. See “Book Entry, Delivery and Form”.

Unlike the holders of Exchange Notes themselves, owners of book-entry interests will not have any direct rights to act upon our solicitations for consents, requests for waivers or other actions from holders of the Exchange Notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC, Euroclear and/or Clearstream, Luxembourg or, if applicable, from a participant. There can be no assurance that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any matters on a timely basis.

Similarly, upon the occurrence of an event of default under either Indenture, unless and until definitive registered notes are issued in respect of all book-entry interests, if you own a book-entry interest, you will be restricted to acting through DTC, Euroclear and/or Clearstream, Luxembourg. The procedures to be implemented through DTC, Euroclear and/or Clearstream, Luxembourg may not be adequate to ensure the timely exercise of rights under the Exchange Notes. See “Book Entry, Delivery and Form of Securities”.

A holder’s actual yield on the Exchange Notes may be reduced from the stated yield by transaction costs.

When Exchange Notes are purchased or sold, several types of incidental costs (including transaction fees and commissions) are incurred in addition to the current prices of the security. These incidental costs may significantly reduce or even exclude the profit potential of the Exchange Notes. For instance, credit institutions as a rule charge their clients for their own commissions which are either fixed minimum commissions or pro-rata commissions depending on the order value. To the extent that additional domestic or foreign parties are involved in the execution of an order, including but not limited to domestic dealers or brokers in foreign markets, holders must take into account that they may also be charged for the brokerage fees, commissions and other fees and expenses of such parties.

A holder’s effective yield on the Exchange Notes may be diminished by the tax impact on that holder of its investment in the Exchange Notes.

Payments of interest on the Exchange Notes, or profits realized by the holder upon the sale or repayment of the Exchange Notes, may be subject to taxation in its home jurisdiction or in other jurisdictions in which it is required to pay taxes. However, the tax impact on an individual holder may differ from the situation described for holders generally. See “Material Tax Considerations”.

The introduction of a conditional withholding tax may increase the amounts the Dutch Guarantors may become obligated to pay under their Guarantees.

On October 10, 2017, the new Dutch government released its policy statement (Regeerakkoord 2017-2021 “Vertrouwen in de toekomst”). The policy statement does not include concrete legislative proposals, but instead sets out a large number of policy intentions of the new Dutch government. In the policy statement it was announced that The Netherlands will introduce a new withholding tax on interest payments paid to low-tax jurisdictions.

In a letter dated February 23, 2018 to the Dutch Parliament, the Dutch Under-Minister of Finance published more details about the proposed introduction of withholding tax on interest payments. The letter states that the interest withholding tax would apply to interest paid by a Dutch entity within a group to entities that are resident (i) in a jurisdiction with a low statutory rate or (ii) in a jurisdiction included in the EU list of non-cooperative jurisdictions.

In addition, the letter states that measures will be taken to counteract “abusive situations” (misbruiksituaties). According to the letter abusive situations include a situation where a payment of interest is not made directly to a low-tax or non-cooperative jurisdiction, but where such interest indirectly reaches such jurisdiction by means of an artificial construction.

In his letter, the Dutch Under-Minister of Finance announced that it is intended for the withholding tax on interest payments to be effective from 2021 and that a legislative proposal will be submitted to the Dutch parliament in 2019. This was reiterated by the Dutch Under-Minister of Finance in one of the legislative proposals published on budget day 2018 (Prinsjesdag 2018).

The exact scope of the proposed legislation is not yet certain. Therefore, it cannot be excluded that the envisaged interest withholding tax could have a wider application and, as such, it could potentially be applicable to payments by the Dutch Guarantors under the Guarantees. If payments by the Dutch Guarantors under the Guarantees become subject to Dutch withholding tax under the envisaged legislation, the relevant Dutch Guarantor may be required to pay Additional Amounts (see “Description of the Exchange Notes and the Guarantees”), which may give rise to an event whereby the Issuer may be entitled to redeem the Exchange Notes (see “Description of the Exchange Notes and the Guarantees—Redemption for tax reasons”).

Floating Rate Exchange Notes can be a volatile investment and the potential phasing out of LIBOR after 2021 may adversely affect the value of the Floating Rate Exchange Notes.

The interest of the holders of each series of Exchange Notes may not be consistent with those of the holders of the other series. For example, the Floating Rate Exchange Notes will bear interest at a floating rate and will have other features that will differ from the other series of Exchange Notes offered hereby. As a result of these differences, the interests of holders of the Floating Rate Exchange Notes and the interests of the other holders could conflict. A holder of a Floating Rate Note carries the risk of fluctuating interest rate levels and uncertain interest earnings. Interest rate fluctuations make it impossible to determine the yield of Floating Rate Exchange Notes in advance. Investors in Floating Rate Exchange Notes should bear in mind that neither the current nor the historical level of the relevant floating interest rate is an indication of the future development of such floating interest rate during the term of any Floating Rate Note.

On July 27, 2017, the UK Financial Conduct Authority (“FCA”) announced that it will no longer persuade or compel banks to submit rates for the calculation of the LIBOR rates after 2021 (the “FCA Announcement”). It is not possible to predict the effect of the FCA Announcement, any changes in the methods pursuant to which the LIBOR rates are determined and any other reforms to LIBOR, including to the rules promulgated by the FCA in relation thereto, that will be enacted in the UK and elsewhere, which may adversely affect the trading market for LIBOR based securities, including the Floating Rate Exchange Notes, or result in the phasing out of LIBOR as a reference rate for securities. The interest in respect of the 2022 Floating Rate Notes, which mature on August 15, 2022, will be determined in accordance with the Indenture. See “Description of the Exchange Notes and the Guarantees—Principal, Maturity and Interest—Interest—Floating Rate Exchange Notes”. In addition, any changes announced by the FCA (including the FCA Announcement), ICE Benchmark Administration Limited as independent administrator of LIBOR or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If that were to occur, the level of interest payments and the value of the Floating Rate Exchange Notes may be affected. Further, uncertainty as to the extent and manner in which the UK government’s recommendations following its review of LIBOR in September 2012 will continue to be adopted and the timing of such changes may adversely affect the current trading market for LIBOR based securities and the value of the Floating Rate Exchange Notes.

The Exchange Notes and Guarantees are unsecured obligations of the Issuer and the Guarantors, respectively, and are subordinated to secured obligations on insolvency.

Holders of secured obligations of the Issuer will have claims that are prior to the claims of holders of the Exchange Notes to the extent of the value of the assets securing those other obligations. The Exchange Notes and the Guarantees are effectively subordinated to secured indebtedness to the extent of the value of the assets securing those other obligations. In the event of any distribution of assets or payment in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, the assets securing the claims of secured creditors will be available to satisfy the claims of those creditors, if any, before they are available to unsecured creditors, including the holders of the Exchange Notes. In any of the foregoing events, there is no assurance to holders of the Exchange Notes that there will be sufficient assets to pay amounts due on the Exchange Notes. As a result, holders of the Exchange Notes may receive less, ratably, than holders of secured obligations.

The trading market for debt securities may be volatile and may be adversely impacted by many events.

The market for debt securities is influenced by economic and market conditions, interest rates, currency exchange rates, and inflation rates in the European Union and other industrialized countries and areas. There can be no assurance that events in the eurozone or elsewhere will not cause market volatility, or that such volatility will not adversely affect the price of the Exchange Notes or that economic and market conditions will not have any other adverse effect.

Exchange rate risks and exchange controls may adversely impact currency conversions of principal and interest paid on the Exchange Notes.

The Issuer will pay principal and interest on the Exchange Notes in U.S. dollars (the “Specified Currency”). This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the “Investor’s Currency”) other than the Specified Currency. These include the risk that exchange rates may significantly change (including changes due to devaluation of the Specified Currency or revaluation of the Investor’s Currency) and the risk that authorities with jurisdiction over the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to the Specified Currency would decrease the Investor’s Currency equivalent yield on the Exchange Notes, the Investor’s Currency equivalent value of the principal payable on the Exchange Notes and the Investor’s Currency equivalent market value of the Exchange Notes.

Credit ratings may not reflect all risks, are not recommendations to buy or hold securities and may be subject to revision, suspension or withdrawal at any time.

One or more independent credit rating agencies may assign credit ratings to the Exchange Notes. The ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above and other factors that may affect the value of the Exchange Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

We may be able to incur substantially more debt in the future.

We may be able to incur substantial additional indebtedness in the future, including in connection with future acquisitions, some of which may be secured by some or all of our assets. The terms of the Exchange Notes will not limit the amount of indebtedness we may incur. Any such incurrence of additional indebtedness could exacerbate the related risks that we now face.

Risks Relating to the Exchange Offer

Our board of directors has not made a recommendation as to whether you should tender your Unregistered Notes in exchange for Exchange Notes in the Exchange Offer, and we have not obtained a third-party determination that the Exchange Offer is fair to holders of our Unregistered Notes.

Our board of directors has not made, and will not make, any recommendation as to whether holders of Unregistered Notes should tender their Unregistered Notes in exchange for Exchange Notes pursuant to the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the Unregistered Notes for purposes of negotiating the terms of this Exchange Offer, or preparing a report or making any recommendation concerning the fairness of this Exchange Offer. Therefore, if you tender your Unregistered Notes, you may not receive more than or as much value as if you chose to keep them. Holders of Unregistered Notes must make their own independent decisions regarding their participation in the Exchange Offer.

Late deliveries of Unregistered Notes and other required documents could prevent you from exchanging your Unregistered Notes.

Holders are responsible for complying with all procedures of the Exchange Offer. The issuance of Exchange Notes in exchange for Unregistered Notes will occur only upon completion of the procedures described in “The Exchange Offer—Procedures For Tendering Unregistered Notes”. Therefore, holders of Unregistered Notes who wish to exchange them for Exchange Notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the Exchange Offer or notify you of any failure to follow the proper procedure or waive any defect if you fail to follow the proper procedure.

If you do not properly tender your Unregistered Notes, you will continue to hold Unregistered Notes and your ability to transfer Unregistered Notes will continue to be subject to transfer restrictions, which may adversely affect their market price.

If you do not properly tender your Unregistered Notes for Exchange Notes in the Exchange Offer, you will continue to be subject to restrictions on the transfer of your Unregistered Notes. In general, the Unregistered Notes may not be offered or sold unless they are registered under the Securities Act, as well as applicable state securities laws, or exempt from registration thereunder. Except as required by the Registration Rights Agreement, we do not intend to register resales of the Unregistered Notes under the Securities Act. You should refer to “The Exchange Offer—Procedures For Tendering Unregistered Notes” for information about how to tender your Unregistered Notes. The tender of Unregistered Notes under the Exchange Offer will reduce the outstanding amount of each series of the Unregistered Notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the Unregistered Notes due to a reduction in liquidity.

The Exchange Offer will result in reduced liquidity for any Unregistered Notes that are not exchanged.

To the extent the Exchange Offer is successful, the trading market for the Unregistered Notes that are not tendered and exchanged will become very limited or cease to exist altogether due to the reduction in the principal amount of Unregistered Notes outstanding after the consummation of the Exchange Offer, which might adversely affect the liquidity and market price of such Unregistered Notes. The Unregistered Notes may trade at a significant discount depending on prevailing interest rates, the market for Unregistered Notes with similar credit features, our performance and other factors. Furthermore, the prices at which any such trading occurs in the Unregistered Notes could be extremely volatile. Holders of Unregistered Notes not tendered and exchanged may attempt to obtain quotations for their Unregistered Notes from their brokers; however, there can be no assurance that an active market in the Unregistered Notes will exist or be maintained following consummation of the Exchange Offer and no assurance can be given as to the prices at which the Unregistered Notes may trade.

Consummation of the Exchange Offer may not occur.

The Exchange Offer is subject to the satisfaction of certain conditions. See “The Exchange Offer—Conditions to the Exchange Offer.” Even if the Exchange Offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the Exchange Offer may have to wait longer than expected to receive their Exchange Notes, during which time such holders will not be able to effect transfers of their Unregistered Notes tendered in the Exchange Offer.

Until we announce whether we have accepted valid tenders of Unregistered Notes for exchange pursuant to the Exchange Offer, no assurance can be given that the Exchange Offer will be completed because, subject to applicable law and as provided in this prospectus, we may, in our discretion, extend, re-open, amend, waive any condition of or terminate any or all of the Exchange Offer, subject to applicable law, at any time until then.

If you are a broker-dealer, your ability to transfer the Exchange Notes may be restricted.

A broker-dealer that purchased Unregistered Notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the Exchange Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their Exchange Notes.

BUSINESS

OVERVIEW OF OUR BUSINESS

BAT is the parent holding company of the BAT Group, a leading, multicategory consumer goods company that provides tobacco and nicotine products to millions of consumers around the world.

According to the BAT Group’s internal estimates, the BAT Group is a market leader in more than 55 countries by volume, producing the cigarette chosen by one in eight of the world’s one billion smokers. The BAT Group in 2017, excluding the BAT Group’s associated undertakings, was organized into five regions: Asia-Pacific, Americas, Eastern Europe Middle East and Africa (EEMEA) and Western Europe, and the U.S.—Reynolds American Inc. The BAT Group has a devolved structure, with each local company having responsibility for its operations.

Effective January 1, 2018, the BAT Group is organized into four regions, being the United States, Asia-Pacific and Middle East (APME), Europe and North Africa (ENA) and Americas and Sub-Saharan Africa (AmSSA).

The BAT Group’s range of combustible products covers all segments, from value-for-money to premium with a portfolio of international, regional and local tobacco brands to meet a broad array of adult tobacco consumer preferences wherever the BAT Group operates. The BAT Group is investing in building a portfolio of potentially less harmful tobacco and nicotine products alongside its traditional tobacco business—including vapor and tobacco heating products (THPs) in the Next Generation Products (NGP) category, and, in the oral tobacco and nicotine products category, products such as snus, tobacco-free nicotine pouches and moist snuff. Collectively, the BAT Group refers to these products as its potentially reduced-risk products.

The BAT Group manages a globally integrated supply chain and its products are distributed to retail outlets worldwide.

LITIGATION

The Group is subject to contingencies pursuant to requirements that it complies with relevant laws, regulations and standards. Failure to comply could result in restrictions in operations, damages, fines, increased tax, increased cost of compliance, interest charges, reputational damage or other sanctions. These matters are inherently difficult to quantify. In cases where the Group has an obligation as a result of a past event existing at the balance sheet date, if it is probable that an outflow of economic resources will be required to settle the obligation and if the amount of the obligation can be reliably estimated, a provision will be recognized based on best estimates and management judgement. There are, however, contingent liabilities in respect of litigation, taxes in some countries and guarantees for which no provisions have been made.

General Litigation Overview

There are a number of legal and regulatory actions, proceedings and claims against Group companies related to tobacco products that are pending in a number of jurisdictions. These proceedings include claims for personal injury (both individual claims and class actions) and claims for economic loss arising from the treatment of smoking and health-related diseases (such as medical recoupment claims brought by local governments).

The plaintiffs in these cases seek recovery on a variety of legal theories, including negligence, strict liability in tort, design defect, failure to warn, fraud, misrepresentation, violations of unfair and deceptive trade practices statutes, conspiracy, medical monitoring and violations of competition and antitrust laws. The plaintiffs seek various forms of relief, including compensatory and, where available, punitive damages, treble or multiple damages and statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, attorneys’ fees, and injunctive and other equitable relief.

Although alleged damages often are not determinable from a complaint, and the law governing the pleading and calculation of damages varies from jurisdiction to jurisdiction, compensatory and punitive damages have been specifically pleaded in a number of cases, sometimes in amounts ranging into the hundreds of millions and even billions of pounds.

With the exception of the Engle progeny cases described below, the Group continues to win the majority of tobacco-related litigation claims that reach trial, and a very high percentage of the tobacco-related litigation claims brought against them, including Engle progeny cases, continue to be dismissed at or before trial. Based on their experience in tobacco-related litigation and the strength of the defenses available to them in such litigation, the Group’s companies believe that their successful defense of tobacco-related litigation in the past will continue in the future.

Group companies generally do not settle claims. However, Group companies may enter into settlement discussions in some cases, if they believe it is in their best interests to do so. Exceptions to this general approach include, but are not limited to, actions taken pursuant to “offer of judgment” statutes and Filter Cases, as defined below. An “offer of judgment,” if rejected by the plaintiff, preserves the Group’s right to recover attorneys’ fees under certain statutes in the event of a verdict favorable to the Group. Such offers are sometimes made through court-ordered mediations. Other settlements by Group companies include the State Settlement Agreements, the funding by various tobacco companies of a $5.2 billion trust fund contemplated by the MSA to benefit tobacco growers, the original Broin flight attendant case, and most of the Engle progeny cases pending in U.S. federal court, after the initial docket of over 4,000 such cases was reduced to approximately 400 cases. The Group believes that the circumstances surrounding these claims are readily distinguishable from the current categories of tobacco-related litigation claims involving Group companies.

Although the Group believes that the Group’s companies have valid bases for appeals of adverse verdicts in their pending cases and valid defenses to all actions and intends to defend them vigorously, litigation is subject to many uncertainties, and generally, it is not possible to predict the outcome of any particular litigation pending against Group companies, or to reasonably estimate the amount or range of any possible loss. Furthermore, a number of political, legislative, regulatory and other developments relating to the tobacco industry and cigarette smoking have received wide media attention. These developments may negatively affect the outcomes of tobacco-related legal actions and encourage the commencement of additional similar litigation. Therefore, the Group does not provide estimates of the financial effect of the contingent liabilities represented by such litigation, as such estimates are not practicable.

U.S. Litigation

Group companies, notably RJR Tobacco Company (individually and as successor by merger to Lorillard Tobacco and B&W) as well as other leading cigarette manufacturers, are defendants in a number of product liability cases. In a number of these cases, the amounts of compensatory and punitive damages sought are significant.

On July 30, 2004, B&W completed the combination of the assets, liabilities and operations of its U.S. tobacco business with RJR Tobacco Company, a wholly owned subsidiary of R.J. Reynolds Tobacco Holdings, Inc. (the “Business Combination”). As part of the Business Combination, B&W contributed to RJR Tobacco Company all of the assets and liabilities, including its tobacco-related litigation liabilities, of its U.S. cigarette and tobacco business, subject to specified exceptions, in exchange for an approximately 42.2% equity ownership interest in RAI, which was formed as a new holding company for these combined businesses.

As a result of the Business Combination, RJR Tobacco Company assumed all liabilities of B&W (except liabilities to the extent relating to businesses and assets not contributed by B&W to RJR Tobacco Company and other limited categories of liabilities) and contributed subsidiaries or otherwise to the extent related to B&W’s tobacco business as conducted in the United States on or prior to July 30, 2004. In addition, RJR Tobacco Company agreed to indemnify B&W and each of its affiliates

(other than RAI and its subsidiaries) against, among other matters, certain losses (including those arising from Environmental Tobacco Smoke (“ETS”) claims), liabilities, damages, expenses, judgments and attorneys’ fees, to the extent relating to or arising from such assumed liabilities or the assets contributed by B&W to RJR Tobacco Company (the “RJRT Indemnification”).

The scope of the RJRT Indemnification included certain expenses and contingent liabilities in connection with litigation to the extent relating to or arising from B&W’s U.S. tobacco business as conducted on or prior to July 30, 2004, including smoking and health tobacco litigation, whether the litigation is commenced before or after July 30, 2004.

Effective July 25, 2017, BAT completed the acquisition of the approximately 57.8% of RAI that BAT did not already own. As a result of that acquisition, RJR Tobacco Company has become an indirect, wholly owned subsidiary of BAT. Given the completion of this acquisition, the RJRT Indemnification is therefore between members of the Group, and as such the Group no longer has the benefit from an indemnification by an external party.

Certain terms and phrases used in this section may require some explanation.

i.

“Judgment” or “final judgment” refers to the final decision of the court resolving the dispute and determining the rights and obligations of the parties. At the trial court level, for example, a final judgment generally is entered by the court after a jury verdict and after post-verdict motions have been decided. In most cases, the losing party can appeal a verdict only after a final judgment has been entered by the trial court.

ii.

“Damages” refers to the amount of money sought by a plaintiff in a complaint, or awarded to a party by a jury or, in some cases, by a judge. “Compensatory damages” are awarded to compensate the prevailing party for actual losses suffered, if liability is proved. In cases in which there is a finding that a defendant has acted wilfully, maliciously or fraudulently, generally based on a higher burden of proof than is required for a finding of liability for compensatory damages, a plaintiff also may be awarded “punitive damages.” Although damages may be awarded at the trial court stage, a losing party may be protected from paying any damages until all appellate avenues have been exhausted by posting a supersedeas bond. The amount of such a bond is governed by the law of the relevant jurisdiction and generally is set at the amount of damages plus some measure of statutory interest, modified at the discretion of the appropriate court or subject to limits set by a court or statute.

iii.

“Settlement” refers to certain types of cases in which cigarette manufacturers, including RJR Tobacco Company, B&W and Lorillard Tobacco, have agreed to resolve disputes with certain plaintiffs without resolving the cases through trial.

Prior to BAT’s acquisition of the approximately 57.8% of RAI that BAT did not already own, the U.S. Litigation section included significant cases where B&W and/or a UK-based Group company is named as a defendant and all cases where RJR Tobacco Company is named as a defendant as a successor to B&W. Given BAT’s completion of its acquisition of RAI, the U.S. Litigation section now also includes discussion of significant cases in which RJR Tobacco Company (individually and as successor by merger to Lorillard Tobacco), its affiliates and B&W are defendants, in addition to those cases in which a UK-based Group company is named as a defendant.

The total number of U.S. tobacco product liability cases pending at June 30, 2018 involving RJR Tobacco Company, Lorillard Tobacco and/or B&W was approximately 4,053. As at June 30, 2018, British American Tobacco (Investments) Limited (“Investments”) has been served as a co-defendant in one of those cases. No other UK-based Group company has been served as a co-defendant in any U.S. tobacco product liability case pending as at June 30, 2018.

Since many of these pending cases seek unspecified damages, it is not possible to quantify the total amounts being claimed, but the aggregate amounts involved in such litigation are significant, possibly totaling billions of U.S. dollars. The cases fall into four broad categories: medical reimbursement cases; class actions; individual cases and other claims.

RJR Tobacco Company (individually and as successor by merger to Lorillard Tobacco), American Snuff Co., SFNTC, RJR Vapor, RAI, Lorillard, Inc., other RAI affiliates and indemnitees, including but not limited to B&W (collectively, the “Reynolds Defendants”), believe that they have valid defenses to the tobacco-related litigation claims against them, as well as valid bases for appeal of adverse verdicts against them. The Reynolds Defendants have, through their counsel, filed pleadings and memoranda in pending tobacco-related litigation that set forth and discuss a number of grounds and defenses that they and their counsel believe have a valid basis in law and fact.

Scheduled trials. Trial schedules are subject to change, and many cases are dismissed before trial. In the U.S., there are 39 cases, exclusive of Engle progeny cases, scheduled for trial as of June 30, 2018 through June 30, 2019, for the Reynolds Defendants: eight individual smoking and health cases, 26 Filter Cases, four Broin II cases and one other non-smoking and health case. There are also approximately 147 Engle progeny cases against RJR Tobacco Company (individually and as successor to Lorillard Tobacco) and B&W set for trial through June 30, 2019. It is not known how many of these cases will actually be tried.

Trial results. From January 1, 2016 through June 30, 2018, 95 individual smoking and health, Engle progeny, Filter and health-care cost recovery cases in which the Reynolds Defendants were defendants were tried, including nine trials for cases where mistrials were declared in the original proceedings. Verdicts in favor of the Reynolds Defendants and, in some cases, other defendants, were returned in 25 cases, tried in Florida (23), California (1) and New Jersey (1). There were also 23 mistrials in Florida. Verdicts in favor of the plaintiffs were returned in 40 cases tried in Florida. Five cases in Florida were dismissed during trial. Two cases were continued during trial.

(a) Medical Reimbursement Cases

These civil actions seek to recover amounts spent by government entities and other third party providers on healthcare and welfare costs claimed to result from illnesses associated with smoking.

At June 30, 2018, one U.S. medical reimbursement suit (Crow Creek Sioux Tribe v. American Tobacco Co.) was pending against RJR Tobacco Company, Lorillard Tobacco and B&W in a Native American tribal court in South Dakota. The plaintiffs seek to recover actual and punitive damages, restitution, funding of a clinical cessation program, funding of a corrective public education program, and disgorgement of unjust profits from sales to minors. No other medical reimbursement suits are pending against these companies by county or other political subdivisions of the states.

U.S. Department of Justice Action

On September 22, 1999, the U.S. Department of Justice brought an action in the U.S. District Court for the District of Columbia against various industry members, including RJR Tobacco Company, Lorillard Tobacco, B&W, B.A.T Industries p.l.c. (“Industries”) and Investments (United States v. Philip Morris USA Inc.). The U.S. Department of Justice initially sought (1) recovery of federal funds expended in providing healthcare to smokers who developed alleged smoking-related diseases pursuant to the Medical Care Recovery Act and Medicare Secondary Payer provisions of the Social Security Act and (2) equitable relief under the civil provisions of Racketeer Influenced and Corrupt Organizations Act (“RICO”), including disgorgement of roughly $280 billion in profits the government contended were earned as a consequence of a purported racketeering “enterprise” along with certain “corrective communications”. In September 2000, the district court dismissed the government’s Medical Care Recovery Act and Medicare Secondary Payer claims. In February 2005, the U.S. Court of Appeals for the DC Circuit (the “DC Circuit”), ruled that disgorgement was not an available remedy.

Industries was dismissed for lack of personal jurisdiction on September 28, 2000. In addition, Investments was a defendant at the trial, but intervening changes in controlling law post-trial led to a March 28, 2011 court ruling that the court’s Final Judgment and Remedial Order no longer applied to Investments prospectively, and for this reason, Investments would not have to comply with any of the remaining injunctive remedies being sought by the government. As the government did not appeal the

March 28, 2011 ruling, this means that Investments is no longer in the case and is not subject to the injunctive relief the court ordered against the remaining defendants. As the case continued as against RJR Tobacco Company and Lorillard Tobacco with respect to injunctive relief and related matters, the following is noted.

The non-jury trial of the RICO portion of the claim began on September 21, 2004, and ended on June 9, 2005. On August 17, 2006, the federal district court issued its Final Judgment and Remedial Order, which found certain defendants, including RJR Tobacco Company, B&W, Lorillard Tobacco and Investments, had violated RICO, but did not impose any direct financial penalties. The district court instead enjoined the defendants from committing future racketeering acts, participating in certain trade organizations, making misrepresentations concerning smoking and health and youth marketing, and using certain brand descriptors such as “low tar,” “light,” “ultra light,” “mild” and “natural”. The district court also ordered the defendants to issue “corrective communications” on five subjects, including smoking and health and addiction, and to comply with further undertakings, including maintaining websites of historical corporate documents and disseminating certain marketing information on a confidential basis to the government. In addition, the district court placed restrictions on the defendants’ ability to dispose of certain assets for use in the United States, unless the transferee agrees to abide by the terms of the district court’s order, and ordered certain defendants to reimburse the U.S. Department of Justice its taxable costs incurred in connection with the case.

Defendants, including RJR Tobacco Company, Lorillard Tobacco, B&W and Investments, appealed, and the U.S. government cross-appealed to the DC Circuit. On May 22, 2009, the DC Circuit affirmed the federal district court’s RICO liability judgment, but vacated the order and remanded for further factual findings and clarification as to whether liability should be imposed against B&W, based on changes in the nature of B&W’s business operations (including the extent of B&W’s control over tobacco operations). The court also remanded on three other discrete issues relating to the injunctive remedies, including for the district court “to reformulate” the injunction on the use of low-tar descriptors “to exempt foreign activities that have no substantial, direct, and foreseeable domestic effects,” and for the district court to evaluate whether corrective communications could be required at point-of-sale displays (which requirement the DC Circuit vacated). On June 28, 2010, the U.S. Supreme Court denied the parties’ petitions for further review.

On December 22, 2010, the district court dismissed B&W from the litigation. In November 2012, the trial court entered an order setting forth the text of the corrective statements and directed the parties to engage in discussions with the Special Master to implement them. After various proceedings and appeals, the federal district court in October 2017 ordered RJR Tobacco Company and the other U.S. tobacco company defendants to fund the publishing of compelled public statements in various U.S. media outlets, including in newspapers, and on television, the companies’ websites and cigarette packaging. The compelled public statements commenced running regularly in major US newspapers and on major US television networks on November 26, 2017, appeared in newspapers for four months, and will appear on television networks through November 2018. Those statements also began appearing on RJRT’s website on June 18, 2018 and will be included in package onserts beginning in November 2018. Briefing regarding compelled public statements at point-of-sale was completed on September 14, 2018. The trial court has not yet indicated whether it will entertain argument on the issue.

(b) Class Actions

At June 30, 2018, RJR Tobacco Company, Lorillard Tobacco and B&W were named as a defendant in six separate actions attempting to assert claims on behalf of classes of persons allegedly injured or financially impacted through smoking, and SFNTC was named in 17 separate cases where plaintiffs alleged that use of the words “natural,” “additive-free,” or “organic” in NATURAL AMERICAN SPIRIT advertising and promotional materials suggests that those cigarettes are less harmful than other cigarettes and, for that reason, violated state consumer protection statutes or amounted to fraud or a negligent or intentional misrepresentation. If the classes are or remain certified, separate trials may be needed to assess individual plaintiffs’ damages. Among the pending class actions, 21 specified the amount of the claim in the complaint, including 17 that alleged that the plaintiffs were seeking in excess of $5.0 million and four that alleged that the plaintiffs were seeking less than $75,000 per class member plus unspecified punitive damages.

“Lights” Cases

Four of the class actions against RJR Tobacco Company, its affiliates and/or B&W allege that the use of the terms “lights” and “ultralights” constituted unfair and deceptive trade practices under state law or violates federal RICO laws. The classes in these cases generally seek to recover compensatory and punitive damages, injunctive and other forms of relief, and attorneys’ fees and costs from RJR Tobacco Company and/or B&W. In general, the plaintiffs allege that RJR Tobacco Company or B&W made false and misleading claims that “lights” cigarettes were lower in tar and nicotine and/or were less hazardous or less mutagenic than other cigarettes. The cases typically are filed pursuant to state consumer protection and related statutes. Similar class action suits have been filed in a number of states against individual cigarette manufacturers and their parent corporations.

i.

Turner v. R. J. Reynolds Tobacco Co. is a “lights” class action filed in February 2000 against RJR Tobacco Company in the Circuit Court, Madison County, Illinois. In November 2001, the trial court certified a class of purchasers of RJR Tobacco Company “lights” cigarettes. In November 2003, the case was stayed pending resolution of Price v. Philip Morris, Inc., the seminal “lights” putative class action case filed in the same court and involving RJR Tobacco Company’s competitor, Philip Morris. In Price, the trial court in March 2003 entered judgment against Philip Morris in the amount of $7.1 billion in compensatory damages and $3 billion in punitive damages. The Illinois Supreme Court reversed that judgment in December 2005, and after further appeals that court reaffirmed its decision in November 2015. The U.S. Supreme Court denied plaintiffs’ petition to review the decision in June 2016, concluding the Price case. The stay in Turner subsequently expired, and the court accordingly scheduled a series of status conferences, all of which were continued by agreement of the parties. On September 25, 2018, the trial court entered an agreed order dismissing the case with prejudice as to the named plaintiffs and dismissing the case without prejudice as to the absent class members.

ii.

Howard v. Brown & Williamson Tobacco Corp. is a “lights” class action filed in February 2000 against B&W in the Circuit Court, Madison County, Illinois. In December 2001, the trial court certified a class of purchasers of B&W “lights” cigarettes. In June 2003, the trial judge issued an order staying all proceedings pending resolution of the Price case described above. In August 2005, an Illinois appellate court affirmed the trial court’s stay order.

iii.

Black v. Brown & Williamson Tobacco Corp. is a “lights” class action filed in November 2000, which in 2008, the Circuit Court, City of St. Louis, Missouri stayed pending U.S. Supreme Court review in Good v. Altria Group, Inc. The case is brought by a putative class of purchasers of B&W “lights” cigarettes. The case was dismissed without prejudice on September 5, 2018.

iv.

Collora v. R. J. Reynolds Tobacco Co. is a “lights” class action filed in 2000 against RJR Tobacco Company in the Circuit Court, City of St. Louis, Missouri. The trial court certified a class of purchasers of RJR Tobacco Company “lights” cigarettes in December 2003. The case was dismissed without prejudice on September 5, 2018.

In the event RJR Tobacco Company, its affiliates or indemnitees lose one or more of the pending “lights” class-action suits, RJR Tobacco Company, depending upon the amount of any damages ordered, could face difficulties in its ability to pay the judgment or obtain any bond required to stay execution of the judgment which could have a material adverse effect on RJR Tobacco Company’s, and consequently RAI’s, results of operations, cash flows or financial position.

No Additive/Natural/Organic Claim Cases

A total of 16 putative class actions have been filed in nine U.S. federal district courts against SFNTC, a subsidiary of RAI (and in some cases against RJR Tobacco Company and RAI) which cases generally allege, in various combinations, violations of state deceptive and unfair trade practice statutes, and claim state common law fraud, negligent misrepresentation, and unjust enrichment based on the use of descriptors such as “natural,” “organic” and “100% additive-free” in the marketing, labelling, advertising, and promotion of SFNTC’s Natural American Spirit brand cigarettes. The actions seek various categories of recovery, including economic damages, injunctive relief (including medical monitoring and cessation programs), interest, restitution, disgorgement, treble and punitive damages, and attorneys’ fees and costs. In April 2016, in response to a motion by the various plaintiffs, the U.S. Judicial Panel on Multidistrict Litigation (“JPML”) consolidated these cases for pre-trial purposes before a federal court in New Mexico. That court heard argument on defendants’ motion to dismiss the current consolidated complaint on June 9, 2017. On December 21, 2017, the district court granted the motion in part, dismissing a number of claims with prejudice, and denied it in part. Class certification briefing and argument are expected to occur in 2019.

On November 7, 2016, a public health advocacy organization filed a case (Breathe DC v. Santa Fe Natural Tobacco Co., Inc.) in the Superior Court for the District of Columbia (Washington DC) against SFNTC, RAI and RJR Tobacco Company based on allegations relating to the labelling, advertising and promotional materials for SFNTC’s Natural American Spirit brand cigarettes, which allegations are similar to the allegations in the actions consolidated for pre-trial purposes in the transferee court described immediately above. The complaint seeks injunctive and other non-monetary relief, but does not seek monetary damages. On June 9, 2017, the defendants moved to dismiss this action. A decision is pending.

Other Putative Class Actions

Jones v. American Tobacco Co., Inc. is a putative class action filed in December 1998 in the Circuit Court, Jackson County, Missouri. The action was brought by a plaintiff on behalf of a putative class of Missouri tobacco product users and purchasers against various defendants, including RJR Tobacco Company, Lorillard Tobacco and B&W, alleging that the plaintiffs’ use of the defendants’ tobacco products has caused them to become addicted to nicotine, and seeking an unspecified amount of compensatory and punitive damages. There is currently no activity in this case.

Young v. American Tobacco Co., Inc. is a case filed in November 1997 in the Circuit Court, Orleans Parish, Louisiana against various U.S. cigarette manufacturers, including RJR Tobacco Company and B&W, and parent companies of such manufacturers. This putative ETS class action, which was brought on behalf of a putative class of Louisiana residents who, though not themselves cigarette smokers, have been exposed to second-hand smoke from cigarettes manufactured by the defendants, and allegedly suffered injury as a result of that exposure, seeks an unspecified amount of compensatory and punitive damages. In March 2016, the court entered an order staying the case, including all discovery, pending the completion of the smoking cessation program ordered by the court in Scott v. The American Tobacco Co.

Engle Class Action and Engle Progeny Cases (Florida)

In July 1998, trial began in Engle v. R. J. Reynolds Tobacco Co., a then-certified class action filed in Circuit Court, Miami-Dade County, Florida, against U.S. cigarette manufacturers, including RJR Tobacco Company, Lorillard Tobacco and B&W. The then-certified class consisted of Florida citizens and residents, and their survivors, who suffered from smoking-related diseases that first manifested between May 5, 1990, and November 21, 1996, and were caused by an addiction to cigarettes. In July 1999, the jury in this Phase I found against RJR Tobacco Company, Lorillard Tobacco, B&W and the other defendants on common issues relating to the defendants’ conduct, general causation, the addictiveness of cigarettes, and entitlement to punitive damages.

In July 2000, the jury in Phase II awarded the class a total of approximately $145 billion in punitive damages, apportioned $36.3 billion to RJR Tobacco Company, $17.6 billion to B&W, and $16.3 billion to Lorillard Tobacco. The three class representatives in the Engle class action were awarded $12.7 million in compensatory damages.

This decision was appealed and ultimately resulted in the Florida Supreme Court in December 2006 decertifying the class and allowing judgments entered for only two of the three Engle class representatives to stand and setting aside the punitive damages award. The court preserved certain of the jury’s Phase I findings, including that cigarettes can cause certain diseases, nicotine is addictive, and the defendants placed defective cigarettes on the market, breached duties of care, concealed health-related information and conspired. Putative Engle class members were permitted to file individual lawsuits, deemed “Engle progeny cases,” against the Engle defendants, within one year of the Supreme Court’s decision (subsequently extended to January 11, 2008).

During 2015, RJR Tobacco Company and Lorillard Tobacco, together with Philip Morris USA Inc. (“PM USA”), settled virtually all of the Engle progeny cases then pending against them in federal district court. The total amount of the settlement was $100 million divided as follows: RJR Tobacco Company – $42.5 million; PM USA – $42.5 million; and Lorillard Tobacco – $15 million. The settlement covered more than 400 federal Engle progeny cases but did not cover 12 federal progeny cases previously tried to verdict and then pending on post-trial motions or appeal; and two federal progeny cases filed by different lawyers from the ones who negotiated the settlement for the plaintiffs.

As at June 30, 2018, there were approximately 2,427 Engle progeny cases pending in which RJR Tobacco Company, Lorillard Tobacco and/or B&W have been named as defendants and served (compared to 2,569 on December 31, 2017). The number of Engle progeny cases will fluctuate as cases are dismissed or if any of the dismissed cases are appealed. These cases include claims by or on behalf of 3,072 plaintiffs. (In addition, as of June 30, 2018, RJR Tobacco Company was aware of 14 additional Engle progeny cases that have been filed but not served.) The number of pending cases fluctuates for a variety of reasons, including voluntary and involuntary dismissals. Voluntary dismissals include cases in which a plaintiff accepts an “offer of judgment”, from RJR Tobacco Company, Lorillard Tobacco and/or RJR Tobacco Company’s affiliates and indemnitees. An offer of judgment, if rejected by the plaintiff, preserves RJR Tobacco Company’s and Lorillard Tobacco’s right to recover attorneys’ fees under Florida law in the event of a verdict favorable to RJR Tobacco Company or Lorillard Tobacco, or affiliates of such entities. Such offers are sometimes made through court-ordered mediations.

Ninety-one Engle progeny cases have been tried in Florida state and federal courts against RJR Tobacco Company, Lorillard Tobacco and/or B&W since the beginning of 2016 through June 30, 2018, and additional state court trials are scheduled for 2018. Of these 91 trials, 40 resulted in plaintiffs’ verdicts. Since the beginning of 2016 through June 30, 2018, total damages awarded against RJR Tobacco Company were approximately $313,491,739. This number comprises approximately $137,154,664 in compensatory damages and approximately $176,337,075 in punitive damages. As at June 30, 2018, RJR Tobacco Company had appealed all of these 40 adverse judgments and still had time to appeal four other adverse judgments. Out of the 40 appeals, 20 remain undecided in the District Court of Appeals (one case has a rehearing time pending so opinion is not final, there are two cases with petitions for review pending in the Florida Supreme Court and 0 cases with petitions for review pending in the U.S. Supreme Court) and 17 appeals were decided and/or closed. Of these 17 appeals, 11 were affirmed in favor of plaintiff (further review of U.S. Supreme Court time remains pending in two), one had the liability findings affirmed but was reversed for reinstatement of full compensatory damages amount, however the judgment was paid, one was affirmed as to compensatory damages, but reversed for plaintiff to seek punitive damages on negligence and strict liability claims, one was reversed for new trial, however the judgments were paid, two in which there was an appeal of the judgment which was subsequently dismissed and the judgment paid and one was affirmed on compensatory damages but reversed on punitive damages and on retrial, a directed verdict was entered in favor of RJR Tobacco Company on punitive damages. RJR Tobacco Company has paid damages to plaintiffs in 3 cases that were not appealed that are now closed. The total damages awarded may vary depending on the outcome of pending appeals.

Since the beginning of 2016 through June 30, 2018, RJR Tobacco Company or Lorillard Tobacco has paid judgments in 41 Engle progeny cases. Those payments totaled $437.9 million and included $323.2 million for compensatory or punitive damages and $114.7 million for attorneys’ fees and statutory interest.

In addition, accruals for damages and attorneys’ fees and statutory interest for three cases (Starr-Blundell v. R. J. Reynolds Tobacco Co., Grossman v. R. J. Reynolds Tobacco Co., and Pardue v. R. J. Reynolds Tobacco Co.) and an accrual for attorneys’ fees and interest for one case, Ward v. R. J. Reynolds Tobacco Co., were recorded in RAI’s consolidated balance sheet as of June 30, 2018.

By statute, Florida applies a $200 million bond cap to all Engle progeny cases in the aggregate. Individual bond caps for any given Engle progeny case vary depending on the number of judgments in effect at a given time. Judicial attempts by several plaintiffs in the Engle progeny cases to challenge the bond cap as violating the Florida Constitution have failed, and bills that would have eliminated the bond cap have been introduced in prior legislative sessions, but did not pass.

(c) Individual Cases

As of June 30, 2018, 104 individual cases were pending in the United States against RJR Tobacco Company, Lorillard Tobacco and/or B&W (compared to 99 on December 31, 2017). This category of cases includes smoking and health cases alleging personal injuries caused by tobacco use or exposure brought by or on behalf of individual plaintiffs based on theories of negligence, strict liability, breach of express or implied warranty, and violations of state deceptive trade practices or consumer protection statutes. The plaintiffs seek to recover compensatory damages, attorneys’ fees and costs, and punitive damages. The category does not include the Engle progeny cases, discussed above, or the West Virginia personal injury cases (“West Virginia IPIC”) cases, Broin II cases, and Filter Cases, discussed below. One of the individual cases is brought by or on behalf of an individual or his/her survivors alleging personal injury as a result of exposure to ETS.

Five individual cases have been tried against RJR Tobacco Company, Lorillard Tobacco and/or B&W since the beginning of 2016 through June 30, 2018, and one additional individual case is scheduled for trial in 2018. Of those five trials, three resulted in plaintiffs’ verdicts that awarded total damages of approximately $94 million. This number includes approximately $51 million in compensatory damages and $43 million in punitive damages. As of June 30, 2018, RJR Tobacco Company had appealed one of these adverse verdicts in an appeal that remains undecided, and the time for appealing the other two adverse verdicts has not yet expired. From the beginning of 2016 through June 30, 2018, RJR Tobacco Company or Lorillard Tobacco paid $17.7 million for a judgment in an individual case, which included $13.5 million for compensatory and punitive damages and $4.2 million for attorneys’ fees and statutory interest.

West Virginia IPIC Cases

As at June 30, 2018, there was one pending West Virginia IPIC cases (compared to one on December 31, 2017). The West Virginia IPIC cases are a series of roughly 1,200 cases, filed in West Virginia beginning in 1999, asserting claims against PM USA, Lorillard Tobacco, RJR Tobacco Company, B&W and The American Tobacco Company. These cases were brought in consolidated proceedings in West Virginia alleging personal injuries, where the first phase of the trial began on April 15, 2013 and on May 15, 2013 the jury returned a verdict for defendants on all but one of plaintiffs’ claims (the verdict was affirmed on appeal). The one claim upon which plaintiffs prevailed was a limited failure to instruct claim covering a narrow window of time. Only 30 plaintiffs qualified to pursue that narrow claim. In 2017, those 30 plaintiffs agreed to resolve their claims for $7,000 per case. All of those failure to instruct claims have been dismissed with prejudice, with the agreement that each plaintiff who submits a release within one year will receive the agreed payment of $7,000 from either PM USA or RJRT as appropriate. Three of the 30 plaintiffs have submitted releases to date. In addition to the foregoing failure to instruct claims, various plaintiffs in 1999 and 2000 asserted claims against retailers and distributors (which have not been pursued in light of the result in the Phase I trial in defendants’ favour), as well as smokeless claims against various defendants including RJRT, Lorillard, American Snuff Co. and B&W. In 2017, 41 plaintiffs sought to pursue their smokeless claims over defendants’ objections. On April 27, 2018, the court dismissed the claims of those 41 plaintiffs with prejudice. In the final weeks of the case in the trial court, one plaintiff sought to pursue a roll-your-own claim that had long been dormant. The trial court denied that request and that one plaintiff appealed to the West Virginia Supreme Court on May 8, 2018. The Supreme Court has set a briefing schedule for that appeal.

Broin II Cases

As at June 30, 2018, there were 1,413 Broin II cases pending against RJR Tobacco Company, Lorillard Tobacco and/or B&W (compared to 2,321 on December 31, 2017). Broin v. Philip Morris, Inc. was a class action filed in Circuit Court in Miami-Dade County, Florida in 1991 and brought on behalf of flight attendants alleged to have suffered from diseases or ailments caused by exposure to ETS in airplane cabins. In October 1997, RJR Tobacco Company, Lorillard Tobacco, B&W and other cigarette manufacturer defendants settled Broin, agreeing to pay a total of $300 million in three annual $100 million instalments, allocated among the companies by market share, to fund research on the early detection and cure of diseases associated with tobacco smoke. It also required those companies to pay a total of $49 million for the plaintiffs’ counsel’s fees and expenses. RJR Tobacco Company’s portion of these payments was approximately $86 million; Lorillard Tobacco’s was approximately $57 million; and B&W’s was approximately $31 million. The settlement agreement, among other things, limits the types of claims class members may bring and eliminates claims for punitive damages. The settlement agreement also provides that, in individual cases by class members that are referred to as Broin II lawsuits, the defendants will bear the burden of proof with respect to whether ETS can cause certain specifically enumerated diseases, referred to as “general causation.” With respect to all other liability issues, including whether an individual plaintiff’s disease was caused by his or her exposure to ETS in airplane cabins, referred to as “specific causation,” individual plaintiffs will bear the burden of proof. On September 7, 1999, the Florida Supreme Court approved the settlement. There have been no Broin II trials since 2007. There have been periodic efforts to activate cases and the Company expects this to continue over time.

Filter Cases

As at June 30, 2018, there were 63 pending Filter Cases (compared to 71 on December 31, 2017) brought against Lorillard Tobacco and Lorillard, Inc. by individuals who seek damages resulting from their alleged exposure to asbestos fibers that were incorporated into filter material used in one brand of cigarettes manufactured by a predecessor to Lorillard Tobacco for a limited period of time ending more than 50 years ago. Pursuant to the terms of a 1952 agreement between P. Lorillard Company and H&V Specialties Co., Inc. (the manufacturer of the filter material), Lorillard Tobacco is required to indemnify Hollingsworth & Vose for legal fees, expenses, judgments and resolutions in cases and claims alleging injury from finished products sold by P. Lorillard Company that contained the filter material. From January 1, 2016 to June 30, 2018, Lorillard Tobacco and RJR Tobacco Company have paid, or have reached agreement to pay, a total of approximately $27.5 million in settlements to resolve 123 Filter Cases.

(d) State Settlement Agreements

In November 1998, the major U.S. cigarette manufacturers, including RJR Tobacco Company, B&W and Lorillard Tobacco, entered into the MSA with attorneys general representing 46 U.S. states, the

District of Columbia and certain U.S. territories and possessions. These cigarette manufacturers previously settled four other cases, brought on behalf of Mississippi, Florida, Texas and Minnesota, by separate agreements with each state.

These State Settlement Agreements settled all health-care cost recovery actions brought by, or on behalf of, the settling jurisdictions; released the defending major U.S. cigarette manufacturers from various additional present and potential future claims; imposed future payment obligations in perpetuity on RJR Tobacco Company, B&W, Lorillard Tobacco and other major U.S. cigarette manufacturers; and placed significant restrictions on their ability to market and sell cigarettes and smokeless tobacco products. In accordance with the MSA, various tobacco companies agreed to fund a $5.2 billion trust fund to be used to address the possible adverse economic impact of the MSA on tobacco growers.

The State Settlement Agreements have materially adversely affected RJR Tobacco Company’s shipment volumes. RAI believes that these settlement obligations may materially adversely affect the results of operations, cash flows or financial position of RAI and RJR Tobacco Company in future periods. The degree of the adverse impact will depend, among other things, on the rate of decline in U.S. cigarette sales in the premium and value categories, RJR Tobacco Company’s share of the domestic premium and value cigarette categories, and the effect of any resulting cost advantage of manufacturers not subject to the State Settlement Agreements.

In addition, the MSA includes an adjustment that potentially reduces the annual payment obligations of RJR Tobacco Company, Lorillard Tobacco and the other signatories to the MSA, known as “Participating Manufacturers” (“PMs”). Certain requirements, collectively referred to as the “Adjustment Requirements,” must be satisfied before the Non-Participating Manufacturers (“NPM”) Adjustment for a given year is available: (i) an Independent Auditor must determine that the PMs have experienced a market share loss, beyond a triggering threshold, to those manufacturers that do not participate in the MSA (such non-participating manufacturers being referred to as “NPMs”); and (ii) in a binding arbitration proceeding, a firm of independent economic consultants must find that the disadvantages of the MSA were a significant factor contributing to the loss of market share. This finding is known as a significant factor determination.

When the Adjustment Requirements are satisfied, the MSA provides that the NPM Adjustment applies to reduce the annual payment obligation of the PMs. However, an individual settling state may avoid its share of the NPM Adjustment if it had in place and diligently enforced during the entirety of the relevant year a “Qualifying Statute” that imposes escrow obligations on NPMs that are comparable to what the NPMs would have owed if they had joined the MSA. In such event, the state’s share of the NPM Adjustment is reallocated to other settling states, if any, that did not have in place and diligently enforce a Qualifying Statute.

RJR Tobacco Company and Lorillard Tobacco are or were involved in NPM Adjustment proceedings concerning the years 2003 to 2016. In 2012, RJR Tobacco Company, Lorillard Tobacco, and SFNTC entered into a term sheet with certain settling states that resolved accrued and potential NPM adjustments for the years 2003 through 2012 and, as a result, RJR Tobacco Company and SFNTC collectively received more than $1.1 billion in credits that, in substantial part, were applied to MSA payments in 2014 through 2017. After an arbitration panel ruled in September 2013 that six states had not diligently enforced their qualifying statutes in the year 2003, additional states joined the term sheet. RJR Tobacco Company executed the NPM Adjustment Settlement Agreement on September 25, 2017. Since the NPM Adjustment Settlement Agreement was executed, an additional 10 states have joined the Agreement. NPM proceedings are ongoing and could result in further reductions of the companies’ MSA-related payments.

On January 18, 2017, the State of Florida filed a motion to join ITG as a defendant and to enforce the Florida State Settlement Agreement, which motion seeks payment under the Florida State Settlement Agreement of approximately $45 million with respect to the four brands (Winston, Salem, Kool and Maverick) that were sold to ITG in the Divestiture, referred to as the “Acquired Brands”. The motion also claims future annual losses of approximately $30 million absent the court’s enforcement of the Florida State Settlement Agreement. The State’s motion sought, among other things, an order declaring that RJR Tobacco Company and ITG are in breach of the Florida Settlement Agreement and are required, jointly and severally, to make annual payments to the State under the Florida State Settlement Agreement with respect to the Acquired Brands. In addition, on January 18, 2017, PM USA filed a motion to enforce the Florida State Settlement Agreement, asserting among other things that RJR Tobacco Company and ITG breached that agreement by failing to make settlement payments as to the Acquired Brands, which PM USA asserts has improperly shifted settlement payment obligations to PM USA. On January 27, 2017, RJR Tobacco Company sought leave to file a supplemental pleading for breach by ITG of its obligations regarding joinder into the Florida State Settlement Agreement. The Florida court, on March 30, 2017, ruled that ITG should be joined into the enforcement action.

After a bench trial, the court entered an order holding that RJR Tobacco Company (not ITG) is liable for annual settlement payments for the Acquired Brands, finding that ITG did not assume liability for annual settlement payments under the terms of the asset purchase agreement relating to the Divestiture and RJR Tobacco Company remained liable for payments under the Florida State Settlement Agreement as to the Acquired Brands. On January 23, 2018, RJR Tobacco Company filed a notice of appeal, and on January 25, 2018, RJR Tobacco Company filed an amended notice of appeal, and PM USA filed a notice of appeal as to the court’s ruling as to ITG. On January 26, 2018, the State moved for recovery of its attorneys’ fees and costs from RJR Tobacco Company. The State and PM USA filed a joint motion for the entry of final judgment on February 1, 2018. The Court declined to enter a final judgment until after resolution of the dispute between RJR Tobacco Company and PM USA regarding PM USA’s assertion that settlement payment obligations have been improperly shifted to PM USA. On August 15, 2018, the Court entered a final judgment in the action. As a result of the Court’s final judgment, PM USA’s challenge to RJR Tobacco Company’s accounting assumptions related to the Acquired Brands was rendered moot, subject to reinstatement if ITG joins the Florida State Settlement Agreement or if judgment is reversed. On August 29, 2018, RJR Tobacco Company filed a notice of appeal on the final judgment. On September 7, 2018, PM USA filed a notice of appeal with respect to the Court’s ruling as to ITG. On September 12, 2018, RJR Tobacco Company filed a motion to consolidate RJR Tobacco Company’s appeal with the appeal filed by PM USA, which motion remains outstanding. An appellate briefing schedule will be set after determination of the motion to consolidate. RJR Tobacco Company will seek indemnification from ITG, if necessary. In January 2018, the auditor of the Florida State Settlement Agreement adjusted the final 2017 invoice for the annual payment and amended the 2015 and 2016 invoices for the respective annual payment and the net operating profit penalty for each of those years under the Florida Settlement Agreement, based on the auditor’s interpretation of the court’s order. The adjusted invoices reflected amounts due to both the State of Florida and PM USA. In total, the estimated additional amounts due were $99.4 million (with $83.5 million to the State of Florida and $15.9 million to PM USA). RJR Tobacco Company has advised the auditor of the Florida State Settlement Agreement that it disputes these amounts, and therefore no further amounts were due or would be paid for those years pending the final resolution of RJR Tobacco Company’s appeal of the court’s order. These amounts were not paid.

On February 17, 2017, ITG filed an action in the Court of Chancery of the State of Delaware seeking declaratory relief and a motion for a temporary restraining order against RAI and RJR Tobacco Company. In its complaint, ITG asked the court to declare various matters related to its rights and obligations under the asset purchase agreement (and related documents) relating to the Divestiture. ITG sought an injunction barring RAI and/or RJR Tobacco Company from alleging in the Florida enforcement litigation that ITG had breached the asset purchase agreement and requiring these companies to litigate issues under the asset purchase agreement in Delaware. Following a hearing on ITG’s complaint and motion on March 1, 2017, the Delaware court entered a temporary restraining order that enjoined RAI and RJR Tobacco Company from “taking offensive action to assert claims against ITG Brands” in the Florida enforcement action, but the order does not prevent RJR Tobacco

Company from making arguments in response to claims asserted by the State of Florida, PM USA or ITG in the Florida enforcement litigation. On March 24, 2017, RAI and RJR Tobacco Company answered the ITG complaint and filed a motion to stay proceedings in Delaware pending the outcome of the Florida enforcement litigation, which motion was denied May 18, 2017. Cross motions for partial judgment on the pleadings were filed focusing on whether ITG’s obligation to use “reasonable best efforts” to join the Florida State Settlement Agreement continued after the June 12, 2015 closing. On November 30, 2017, following argument, the Delaware court ruled in favor of RJR Tobacco Company, holding that ITG’s obligation to use its reasonable best efforts to join the Florida Settlement Agreement did not terminate due to the closing of the asset purchase agreement relating to the Divestiture. RJR Tobacco Company is considering its next steps.

On March 26, 2018, the State of Minnesota filed a motion against RJR Tobacco Company to enforce the Minnesota State Settlement Agreement, which motion seeks payments under the Minnesota State Settlement Agreement of approximately $40 million with respect to the Acquired Brands. The motion also claims future annual losses of approximately $15 million absent the court’s enforcement of the Minnesota State Settlement Agreement. The State of Minnesota also filed a separate complaint against ITG, which complaint seeks the same payments. The State’s motion against RJR Tobacco Company and complaint against ITG seek, among other things, an order declaring that RJR Tobacco and ITG are in breach of the Minnesota State Settlement Agreement and are jointly and severally liable to make annual payments to the State of Minnesota under the Minnesota State Settlement Agreement with respect to the Acquired Brands. In addition, on March 28, 2018, PM USA filed a motion to enforce the Minnesota State Settlement Agreement, asserting among other things, that RJR Tobacco Company and ITG breached the Minnesota State Settlement Agreement by failing to make settlement payments as to the Acquired Brands, which PM USA asserts has improperly shifted settlement payment obligations to PM USA. On March 27, 2018, the Minnesota court consolidated the motions to enforce and complaint against ITG into one proceeding captioned In re Petition of the State of Minnesota for an Order Compelling Payments of Settlement Proceeds Related to ITG Brands LLC, Court File No. 62-CV-18-1912. On June 11, 2018, the court held a scheduling conference in the case and by order dated June 21, 2018, set a discovery schedule for the case. Discovery is scheduled to be completed by March 31, 2019. No trial date has yet been set.

(e) UK-Based Group Companies

As at June 30, 2018, Investments has been served in one dormant individual action in the U.S. (Perry) in which there has been no activity since 1998 following the plaintiff’s death in 1997.

Tobacco Related Litigation Outside the United States

As at June 30, 2018:

i.	active product liability claims against the Group’s companies existed in 15 markets outside the U.S. The only markets with five or more claims were Argentina, Brazil, Canada, Chile, Italy and Nigeria.

ii.	medical reimbursement actions are being brought in Angola, Argentina, Brazil, Canada, Nigeria and South Korea.

iii.	class actions are being brought in Brazil, Canada, Italy and Venezuela.

(a) Medical reimbursement cases

Angola

In or about November 2016, BAT Angola affiliate Sociedade Unificada de Tabacos de Angola (“SUT”) was served with a collective action filed in the Provincial Court of Luanda, 2nd Civil Section, by the consumer association Associação Angolana dos Direitos do Consumidor (“AADIC”). The lawsuit seeks damages of KZ 800,000,000.00 (roughly £24 million as at June 30, 2018) allegedly incurred by the Angolan Instituto Nacional do Controlo do Cancro (“INCC”) for the cost of treating tobacco-related disease, non-material damages allegedly suffered by certain individual smokers on the rolls of INCC, and the mandating of certain cigarette package warnings. SUT filed its answer to the claim on or about December 5, 2016. The case remains pending.

Argentina

In 2007, the non-governmental organization the Argentina Tort Law Association (“ATLA”) and Emma Mendoza Voguet brought a reimbursement action against Nobleza Piccardo S.A.I.C.y.F. (“Nobleza”) and Massalín Particulares. The case is being heard in the Contentious Administrative Court and is currently at the evidentiary stage.

Brazil

In August 2007, the São Paulo Public Prosecutor’s Office filed a medical reimbursement claim against Souza Cruz S.A. (“Souza Cruz”). A similar claim was lodged against Philip Morris Brasil Indústria e Comércio Ltda. On October 4, 2011, the Court dismissed the action against Souza Cruz, with a judgment on the merits. The plaintiffs’ appeal to the Court of Appeal failed by unanimous vote (3 to 0). The Public Prosecutor’s Office has since filed a Special Appeal to the Superior Court of Justice.

Canada

Following the implementation of legislation enabling provincial governments to recover healthcare costs directly from tobacco manufacturers, ten actions for recovery of healthcare costs arising from the treatment of smoking and health-related diseases have been brought. These proceedings name various Group companies as defendants, including BAT, Investments, Industries, Carreras Rothmans Limited (collectively the “UK Companies”) and Imperial Tobacco Canada Limited (“Imperial”), the Group’s operating company in Canada, as well as RJR Tobacco Company and its affiliate R.J. Reynolds Tobacco International Inc. (“RJRTI”) (collectively, the “RJR Companies”). Pursuant to the terms of the 1999 sale of RJR Tobacco Company’s international tobacco business, RJR Tobacco Company has tendered the defense of these actions to Japan Tobacco Incorporated (“JTI”). Subject to a reservation of rights, JTI has assumed the defense of the RJR Companies in these actions.

The ten cases are proceeding in British Columbia, New Brunswick, Newfoundland and Labrador, Ontario, Quebec, Manitoba, Alberta, Saskatchewan, Nova Scotia and Prince Edward Island. The enabling legislation is in force in all ten provinces. In addition, legislation has received Royal Assent in two of the three territories in Canada, but has yet to be proclaimed into force.

In 2001, the government of British Columbia brought a healthcare reimbursement claim against domestic and foreign ‘manufacturers’ pursuant to the provisions of the Tobacco Damages and Health Care Costs Recovery Act 2000. Imperial, Investments, Industries, Carreras Rothmans Limited and the RJR Companies and certain former Rothmans Group companies are named as defendants. The defenses of Imperial, Investments, Industries, Carreras Rothmans Limited and the RJR Companies have been filed, and document production and discoveries are ongoing. On February 13, 2017 the province delivered an expert report dated October 2016, quantifying its damages in the amount of CAD$118 billion. No trial date has been set. The federal government is seeking CAD$5 million jointly from all the defendants in respect of costs pertaining to the third-party claim, now dismissed.

The government of New Brunswick has brought a healthcare reimbursement claim in June 2006, against domestic and foreign tobacco ‘manufacturers’, pursuant to the provisions of the Tobacco Damages and Health Care Costs Recovery Act 2000 enacted in that Province. Imperial, the UK Companies and the RJR Companies have all been named as defendants. The defenses of Imperial, the UK Companies and the RJR Companies have been filed and document production and discoveries are substantially complete. Damages have been calculated by the province in the range of

CAD$25-$60 billion from 1954 to 2060. Following a motion to set a trial date, the court ordered that the trial commence on November 4, 2019.

The government of the Province of Ontario has filed a healthcare reimbursement claim against domestic and foreign tobacco ‘manufacturers’, pursuant to the provisions of the Tobacco Damages and Health Care Costs Recovery Act 2009 enacted in that Province. Imperial, the UK Companies and the RJR Companies have all been named as defendants. The defenses of Imperial, the UK Companies and the RJR Companies have been filed. The parties completed significant document production in summer of 2017 and discoveries are scheduled to commence in the fall of 2018. On June 15, 2018, the province delivered an expert report quantifying its damages in the range of CAD $280 – 630 billion in 2016/2017 dollars for the period 1954 – 2060, and the Province amended the damages sought in its Statement of Claim accordingly. No trial date has been set, but the court is considering dates in late 2020, early 2021.

The government of the Province of Newfoundland and Labrador filed a healthcare reimbursement claim in February 2011 against domestic and foreign tobacco ‘manufacturers’, pursuant to the provisions of the Tobacco Health Care Costs Recovery Act 2001 enacted in that Province. Imperial, the UK Companies and the RJR Companies have all been named as defendants. The case is at an early case management stage. The defenses of Imperial, the UK Companies and the RJR Companies have been filed. The province began its document production in March 2018. Damages have not been quantified by the province. No trial date has been set.

The government of the Province of Saskatchewan filed a healthcare reimbursement claim in June 2012 against domestic and foreign tobacco ‘manufacturers’, pursuant to the provisions of the Tobacco Damages and Health Care Costs Recovery Act 2007 enacted in that Province. Imperial, the UK Companies and the RJR Companies have all been named as defendants. This case is at an early case management stage. The defenses of Imperial, the UK Companies and the RJR Companies have been filed, and the province has delivered a test shipment of documents. Damages have not been quantified by the province. No trial date has been set.

The government of the Province of Manitoba filed a healthcare reimbursement claim in May 2012 against domestic and foreign tobacco ‘manufacturers’, pursuant to the provisions of the Tobacco Damages Health Care Costs Recovery Act 2006 enacted in that Province. Imperial, the UK Companies and the RJR Companies have all been named as defendants. This case is at an early case management stage. The defenses of Imperial, the UK Companies and the RJR Companies have been filed and document production is underway. Damages have not been quantified by the province. No trial date has been set.

The government of the Province of Alberta filed a healthcare reimbursement claim in June 2012 against domestic and foreign tobacco ‘manufacturers’, pursuant to the provisions of the Crown’s Right of Recovery Act 2009 enacted in that Province. Imperial, the UK Companies and the RJR Companies have all been named as defendants. This case is at an early case management stage. The defenses of Imperial, the UK Companies and the RJR Companies have been filed. Document production is underway. The province has stated its claim to be worth CAD$10 billion. No trial date has been set.

The government of the Province of Quebec filed a healthcare reimbursement claim in June 2012 against domestic and foreign tobacco ‘manufacturers,’ pursuant to the provisions of the Tobacco Related Damages and Health Care Costs Recovery Act 2009 enacted in that Province. Imperial, Investments, Industries, the RJR Companies and Carreras Rothmans Limited have been named as defendants. The case is at an early case management stage. The defenses of Imperial, Investments, Industries, Carreras Rothmans Limited and the RJR Companies have been filed. Motions over admissibility of documents and damages discovery have been filed but not heard. The province is seeking CAD$60 billion. No trial date has been set.

The government of the Province of Prince Edward Island filed a healthcare reimbursement claim in September 2012 against domestic and foreign tobacco ‘manufacturers’, pursuant to the provisions of the Tobacco Damages and Health Care Costs Recovery Act 2009 enacted in that Province. Imperial, the UK Companies and the RJR Companies have all been named as defendants. This case is at an early case management stage. The defenses of Imperial, the UK Companies and the RJR Companies have been filed and the next step will be document production, which the parties have deferred for the time being. Damages have not been quantified by the province. No trial date has been set.

The government of the Province of Nova Scotia filed a healthcare reimbursement claim in January 2015 against tobacco industry defendants pursuant to the provisions of the Tobacco Health Care Costs Recovery Act 2005 enacted in that Province. Imperial, the UK Companies and the RJR Companies have all been named as defendants. This case is at an early case management stage. The defenses of Imperial, the UK Companies and the RJR Companies have been filed. The province provided a test document production in March 2018. Damages have not been quantified by the province. No trial date has been set.

Nigeria

British American Tobacco (Nigeria) Limited (“BAT Nigeria”), BAT and Investments have been named as defendants in a medical reimbursement action by the federal government of Nigeria, filed on November 6, 2007 in the Federal High Court, and in similar actions filed by the Nigerian states of Kano (May 9, 2007), Oyo (May 30, 2007), Lagos (March 13, 2008), Ogun (February 26, 2008), and Gombe (October 17, 2008) commenced in their respective High Courts. In the five cases that remain active, the plaintiffs seek a total of approximately 10.6 trillion Nigerian naira (roughly £22.3 billion as at June 30, 2018) in damages, including special, anticipatory and punitive damages, restitution and disgorgement of profits, as well as declaratory and injunctive relief.

The suits claim that the state and federal government plaintiffs incurred costs related to the treatment of smoking-related illnesses resulting from allegedly tortious conduct by the defendants in the manufacture, marketing, and sale of tobacco products in Nigeria, and assert that the plaintiffs are entitled to reimbursement for such costs. The plaintiffs assert causes of action for negligence, negligent design, fraud and deceit, fraudulent concealment, breach of express and implied warranty, public nuisance, conspiracy, strict liability, indemnity, restitution, unjust enrichment, voluntary assumption of a special undertaking, and performance of another’s duty to the public

BAT and Investments have made a number of challenges to the jurisdiction of the Nigerian courts. Such challenges are still pending (on appeal) against the federal government and the states of Lagos, Kano, Gombe and Ogun. The underlying cases are stayed or adjourned pending the final outcome of these jurisdictional challenges. In the state of Oyo, on November 13, 2015, and February 24, 2017 respectively, BAT’s and Investments’ jurisdictional challenges were successful in the Court of Appeal and the issuance of the writ of summons was set aside.

South Korea

In April 2014, Korea’s National Health Insurance Service (“NHIS”) filed a healthcare recoupment action against KT&G (a Korean tobacco company), PM Korea and BAT Korea (including BAT Korea Manufacturing). The NHIS is seeking damages of roughly 54 billion Korean Won (roughly £36.7 million as at June 30, 2018) in respect of healthcare costs allegedly incurred by the NHIS treating patients with lung (small cell and squamous cell) and laryngeal (squamous cell) cancer between 2003 and 2012. Court hearings in the case, which constitute the trial, commenced in September 2014 and remain ongoing.

(b) Class Actions

Brazil

There are currently two class actions being brought in Brazil. One is also a medical reimbursement claim (São Paulo Public Prosecutor’s Office), and is therefore discussed above.

In 1995, the Associação de Defesa da Saúde do Fumante (“ADESF”) class action was filed against Souza Cruz and Philip Morris in the São Paulo Lower Civil Court alleging that the defendants are liable to a class of smokers and former smokers for failing to warn of cigarette addiction. The case was stayed in 2004 pending the defendants’ appeal from a decision issued by the Lower Civil Court that held that the defendants had not met their burden of proving that cigarette smoking was not addictive or harmful to health.

On November 12, 2008, the São Paulo Court of Appeals overturned the lower court’s unfavorable decision of 2004, returning the case to the lower court for production of evidence and a new judgment. Following production of evidence, on May 16, 2011, the lower court granted Souza Cruz’s motion to dismiss the action in its entirety on the merits. The plaintiffs’ appeal to the Sao Paolo Court of Appeals was unsuccessful. The plaintiffs then filed a Special Appeal to the Superior Court of Justice, which was rejected under procedural grounds on February 20, 2017. The plaintiffs filed an appeal of the rejection in the Superior Court of Justice on March 15, 2017.

Canada

There are 11 class actions being brought in Canada against Group companies:

Knight Class Action: The Supreme Court of British Columbia certified a class of all consumers who purchased Imperial cigarettes in British Columbia bearing ‘light’ or ‘mild’ descriptors since 1974. The plaintiff is seeking compensation for amounts spent on ‘light and mild’ products and a disgorgement of profits from Imperial on the basis that the marketing of light and mild cigarettes was deceptive because it conveyed a false and misleading message that those cigarettes are less harmful than regular cigarettes.

On appeal, the appellate court confirmed the certification of the class, but limited any financial liability, if proven, to 1997 onward. Imperial’s third party claim against the federal government was dismissed by the Supreme Court of Canada. The federal government is seeking a parallel cost order of CAD$5 million from Imperial relating to its now dismissed third party claim. After being dormant for several years, the plaintiff delivered a Notice of Intention to Proceed, and Imperial delivered an application to dismiss the action for delay. The application was heard on June 23, 2017 and was dismissed on August 23, 2017. Notice to class members of certification was provided on February 14, 2018. The next anticipated steps include discovery related ones.

Growers’ Class Action: In December 2009, Imperial was served with a proposed class action filed by Ontario tobacco farmers and the Ontario Flue-Cured Tobacco Growers’ Marketing Board. The plaintiffs allege that Imperial and the Canadian subsidiaries of Philip Morris International and JTI failed to pay the agreed domestic contract price to the growers used in products manufactured for the export market and which were ultimately smuggled back into Canada. JTI has sought indemnification pursuant to the JTI Indemnities (discussed below). The plaintiffs seek damages in the amount of CAD$50 million. Various preliminary challenges have been heard, the last being a motion for summary judgment on a limitation period. The motion was dismissed and ultimately, leave to appeal to the Ontario Court of Appeal was dismissed in November 2016. In December 2017, the plaintiffs proposed that the action proceed by way of individual actions as opposed to a class action. The parties are currently in discussions as to next steps.

Quebec Class Actions: There are currently two class actions in Quebec. On February 21, 2005, the Quebec Superior Court granted certification in two class actions against Imperial and two other domestic manufacturers. The Court certified two classes, with the class definitions being revised in the judgment rendered May 27, 2015. One class consists of residents of Quebec who (a) smoked before November 20, 1998 at least 12 pack years of cigarettes manufactured by the Defendants; and (b) were diagnosed before March 12, 2012 with: lung cancer, or cancer (squamous cell carcinoma) of the throat, or emphysema. The group also includes the heirs of persons deceased after November 20, 1998 who meet the criteria described above. The second consists of residents of Quebec who, as of

September 30, 1998, were addicted to nicotine contained in cigarettes and who in addition meet the following three criteria: (a) they started smoking before September 30, 1994 by smoking cigarettes manufactured by the Defendants; (b) between September 1 and September 30, 1998 they smoked on average at least 15 cigarettes manufactured by the Defendants on a daily basis; and (c) they still smoked an average of at least 15 cigarettes manufactured by the Defendants as of February 21, 2005, or until their death if it occurred before that date. The group also includes the heirs of members who meet the criteria described above. Pursuant to the judgment, the plaintiffs were awarded damages and interest against Imperial and the Canadian subsidiaries of Philip Morris International and JTI in the amount of CAD$15.6 billion, of which Imperial’s share is CAD$10.4 billion. An appeal of the judgment was filed on June 26, 2015. The Court also awarded provisional execution pending appeal of CAD$1,131 million, of which Imperial’s share was approximately CAD$742 million. This order was subsequently overturned by the Court of Appeal. Following the cancellation of the order for provisional execution, the plaintiffs filed a motion against Imperial and one other manufacturer seeking security in the amount of CAD $5 billion to guarantee, in whole or in part, the payment of costs of the appeal and the judgment. On October 27, 2015, the Court of Appeal ordered the parties to post security in the amount of CAD$984 million, of which Imperial’s share is CAD$758 million. The security was paid in seven equal quarterly instalments (of just over CAD$108 million) between December 31, 2015 and June 30, 2017. Imperial filed its Factum on Appeal on December 11, 2015 and the appeal was heard in November 2016. A decision is under reserve.

Other Canadian Smoking and Health Class Actions: Seven putative class actions, described below, have been filed against various Canadian and non-Canadian tobacco-related entities, including the UK Companies, Imperial and the RJR Companies, in various Canadian Provinces. In these cases, none of which have quantified their asserted damages, the plaintiffs allege claims based on fraud, fraudulent concealment, breach of warranty, breach of warranty of merchantability, and of fitness for a particular purpose, failure to warn, design defects, negligence, breach of a “special duty” to children and adolescents, conspiracy, concert of action, unjust enrichment, market share liability, and violations of various trade practices and competition statutes. Pursuant to the terms of the 1999 sale of RJR Tobacco Company’s international tobacco business, RJR Tobacco Company has tendered to JTI the defense of these seven actions (Semple, Kunka, Adams, Dorion, Bourassa, McDermid and Jacklin, discussed below). Subject to a reservation of rights, JTI has assumed the defense of the RJR Companies in these actions.

In June 2009, four smoking and health class actions were filed in Nova Scotia (Semple), Manitoba (Kunka), Saskatchewan (Adams) and Alberta (Dorion) against various Canadian and non-Canadian tobacco-related entities, including the UK Companies, Imperial and the RJR Companies. In Saskatchewan, BAT and Carreras Rothmans Limited have been released from the action, and the RJR Companies have brought a motion challenging the jurisdiction of the court. No date has been set in these cases with respect to the certification motion hearing. There are service issues in relation to Imperial and the UK Companies in Alberta and in relation to the UK Companies in Manitoba.

In June 2010, two further smoking and health class actions were filed in British Columbia against various Canadian and non-Canadian tobacco-related entities, including Imperial, the UK Companies and the RJR Companies. The Bourassa claim is allegedly on behalf of all individuals who have suffered chronic respiratory disease and the McDermid claim proposes a class based on heart disease. Both claims state that they have been brought on behalf of those who have “smoked a minimum of 25,000 cigarettes.” The UK Companies, Imperial, the RJR Companies and other defendants objected to jurisdiction. Subsequently, BAT and Carreras Rothmans Limited were released from Bourassa and McDermid. Imperial, Industries, Investments and the RJR Companies remain as defendants in both actions. No certification motion hearing date has been set. The Plaintiffs were due to deliver certification motion materials by January 31, 2015, but have not yet done so.

In June 2012, a new smoking and health class action was filed in Ontario (Jacklin) against various Canadian and non-Canadian tobacco-related entities, including the UK Companies, Imperial and the RJR Companies. The claim is presently in abeyance.

Venezuela

In April 2008, the Venezuelan Federation of Associations of Users and Consumers (FEVACU) and Wolfang Cardozo Espinel and Giorgio Di Muro Di Nunno, acting as individuals, filed a class action against the Venezuelan government. The class action seeks regulatory controls on tobacco and recovery of medical expenses for future expenses of treating smoking-related illnesses in Venezuela. Both C.A Cigarrera Bigott Sucs. (“Cigarrera Bigott”) and ASUELECTRIC, represented by its president Giorgio Di Muro Di Nunno (who had previously filed as an individual), have been admitted as third parties by the Constitutional Chamber of the Supreme Court of Justice. A hearing date for the action is yet to be scheduled. On April 25, 2017, Cigarrera Bigott requested the Court to declare the lapsing of the class action due to no proceedings taking place in the case in over a year. A ruling on the matter is yet to be issued.

(c) Individual personal injury claims

As at June 30, 2018, the jurisdictions with the most active individual cases against Group companies were, in descending order: Brazil (66), Italy (25), Chile (8), Canada (7), Argentina (6) and Ireland (2). There were a further five jurisdictions with one active case only. Out of the 119 active individual tobacco related personal injury claims, one has received an unfavorable verdict in either the court of first instance or on appeal. The total value of that unfavorable verdict is €874,196.00.

Non-Tobacco Related Litigation

Croatian Distributor Dispute

BAT Hrvatska d.o.o and BAT Investments (Central and Eastern Europe) Ltd are named as defendants in a claim by Mr. Perica received on August 22, 2017 and brought before the commercial court of Zagreb, Croatia. Mr. Perica seeks damages of HRK 408,401,866.15 (roughly £49 million as at June 30, 2018) relating to a BAT Standard Distribution Agreement dating from 2005. BAT Hrvatska d.o.o and BAT Investments (Central and Eastern Europe) Ltd filed a reply to the Statement of Claim on October 6, 2017. A hearing had been scheduled to take place on May 10, 2018, but it was postponed due to a change of the judge hearing the case. TDR d.o.o. is also named as the defendant in a claim by Mr. Perica received on April 30, 2018 and brought before the commercial court of Zagreb, Croatia. Mr. Perica seeks payment in the amount of HRK 408,401,866.15 (roughly £49 million as at June 30, 2018) claiming that BAT Hrvatska d.o.o. transferred a business unit to TDR d.o.o, thus giving rise to a liability of TDR d.o.o. for the debts incurred by BAT Hrvatska d.o.o, on the basis of the provisions of Croatian civil obligations law. A response to the statement of claim was filed on May 30, 2018—the Commercial Court in Zagreb declared they do not have jurisdiction and that the competent court to hear this case is the Municipal Court in Pula. Mr. Perica filed an appeal against this decision. Following a final decision on the jurisdiction, the litigation will continue.

Reynolds American Inc. / Lorillard, Inc. Shareholder Litigation

On July 15, 2014, RAI announced that it had entered into a definitive merger agreement with Lorillard, Inc., whereby RAI would acquire Lorillard, Inc. in exchange for a combination of cash and RAI stock (the “Lorillard Transaction”). As part of this transaction, BAT executed a Share Purchase Agreement to acquire a sufficient number of RAI’s shares to maintain its approximately 42.2% equity stake in RAI after the merger.

On August 8, 2014, BAT was named as a defendant in an action in state court in North Carolina (Corwin v. British American Tobacco PLC) stemming from the announcement of the Lorillard

Transaction. The action was brought on behalf of a putative class of RAI’s shareholders alleging that BAT is a controlling shareholder of RAI and breached its fiduciary duty to RAI’s other shareholders in connection with the Lorillard Transaction. The plaintiff alleges that as part of an equity financing to support the Lorillard Transaction, BAT purchased newly issued RAI stock at an amount alleged to be up to $920 million below fair value. RAI and the members of the RAI board of directors were also named as defendants.

RAI believed that the Corwin action was without merit. However, to eliminate certain burdens, expenses and uncertainties, on January 17, 2015, RAI and the director defendants in Corwin entered into the North Carolina Memorandum of Understanding regarding the settlement of the disclosure claims asserted in that lawsuit. The North Carolina Memorandum of Understanding outlines the terms of the parties’ agreement in principle to settle and release the disclosure claims which were or could have been asserted in Corwin. In consideration of the partial settlement and release, RAI agreed to make certain supplemental disclosures to the Joint Proxy Statement/Prospectus, which it did on January 20, 2015. On February 17, 2016, the trial court approved the partial settlement, including the plaintiff’s unopposed request for $415,000 in attorneys’ fees and costs. The partial settlement did not affect the consideration paid to Lorillard, Inc. shareholders in connection with the Lorillard Merger.

On August 4, 2015, the trial court granted the defendants’ motions to dismiss all of the remaining non-disclosure claims. On August 28, 2015, the court dismissed all claims against BAT. Among other things, the court found that the plaintiff had not properly alleged that BAT was a controlling shareholder of RAI and therefore that BAT did not owe a fiduciary duty to RAI’s other shareholders. The plaintiff appealed. On December 20, 2016, the North Carolina Court of Appeals affirmed the trial court’s dismissal of the claims against RAI and RAI’s board of directors on the grounds that the plaintiff could not state a direct claim against RAI’s Board of Directors for breach of fiduciary duties. That court reversed the trial court’s judgment with respect to the claims against BAT, finding the allegations that BAT was a controlling shareholder and breached its fiduciary duty to be sufficient to warrant further proceedings for the plaintiff to attempt to prove those allegations with evidence. On January 4, 2017, BAT moved to have the North Carolina Court of Appeals rehear the case en banc, and that motion was denied on February 2, 2017. On February 17, 2017, BAT filed a petition for discretionary review with the North Carolina Supreme Court, which the plaintiff opposed on February 27, 2017. On June 9, 2017, the North Carolina Supreme Court allowed BAT’s petition for discretionary review. Briefing in the North Carolina Supreme Court concluded on August 23, 2017, and oral argument was held on January 9, 2018.

BAT / Reynolds American Inc. Shareholder Litigation

Following BAT’s acquisition of the remaining 57.8% of RAI in July 2017, pursuant to North Carolina law, under which RAI was incorporated, a number of RAI stockholders dissented and asserted their rights to a judicial appraisal of the value of their RAI stock. On November 29, 2017, RAI filed a Complaint for Judicial Appraisal in state court in North Carolina against 20 dissenting stockholders, comprised of three groups of affiliated entities. The complaint asks the court to determine the fair value of the dissenting stockholders’ shares in RAI and any accrued interest. The pretrial discovery process has begun, and the case is set for trial no earlier than June 2019.

Fontem Patent Litigation

On April 4, 2016, a case was filed in federal court in California, Fontem Ventures B.V. and Fontem Holdings 1 B.V. v. R. J. Reynolds Vapor Company, which alleges that VUSE products infringe four patents owned by Fontem purportedly directed to e-cigarettes. On May 3, 2016, Fontem filed a second complaint asserting that the VUSE products infringe two additional Fontem patents purportedly directed to e-cigarettes. On June 22, 2016, Fontem filed a third complaint asserting that the VUSE products infringe one additional Fontem patent purportedly directed to e-cigarettes. RJR Vapor filed an answer in the first case on June 27, 2016, and an amended answer on July 25, 2016. RJR Vapor also filed answers in the second and third cases on July 25, 2016. On June 29, 2016, RJR Vapor filed a motion to transfer the three cases to the Middle District of North Carolina, which was granted on August 8, 2016. On December 14, 2016, the transferred cases were consolidated with lead case Fontem Ventures B.V. and Fontem Holdings 1 B.V. v. R. J. Reynolds Vapor Company, 16-cv-1255 (M.D.N.C.). On March 1, 2017, Fontem filed a fourth complaint in the Middle District of North Carolina asserting that the VUSE products infringe eight additional Fontem patents. RJR Vapor filed an answer to the fourth complaint on April 24, 2017. On April 14, 2017, Fontem filed a motion to amend the consolidated three prior actions to add certain Reynolds Companies as additional defendants, which was denied as moot on May 30, 2017, due to an agreed stipulation where the additional Reynolds entities agreed to be bound by any judgment and to provide discovery as if they were named parties. On May 9, 2017, the fourth action was also consolidated with the lead case. In the district court litigation, the court issued a claim construction ruling on March 12, 2018 and the parties are currently engaged in fact discovery. Also, to date, RJR Vapor has filed twenty-six (26) petitions for inter partes review (“IPRs”) against the asserted patents. Five (5) of the IPRs have been granted, sixteen (16) have been denied, and five (5) are pending institution decisions. The U.S. Patent Office has issued final written decisions (“FWD”) in three (3) of the granted IPRs. In one FWD, the Patent Office held all challenged claims unpatentable. In the other two FWDs, the Patent Office held that RJR Vapor failed to show that the challenged claims are unpatentable. All three FWDs are the subject of appeals. RJR Vapor and Fontem recently entered into a confidential “US Settlement and License Agreement.” The case is now settled.

Glo Patent Litigation

On June 22, 2018, an affiliate of Philip Morris International (PMI) commenced proceedings against British American Tobacco Japan, Ltd. in the Japanese courts challenging the manufacture, importation and sales of the glo device, claiming that the glo devices fall within the scope of certain Japanese patents that have been issued to the PMI affiliate. The damages claimed in the court filing are 100 million yen. The case is currently at an early stage.

Fox River

Background to environmental liabilities arising out of contamination of the Fox River

In Wisconsin, the authorities have identified potentially responsible parties (“PRPs”) to fund the clean-up of river sediments in the lower Fox River. The pollution was caused by discharges of Polychlorinated Biphenyls (“PCBs”) from paper mills and other facilities operating close to the river. Among the PRPs is NCR Corporation (“NCR”).

In NCR’s Form 10-K Annual Report for the year ended December 31, 2014, which is the most recent public source available, the total clean-up costs for the Fox River are estimated at $825 million. This estimate is subject to uncertainties and does not include natural resource damages (“NRDs”). Total NRDs may range from $0 to $246 million.

Industries’ involvement with the environmental liabilities arises out of indemnity arrangements which it became party to due to a series of transactions that took place from the late-1970s onwards and subsequent litigation brought by NCR against Industries and Appvion Inc. (“Appvion”) (a former Group subsidiary) in relation to those arrangements, which was ultimately settled. U.S. authorities have never identified Industries as a PRP.

There has been a substantial amount of litigation in the United States involving NCR and Appvion regarding the responsibility for the costs of the clean-up operations. The U.S. Government also brought enforcement proceedings against NCR and Appvion to ensure compliance with regulatory orders made in relation to the Fox River clean-up. This litigation has been settled through agreements with other PRPs and a form of settlement known as a Consent Decree with the U.S. Government.

The principal terms of the Consent Decree, in summary, are as follows:

i.	NCR will perform and fund all of the remaining Fox River remediation work by itself.

ii.

The U.S. Government enforcement proceedings will be settled, with NCR having no liability to meet the U.S. Government’s claim for costs it has incurred in relation to the clean-up to date and only a secondary responsibility to meet certain future costs. NCR will have no liability to the U.S. Government for NRDs.

iii.

NCR will cease to pursue its contribution claims against the other PRPs and in return will receive contribution protection which means that the other PRPs will not be able to pursue their contribution claims against NCR. NCR will, however, have the right to reinstate its contribution claims if the other PRPs decide to continue to pursue certain contractual claims against NCR.

iv.

Appvion will also cease to pursue its claims against the other PRPs to recover monies that it has spent on the clean-up and in return will receive contribution protection. Appvion will, however, have the right to reinstate its claims if the other PRPs decide to continue to pursue certain claims against Appvion.

The Consent Decree was approved by the District Court in Wisconsin on August 23, 2017. The U.S. Government enforcement action against NCR was terminated as a result of that order. The PRPs’ claims for contribution against NCR were dismissed by order of the District Court in Wisconsin given on October 11, 2017.

On October 20, 2017 P.H. Glatfelter filed an appeal against the approval of the Consent Decree in the U.S. Court of Appeals for the Seventh Circuit. The U.S. Court of Appeals for the Seventh Circuit has ordered that written appeal briefs be filed by the parties by May 14, 2018. Any oral argument will follow later in 2018. The date of any ruling on the appeal is currently unknown.

Industries’ involvement with environmental liabilities arising out of the contamination of the Fox River

NCR has taken the position that, under the terms of a 1998 Settlement Agreement between it, Appvion and Industries and a 2005 arbitration award, Industries and Appvion generally had a joint and several obligation to bear 60% of the Fox River environmental remediation costs imposed on NCR and of any amounts NCR has to pay in respect of other PRPs’ contribution claims.

Until May 2012, Appvion and Windward Prospects Ltd (“Windward”) (another former Group subsidiary) paid the 60% share of the clean-up costs and Industries was never required to contribute. Around that time Appvion refused to continue to pay clean-up costs, leading to NCR demanding that Industries pay a 60% share.

Industries commenced proceedings against Windward and Appvion in December 2011 seeking indemnification in respect of any liability it might have to NCR (the “English Indemnity Proceedings”) pursuant to a 1990 de-merger agreement between those parties.

Funding Agreement of September 30, 2014

On September 30, 2014, Industries entered into the Funding Agreement with Windward, Appvion, NCR and BTI 2014 LLC (“BTI”) (a wholly owned subsidiary of Industries). Pursuant to the Funding Agreement, the English Indemnity Proceedings and a counterclaim Appvion had brought in those proceedings, as well as an NCR-Appvion arbitration concerning Appvion’s indemnity to NCR, were discontinued as part of an overall agreement between the parties providing a framework through which they would together fund the ongoing costs of the Fox River clean-up. Under the agreement, NCR has agreed to accept funding by Industries at the lower level of 50% of the ongoing clean-up related costs of the Fox River (rather than the 60% referenced above); this remains subject to an ability to litigate at a later stage the extent of Industries’ liability in relation to Fox River clean-up related costs (including in respect of the 50% of costs that Industries has paid under the Funding Agreement to date). In addition Windward has contributed $10 million of funding and Appvion has contributed $25 million for Fox River and agreed to contribute $25 million for the Kalamazoo River (see further below). Appvion entered Chapter 11 bankruptcy protection on October 1, 2017.

The parties also agreed to cooperate in order to maximize recoveries from certain claims made against third parties, including (i) a claim commenced by Windward in the High Court of England & Wales (the “High Court”) against Sequana and the former Windward directors (the “Windward Dividend Claim”). That claim was assigned to BTI under the Funding Agreement, and relates to dividend payments made by Windward to Sequana of around €443 million in 2008 and €135 million in 2009 (the “Dividend Payments”) and (ii) a claim commenced by Industries directly against Sequana to recover the value of the Dividend Payments alleging that the dividends were paid for the purpose of putting assets beyond the reach of Windward’s creditors (including Industries) (the “BAT section 423 Claim”).

A trial of the Windward Dividend Claim and the BAT section 423 Claim took place before the English High Court between February and April 2016. Judgment was handed down by the High Court on July 11, 2016. The Court held that the 2009 Dividend Payment of €135 million was a transaction at an undervalue made with the intention of putting assets beyond the reach of Industries or of otherwise prejudicing Industries’ interests. It therefore contravened Section 423 of the Insolvency Act. The Court dismissed the Windward Dividend Claim. BTI sought permission to appeal in respect of the Judge’s findings in relation to the Windward Dividend Claim. Sequana sought permission to appeal the Judge’s findings in relation to the BAT section 423 Claim.

On January 13 and 16, 2017 and February 3, 2017 further hearings took place to determine the precise form of relief to be awarded to Industries and to hear the parties’ applications for permission to appeal. Judgment was handed down on February 10, 2017. In respect of relief, the Court ordered that Sequana must pay BTI an amount up to the full value of the 2009 Dividend plus interest (which equates to around $185 million). This figure is subject to increase as interest is continuing to accrue. Sequana must make an initial payment of around $138.4 million and further payments going forward as and when Industries makes payments in respect of clean-up costs. In respect of appeals, the Court granted BTI and Sequana permission to appeal (the “Sequana Claims Appeal”). The Court also granted Sequana a stay in respect of the above payments. The stay was lifted in May 2017.

In February 2017, Sequana entered into a process in France seeking court protection (the “Sauvegarde”). Sequana exited the Sauvegarde in June 2017. To date, Industries has not received any payments from Sequana.

In June 2018, the Court of Appeal heard arguments in the Sequana Claims Appeal. Judgment in the Sequana Claims Appeal is expected later in 2018.

BTI has brought claims against certain of Windward’s former advisers, including Windward’s auditors at the time of the dividend payments, PricewaterhouseCoopers LLP (which claims were also assigned to BTI under the Funding Agreement). The claim was stayed while the Windward Dividends Claim and the section 423 Claim were heard. BTI and PwC have agreed that the stay will remain in effect until the Court of Appeal gives judgment in the Sequana Claims Appeal.

The sums Industries has agreed to pay under the Funding Agreement are subject to ongoing adjustment, as clean-up costs can only be estimated in advance of the work being carried out and as certain sums payable are the subject of ongoing U.S. litigation. In 2018, Industries has paid £7 million in respect of clean-up costs and is potentially liable for a further £114 million in future clean-up costs. Industries has a provision of £129 million, which represents the current best estimate of its exposure.

Kalamazoo

Industries is aware that NCR is also being pursued by Georgia-Pacific, as the owner of a facility on the Kalamazoo River in Michigan which released PCBs into that river. Georgia-Pacific has been designated as a PRP in respect of the river.

Georgia-Pacific contends that NCR is responsible for, or should contribute to, the clean-up costs, because:

i.	a predecessor to NCR’s Appleton Papers Division sold “broke” containing PCBs to Georgia-Pacific or others for recycling;

ii.	NCR itself sold paper containing PCBs to Georgia-Pacific or others for recycling; and/or

iii.

NCR is liable for sales to Georgia-Pacific or others of PCB-containing broke by Mead Corporation, which, like the predecessor to NCR’s Appleton Papers Division, coated paper with the PCB-containing emulsion manufactured by NCR.

A full trial on liability took place in February 2013. On September 26, 2013, the Michigan Court held that NCR was liable as a PRP on the basis that broke sales constituted an arrangement for the disposal of hazardous material for the purposes of CERCLA. The decision was based on NCR’s knowledge of the hazards of PCBs from at least 1969. NCR will have the ability to appeal the ruling once a final judgment has been entered or it has been otherwise certified for appeal.

The second phase of the Kalamazoo trial to determine the apportionment of liability amongst NCR, Georgia-Pacific and the other PRPs (International Paper Company and Weyerhaeuser Company) took place between September and December 2015.

On March 29, 2018, Judge Jonker handed down judgment in respect of around $55 million of Georgia-Pacific’s past remediation costs. Judge Jonker did not determine the question of future remediation costs. Judge Jonker ordered that NCR pay 40% of NCR’s past costs (around $22 million).

NCR may look to Industries to pay 60% of any sums it becomes liable to pay to Georgia-Pacific. Industries has defenses to any demand for payment from NCR on the basis, it would be asserted, that the river constitutes a “Future Site” for the purposes of the Settlement Agreement. Industries has defenses to any such claim by NCR. The Funding Agreement described above does not resolve any such claims, but does provide an agreed mechanism pursuant to which any surplus from the valuable recoveries of any third party claims that remains after all Fox River related clean-up costs have been paid and Industries and NCR have been made whole may be applied towards Kalamazoo clean-up costs, in the event that NCR were to be successful in any claim for a portion of them from Industries or Appvion (subject to Appvion’s cap, described below). Industries has defences to any demand for payment from NCR. No such demand has been received by Industries.

Industries also anticipates that NCR may seek to recover from Appvion (subject to a cap of $25 million for “Future Sites” under the Funding Agreement. The basis of the recovery would be the same as any demand NCR may make on Industries. Appvion entered Chapter 11 bankruptcy protection on October 1, 2017. The effect of the Chapter 11 proceedings on Appvion’s liability for Future Sites payments under the Funding Agreement is currently uncertain).

Further hearings have been held before Judge Jonker to determine the final form of the order reflecting this judgment. All parties are expected to appeal Judge Jonker’s judgment with the appeal process expected to commence in July 2018. NCR has agreed an appeal bond with Georgia-Pacific to prevent enforcement of the judgment while it remains subject to appeal. The appeal bond arrangement has been approved by the Court.

The quantum of the clean-up costs for the Kalamazoo River is presently unclear (and the extent of NCR’s liability in respect of such future costs remains unclear pending any appeal of Judge Jonker’s March 29, 2018 ruling), but could run into the hundreds of millions of dollars. A witness on behalf of Georgia-Pacific testified in the trial concerning apportionment of liability that the cost of performing future remediation in Operable Unit 5 of the Kalamazoo River was in the order of $670 million. Operable Unit 5 is the Kalamazoo River itself, as distinct from the other Operable Units which are landfills or other facilities adjoining the Kalamazoo River. Remediation of these other Operable Units has largely been completed except for monitoring.

As detailed above, Industries is taking active steps to protect its interests, including seeking to procure the repayment of the Windward dividends, pursuing the other valuable claims that are now within its control, and working with the other parties to the Funding Agreement to maximize recoveries from third parties with a view to ensuring that amounts funded towards clean-up related costs are later recouped under the agreed repayment mechanisms under the Funding Agreement.

Other environmental matters

RAI and its subsidiaries are subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. Such laws and regulations provide for significant fines, penalties and liabilities, sometimes without regard to whether the owner or operator of the property or facility knew of, or was responsible for, the release or presence of hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances. In the past, RJR Tobacco Company has been named a potentially responsible party with third parties under the Comprehensive Environmental Response, Compensation and Liability Act with respect to several superfund sites. RAI and its subsidiaries are not aware of any current environmental matters that are expected to have a material adverse effect on the business, results of operations or financial position of RAI or its subsidiaries.

Criminal Investigations

As previously reported by BAT, it has been investigating, through external legal advisors, allegations of misconduct and has been liaising with the SFO and other relevant authorities. It was announced in August 2017 that the SFO had opened an investigation in relation to BAT, its subsidiaries and associated persons. BAT is cooperating with the SFO’s investigation.

The outcomes of these matters will be decided by the relevant authorities or, if necessary, the courts. It is too early to predict the outcomes, but these could include the prosecution of individuals and/or of a Group company or companies. Accordingly, the potential for fines, penalties or other consequences cannot currently be assessed. As the investigation is ongoing, it is not yet possible to identify the timescale in which these matters might be resolved.

Closed litigation matters

The following matters on which BAT reported in the contingent liabilities and financial commitments note 28 to BAT’s 2017 financial statements have been dismissed, concluded or resolved as noted below:

i.

Parsons, a case brought against various defendants, including RJR Tobacco Company and B&W, in the U.S. Circuit Court, Ohio, West Virginia, by a putative class of persons alleging personal injury claims from their exposure to respirable asbestos fibers and cigarette smoke. The claim was dismissed with prejudice on March 5, 2018; and

ii.

A class action asserting addiction-related claims brought against BAT Italia in the Civil Court of Rome by the consumer association, Codacons, and three class representatives was dismissed at first instance and an appeal was rejected by the Supreme Court.

General Litigation Conclusion

While it is impossible to be certain of the outcome of any particular case or of the amount of any possible adverse verdict, the Group believes that the defenses of the Group’s companies to all these various claims are meritorious on both the law and the facts, and a vigorous defense is being made everywhere.

An adverse judgment was entered against one Group company, Imperial, in the Quebec class actions and an appeal has been made. If further adverse judgments are entered against any of the Group’s companies in any case, all avenues of appeal will be pursued. Such appeals could require the appellants to post appeal bonds or substitute security (as has been necessary in Quebec) in amounts which could in some cases equal or exceed the amount of the judgment. At least in the aggregate, and despite the quality of defenses available to the Group, it is not impossible that the Group’s results of operations or cash flows, in particular quarterly or annual periods, could be materially adversely affected by the impact of a significant increase in litigation, difficulties in obtaining the bonding required to stay execution of judgments on appeal, or any final outcome of any particular litigation.

Having regard to all these matters, with the exception of Fox River and certain Engle progeny cases identified above, and the U.S. Department of Justice litigation, the Group does not consider it appropriate to make any provision in respect of any pending litigation because the likelihood of any resulting material loss, on an individual case basis, is not considered probable and/or the amount of any such loss cannot be reasonably estimated. The Group does not believe that the ultimate outcome of this litigation will significantly impair the Group’s financial condition. If the facts and circumstances change, then there could be a material impact on the financial statements of the Group.

Other contingencies

JTI Indemnities. By a purchase agreement dated March 9, 1999, amended and restated as of May 11, 1999, referred to as the 1999 Purchase Agreement, R.J. Reynolds Tobacco Holdings, Inc. (“RJR”) and RJR Tobacco Company sold their international tobacco business to JTI. Under the 1999 Purchase Agreement, RJR and RJR Tobacco Company retained certain liabilities relating to the international tobacco business sold to JTI, and agreed to indemnify JTI against: (i) any liabilities, costs and expenses arising out of the imposition or assessment of any tax with respect to the international tobacco business arising prior to the sale, other than as reflected on the closing balance sheet; (ii) any liabilities, costs and expenses that JTI or any of its affiliates, including the acquired entities, may incur after the sale with respect to any of RJR’s or RJR Tobacco Company’s employee benefit and welfare plans; and (iii) any liabilities, costs and expenses incurred by JTI or any of its affiliates arising out of certain activities of Northern Brands.

As described above, RJR Tobacco Company has received claims for indemnification from JTI, and several of these have been resolved. Although RJR and RJR Tobacco Company recognize that, under certain circumstances, they may have other unresolved indemnification obligations to JTI under the 1999 Purchase Agreement, RJR and RJR Tobacco Company disagree what circumstances described in such claims give rise to any indemnification obligations by RJR and RJR Tobacco Company and the nature and extent of any such obligation. RJR and RJR Tobacco Company have conveyed their position to JTI, and the parties have agreed to resolve their differences at a later date.

ITG Indemnity. In the purchase agreement relating to the divestiture of certain assets, on June 12, 2015, by subsidiaries or affiliates of RAI and Lorillard, Inc., together with the transfer of certain employees and certain liabilities, to a wholly owned subsidiary of Imperial Brands plc (the “Divestiture”), RAI agreed to defend and indemnify, subject to certain conditions and limitations, ITG in connection with claims relating to the purchase or use of one or more of the Winston, Kool, Salem or Maverick cigarette brands on or before June 12, 2015, as well as in actions filed before June 13, 2023, relating to the purchase or use of one or more of the Winston, Kool, Salem or Maverick cigarette brands. In the purchase agreement relating to the Divestiture, ITG agreed to defend and indemnify, subject to certain conditions and limitations, RAI and its affiliates in connection with claims relating to the purchase or use of “blu” brand e-cigarettes. ITG also agreed to defend and indemnify, subject to certain conditions and limitations, RAI and its affiliates in actions filed after June 12, 2023, relating to the purchase or use of one or more of the Winston, Kool, Salem or Maverick cigarette brands after June 12, 2015.

Loews Indemnity. In 2008, Loews Corporation (“Loews”), entered into an agreement with Lorillard, Inc., Lorillard Tobacco, and certain of their affiliates, which agreement is referred to as the “Separation Agreement”. In the Separation Agreement, Lorillard, Inc. agreed to indemnify Loews and its officers, directors, employees and agents against all costs and expenses arising out of third party claims (including, without limitation, attorneys’ fees, interest, penalties and costs of investigation or preparation of defense), judgments, fines, losses, claims, damages, liabilities, taxes, demands, assessments, and amounts paid in settlement based on, arising out of or resulting from, among other things, Loews’ ownership of or the operation of Lorillard, Inc. and its assets and properties, and its operation or conduct of its businesses at any time prior to or following the separation of Lorillard, Inc. and Loews (including with respect to any product liability claims). Loews is a defendant in three pending product liability actions, each of which is a putative class action. Pursuant to the Separation Agreement, Lorillard, Inc. is required to indemnify Loews for the amount of any losses and any legal or other fees with respect to such cases. Following the closing of the Lorillard, Inc. merger, RJR Tobacco Company assumed Lorillard, Inc.’s obligations under the Separation Agreement as was required under the Separation Agreement.

SFRTI Indemnity. In connection with the January 13, 2016 sale by RAI of the international rights to the Natural American Spirit brand name and associated trademarks, along with SFR Tobacco International GmbH (“SFRTI”) and other international companies that distributed and marketed the brand outside the United States, to JT International Holding BV (“JTI Holding”), each of SFNTC, R. J. Reynolds Global Products, Inc., and R. J. Reynolds Tobacco B.V. agreed to indemnify JTI Holding against, among other things, any liabilities, costs, and expenses relating to actions (i) commenced on or before (a) January 13, 2019, to the extent relating to alleged personal injuries, and (b) in all other cases, January 13, 2021; (ii) brought by (a) a governmental authority to enforce legislation implementing European Union Directive 2001/37/EC or European Directive 2014/40/EU or (b) consumers or a consumer association; and (iii) arising out of any statement or claim (a) made on or before January 13, 2016, (b) by any company sold to JTI Holding in the transaction, (c) concerning Natural American Spirit brand products consumed or intended to be consumed outside of the United States and (d) that the Natural American Spirit brand product is natural, organic, or additive free.

Indemnification of Distributors and Retailers. RJR Tobacco Company, Lorillard Tobacco, SFNTC, American Snuff Co. and RJR Vapor have entered into agreements to indemnify certain distributors and retailers from liability and related defense costs arising out of the sale or distribution of their products. Additionally, SFNTC has entered into an agreement to indemnify a supplier from liability and related defense costs arising out of the sale or use of SFNTC’s products. The cost has been, and is expected to be, insignificant. RJR Tobacco Company, SFNTC, American Snuff Co. and RJR Vapor believe that the indemnified claims are substantially similar in nature and extent to the claims that they are already exposed to by virtue of their having manufactured those products.

Except as otherwise noted above, RAI is not able to estimate the maximum potential of future payments, if any, related to these indemnification obligations.

Investments Indemnity. Investments has agreed to indemnify its supplier of crushable capsules in respect of liabilities (including damages and legal costs) that it may incur as a result of pending legal proceedings brought against its supplier regarding alleged patent infringement. Damages are currently being sought in the region of £40 million. The extent of Investments’ liability under the indemnity will depend upon the final outcome of those proceedings.

Tax Disputes

The Group has exposures in respect of the payment or recovery of a number of taxes. The Group is and has been subject to a number of tax audits covering, amongst others, excise tax, value added taxes, sales taxes, corporate taxes, withholding taxes and payroll taxes.

The estimated costs of known tax obligations have been provided in the Group’s accounts in accordance with its accounting policies. In some countries, tax law requires that full or part payment of disputed tax assessments be made pending resolution of the dispute. To the extent that such payments exceed the estimated obligation, they would not be recognized as an expense.

The following matters may proceed to litigation:

Brazil

The Brazilian Federal Tax Authority has filed claims against Souza Cruz seeking to reassess the profits of overseas subsidiaries to corporate income tax and social contribution tax. The reassessments are for the years 2004 until and including 2012 for a total amount of R$1,436 million (£320 million) to cover tax, interest and penalties.

Souza Cruz appealed all reassessments. Regarding the first assessments (2004-2006), the Souza Cruz appeal was rejected in 2013 although the written judgment of that tribunal was received in 2016. Souza Cruz has appealed the decision. The appeal against the second assessments (2007 and 2008) was upheld at the second tier tribunal and was closed. In 2015, a further reassessment for the same period (2007 and 2008) was raised after the five-year statute of limitation. This has been appealed to the administrative level special chamber.

Souza Cruz received further reassessments in 2014 for the 2009 calendar year and in 2015, an assessment for the 2010 calendar year. Souza Cruz appealed both the reassessments in full. In December 2016, assessments were received for the calendar years 2011 and 2012, which have also been appealed.

South Africa

In 2011, the South African Revenue Service (“SARS”) challenged the debt financing of British American Tobacco South Africa (“BATSA”) and reassessed the years 2006 to 2008. BATSA has objected to and appealed this reassessment. In 2014, SARS also reassessed the years 2009 and 2010. In 2015, BATSA filed formal Notices of Appeal and detailed objection letters against the 2009 and 2010 assessments and has reserved its right to challenge the constitutionality of the assessments at a later date. In 2016, SARS filed a Statement of Grounds of Assessment and BATSA filed its Statement of Grounds of Appeal in early 2017. BATSA is currently waiting to receive SARS’ response to the Statement of Grounds of Appeal and its notice of discovery. Across the period from 2006 to 2010, the reassessments are for R2.01 billion (£120 million) covering both tax and interest.

The Netherlands

The Dutch tax authority has issued assessments for the years 2003 through to 2014 in the sum of €978 million (£865 million) to cover tax, interest and penalties. The assessments relate to a number of intra-group transactions. On the same issues, for periods through to 2016 additional exposures for an aggregate sum of €76 million (£68 million) covering tax, interest and penalties is expected to be assessed. Further challenges relating to other intra-group transactions that have taken place in the year 2016 could potentially also be assessed by the Dutch Tax authority.

Covering the years from 2003 through 2013, BATHN has filed notice of appeal with the District Court of North Holland, Haarlem.

The Group believes that its companies have meritorious defenses in law and fact in each of the above matters, and intends to pursue each dispute through the judicial system as necessary. The Group does not consider it appropriate to make provision for these amounts assessed nor for any potential further amounts which may be assessed in relation to these matters in subsequent years.

While the amounts that may be payable or receivable in relation to tax disputes could be material to the results or cash flows of the Group in the period in which they are recognized, the Board does not expect these amounts to have a material effect on the Group’s financial condition.

VAT and Duty Disputes

On July 25, 2018, the Appellate Division of the Supreme Court of Bangladesh has reversed the decision of the High Court Division against British American Tobacco Bangladesh Company Limited in respect of the retrospective demands for VAT and supplementary duty amounting to approximately £170 million. The Attorney General’s Office has 30 days from receipt of the certified Court Order in which to seek a review of this decision.

USE OF PROCEEDS

We are making the Exchange Offer to satisfy our obligations under the Registration Rights Agreement. We will not receive any proceeds from the Exchange Offer. In consideration for issuing the Exchange Notes in the Exchange Offer, we will receive an equal principal amount of Unregistered Notes. Any Unregistered Notes that are properly tendered in the Exchange Offer will be accepted, canceled and retired and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in a change in our capitalization.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of calculating this ratio, “earnings” consist of profit before taxation and share of post-tax results of associates and joint ventures, fixed charges, adjusted for non-controlling interests, and including dividends from affiliates accounted for by the equity method. “Fixed charges” consist of finance costs, excluding loss on bond redemption, and the estimated interest portion of rental expense. The following table sets forth BAT’s ratio of earnings to fixed charges for each of the periods indicated, prepared on a consistent basis reflecting the retrospective adoption of IFRS 15 (Revenue from Contracts with Customers).

British American Tobacco p.l.c. and Subsidiaries

	Year Ended December 31,					Six Months Ended June 30,
	2013	2014	2015	2016	2017	2018
Ratio of earnings to fixed charges	10.2	9.5	9.2	8.9	5.9	5.6

BAT UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

The following BAT unaudited Pro Forma Income Statement gives effect to the merger of BAT and RAI.

The Pro Forma Income Statement is based on the BAT Group’s consolidated financial statements and the RAI Group’s consolidated financial statements, and has been prepared to reflect the merger, including the financing structure established to fund the merger.

The Pro Forma Income Statement should be read in conjunction with the BAT Group’s consolidated financial statements.

The BAT Group’s consolidated financial statements were prepared in accordance with IFRS. The RAI Group’s consolidated financial statements were prepared in accordance with U.S. GAAP. The Pro Forma Income Statement includes adjustments to convert the financial information of RAI from U.S. GAAP to IFRS as well as reclassifications to conform RAI’s historical accounting presentation to BAT’s accounting presentation.

For further information on the merger accounting refer to note 24 in the BAT Group’s consolidated financial statements.

The unaudited pro forma adjustments are based upon the best available information and certain assumptions that BAT believes to be reasonable. The Pro Forma Income Statement has been prepared in accordance with Article 11-02 of Regulation S-X and is presented for informational purposes only and is not necessarily indicative of the combined results of operations that would have been realized had the merger occurred as of the date indicated, nor is it meant to be indicative of any anticipated combined future results of operations that the combined company will experience after the completion of the merger. The Pro Forma Income Statement is based on the BAT Group’s accounting policies. The Pro Forma Income Statement does not reflect any adjustment for liabilities or related costs of any integration and similar activities, or benefits, including potential synergies that may be derived in future periods, from the merger.

BRITISH AMERICAN TOBACCO P.L.C.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT GIVING EFFECT TO THE RAI ACQUISITION FOR THE YEAR ENDED DECEMBER 31, 2017

	A	B	C	D	E	F
	BAT	RAI	RAI	Pro Forma adjustments		Total Pro Forma
	For the year ended 31.12.2017	25.07.2017 to 31.12.2017	For the year ended 31.12.2017	RAI Merger	Financing	For the year ended 31.12.2017
	£m	£m	£m	£m	£m	£m
	Note 2	Note 2	Note 3	Note 4	Note 5
Revenue	19,564	(4,147)	9,678	—	—	25,095
Raw materials and consumables used	(4,520)	362	(1,033)	(14)	—	(5,205)
Changes in inventory of finished goods and work in progress	(513)	483	(5)	(451)	—	(486)
Employee benefit costs	(2,679)	321	(796)	24	—	(3,130)
Depreciation, amortisation and impairment costs	(902)	147	(121)	(254)	—	(1,130)
Other operating income	144	(1)	3	—	—	146
Other operating expenses	(4,682)	1,452	(3,559)	141	—	(6,648)

Profit from operations	6,412	(1,383)	4,167	(554)	—	8,642
Finance (costs)/income	(1,094)	367	(467)	86	(320)	(1,428)
Share of post-tax results of associates and joint ventures	24,209	—	—	(23,819)	—	390

Profit before taxation	29,527	(1,016)	3,700	(24,287)	(320)	7,604
Taxation on ordinary activities	8,129	(9,559)	1,550	7,325	115	7,560

Profit for the year	37,656	(10,575)	5,250	(16,962)	(205)	15,164

Owners of the parent	37,485	(10,575)	5,250	(16,962)	(205)	14,993
Non-controlling interests	171	—	—	—	—	171

	37,656	(10,575)	5,250	(16,962)	(205)	15,164

Note:	F = A + B + C + D + E

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

Note	1. Basis of presentation

The Pro Forma Income Statement set forth herein is based upon the BAT Group’s consolidated financial statements and the RAI Group’s consolidated financial statements and has been prepared to illustrate the effects of the merger, including the financing structure established to fund the merger, as if it had occurred on January 1, 2017 in respect of the Pro Forma Income Statement. The Pro Forma Income Statement is presented for informational purposes only and is not necessarily indicative of the combined company’s results of operations that would have been realized had the merger occurred as of the date indicated, nor is it meant to be indicative of any anticipated combined future results of operations that the combined company will experience after the completion of the merger.

Pro forma adjustments reflected in the Pro Forma Income Statement are based on items that are factually supportable, which are directly attributable to the merger and which are expected to have a continuing impact on BAT’s results of operations. With the exception of the gain arising from the disposal of the RAI associate, pre-financing costs and acquisition related costs, any adjusting items that were already included in the BAT Group’s consolidated financial statements or the RAI Group’s consolidated financial statements have not been eliminated—see note 6. The Pro Forma Income Statement has not removed the cost of any integration activities or benefits from the merger that occurred after July 25, 2017. The Pro Forma Income Statement does not reflect potential synergies that may be generated in future periods.

The Pro Forma Income Statement is based on the BAT Group’s consolidated financial statements and the RAI Group’s consolidated financial statements, which are incorporated by reference in this registration statement.

The estimated income tax impacts of the pre-tax adjustments that are reflected in the Pro Forma Income Statement are calculated using an estimated blended statutory rate. The estimated blended statutory rate and the effective tax rate of the combined group could be significantly different depending on the post-transaction activities and geographical mix of profit before taxes.

RAI’s presentation currency is U.S. dollars, while BAT’s presentation currency is the pound sterling. BAT has used exchange rates of £0.77597/US$, being the average rate for the year ended December 31, 2017, to translate the RAI Group’s consolidated financial results and all associated financing and merger adjustments. These exchange rates may differ from future exchange rates, which would have an impact on the Pro Forma Income Statement.

Note	2. Historical Information

Column A refers to BAT’s consolidated income statement for the year ended December 31, 2017.

Column B refers to RAI’s consolidated income statement submission adjusted for IFRS differences added to the finance costs incurred by BAT Capital Corporation in connection with the funding of the RAI acquisition for the period of July 25, 2017 to December 31, 2017 included in BAT’s consolidated income statement for the year ended December 31, 2017.

Note 3.	Adjustments to the RAI Group’s consolidated income statement for the year ended December 31, 2017

	RAI	Reclassifications	IFRS 15	Pensions	Revenue	Other	IFRS	IFRS
	For the year ended 31.12.2017 US GAAP	3a	3b	3c	3d	3e	RAI	RAI
	$m	$m	$m	$m	$m	$m	$m	£m
Revenue	12,563	—	(82)	—	(8)	—	12,473	9,678
Cost of products sold	(4,742)	4,742	—	—	—	—	—	—
Selling, general and administrative expenses	(2,074)	2,074	—	—	—	—	—	—
Gain on divestiture	—	—	—	—	—	—	—	—
Intangible—Amortization	(23)	23	—	—	—	—	—	—
Raw materials and consumables used	—	(1,301)	—	—	(21)	(9)	(1,331)	(1,033)
Changes in inventory of finished goods and work in progress	—	(13)	—	—	—	6	(7)	(5)
Employee benefit costs	—	(811)		(215)	—	—	(1,026)	(796)
Depreciation, amortisation and impairment costs	—	(144)	—	—	—	(12)	(156)	(121)
Other operating income	—	4	—	—	—	—	4	3
Other operating expenses	—	(4,574)	—	—	—	(13)	(4,587)	(3,559)

Profit from operations	5,724	—	(82)	(215)	(29)	(28)	5,370	4,167
Net finance costs	(600)	—	—	—	—	—	(600)	(467)

Profit before taxation	5,124	—	(82)	(215)	(29)	(28)	4,770	3,700
Taxation	1,897	—	21	80	—	—	1,998	1,550

Profit for the year	7,021	—	(61)	(135)	(29)	(28)	6,768	5,250

Column C represents RAI’s consolidated income statement for the year ended December 31, 2017 adjusted for IFRS differences. The classification of certain items presented by RAI under U.S. GAAP has been modified in order to align with the presentation used by BAT under IFRS.

3a. Modification to RAI’s historical income statement presentation

Modification to RAI’s historical income statement presentation include:

•	Presentation of net sales and net sales, related party together within revenue;

•

Separate presentation of components of cost of sales into raw materials and consumables used, changes in inventories of finished goods and work in progress, employee benefit costs and depreciation, amortization and impairment costs;

•	Separate presentation of components of selling, general and administrative expenses into employee benefit costs, depreciation, amortization and impairment costs and other operating expenses;

•	Presentation of amortization expense and asset impairment charges within depreciation, amortization and impairment costs;

•	Presentation of interest and debt expense, interest income and other income/expenses (net) within net finance (costs)/income; and

•	Provision (for)/ benefit from income taxes is presented within the heading Taxation.

3b. IFRS 15 (Revenue from Contracts with Customers)

The RAI results for the twelve months ended December 31, 2017 have been revised for IFRS 15 (Revenue from Contracts with Customers) which the Group adopted on January 1, 2018 on a fully retrospective basis.

3c. Retirement benefits

Under U.S. GAAP, the expected return on pension plan assets is used to calculate the return component of net periodic benefit costs, with the difference between the actual and expected rate of return recognized as a component of actuarial gains and losses within accumulated other comprehensive income with subsequent recognition in the income statement to the extent the net gains or losses are in excess of the corridor. Under IFRS as applied by BAT, net interest cost on defined benefit plans, a component of defined benefit costs, is calculated by applying the discount rate assumption to the net defined benefit liability. The difference between actual return on plan assets and the component of net interest derived from plan assets is recognized in accumulated other comprehensive income as a component of remeasurement gains and losses. IFRS does not permit recognition of remeasurement gains and losses in profit in current or future periods. In addition, under U.S. GAAP, prior service costs are recognized in accumulated other comprehensive income at the date of the adoption of the plan amendment and then amortized into income as employee benefit costs. Under IFRS, prior service costs cannot be spread over a future service period but rather are recognized immediately. As a result, employee benefit costs for the year ended December 31, 2017 reflects an increase of $215 million. The related impact to taxation on ordinary activities is $80 million.

3d. Revenue

Sales between BAT and RAI have been eliminated in the Pro Forma Income Statement.

During the year ended December 31, 2016, BAT and RAI agreed to an early termination of a contract manufacturing agreement and as a result BAT agreed to make a compensation payment of $90 million to RAI, which BAT recognized in expense immediately and RAI recognized in deferred revenue. RAI is recognizing the deferred revenue into income pro-rata through December 31, 2018. Adjustments to revenue largely consisted of $17 million towards elimination of the above transaction from the Pro Forma Income Statement.

RAI has deferred certain related party sales transactions for which the U.S. GAAP revenue recognition criteria have not been met. This is primarily because shipment of the related inventory has not occurred. Under IFRS as applied by BAT, these transactions are determined to meet the revenue recognition criteria requiring the transfer of control to the customer prior to period end and have been recognized accordingly.

3e. Other

Included within “Other” are certain minor adjustments required to transition from U.S. GAAP to IFRS including an adjustment for the last-in, first-out, or LIFO method of accounting for inventory.

Under U.S. GAAP, RAI has historically accounted for the cost of tobacco inventories principally under the LIFO method. The LIFO method of accounting for inventory is not allowed under IFRS, and BAT accounts for these inventories based on the weighted average cost method.

Note 4. Pro forma adjustments related to the merger

The Pro Forma Income Statement has been adjusted for purchase price accounting. Refer to note 24 the BAT consolidated financial statements for information on the merger with RAI.

As the Pro Forma Income Statement has been prepared as if the merger had occurred on January 1, 2017, an increase to amortization expense of $196 million has been included in the Pro Forma Income Statement.

The BAT Group recorded an amount of £465 million towards fair value of inventory acquired from RAI on the acquisition date. Based on the assumption those inventories would be sold within twelve months following the acquisition, an adjustment of £465 million has been recorded as a part of the Pro Forma Income Statement and presented in “Changes in inventory of finished goods and work in progress”. This is non-recurring in nature.

Tax adjustments of £7,325 million included in Pro Forma on merger largely include income tax adjustments of £7,110 million arising on account of US Tax reforms. On December 22, 2017, the United States Government enacted comprehensive tax legislation which, among other things, changed the Federal tax rate to 21% as of January 1, 2018. The revised tax rate has been used to revalue the net deferred tax liabilities in the United States. The tax adjustment on the Pro Forma Income Statement largely relates to the difference in tax value versus the market fair value of trademarks accounted for under IFRS as part of the RAI acquisition. This is non-recurring in nature. Other adjustments of £198 million to tax expense are resultant impacts of the pro-forma adjustments explained above.

In addition, the Pro Forma Income Statement has been adjusted to remove the following non-recurring items relating to the acquisition of RAI:

•	The gain arising from the disposal of the RAI associate of £23,288 million

•	Acquisition related costs of £130 million

Further, equity accounted results of the RAI associate up to July 24, 2017 has been excluded.

Note 5.	Pro forma adjustments related to financing

As the Pro Forma financial information has been prepared as if the merger had occurred on January 1, 2017, an increase to interest expense of $358 million has been included in the Pro Forma Income Statement. The related estimated net decrease to income tax expense for the Pro Forma Income Statement is $133 million.

In addition, the £153 million of pre-financing costs relating to the acquisition of RAI has been excluded as these costs are non-recurring costs in relation to the acquisition.

Note 6.	Adjusting items

Adjusting items are described in note 3 and note 5 of the BAT consolidated financial statements.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

On August 15, 2017, the Issuer issued $17.25 billion aggregate principal amount of senior notes, consisting of $2.25 billion aggregate principal amount of Unregistered 2.297% Notes, $2.25 billion aggregate principal amount of Unregistered 2.764% Notes, $2.50 billion aggregate principal amount of Unregistered 3.222% Notes, $3.50 billion aggregate principal amount of Unregistered 3.557% Notes, $2.50 billion aggregate principal amount of Unregistered 4.390% Notes, $2.50 billion aggregate principal amount of Unregistered 4.540% Notes, $1.00 billion aggregate principal amount of Unregistered 2020 Floating Rate Notes and $750 million aggregate principal amount of Unregistered 2022 Floating Rate Notes, in a private offering to certain initial purchasers (the “initial purchasers”). The initial purchasers subsequently sold the Unregistered Notes to qualified institutional buyers under Rule 144A under the Securities Act and to certain non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. We are required to conduct the Exchange Offer pursuant to the Registration Rights Agreement for the purpose of allowing holders to exchange their Unregistered Notes for Exchange Notes that have been registered under the Securities Act. The Unregistered Notes sold under Rule 144A under the Securities Act and in reliance on Regulation S under the Securities Act were given the following CUSIP numbers:

Unregistered 2.297% Notes	144A: 05526DAQ8 Regulation S: U05526AE5

Unregistered 2.764% Notes	144A: 05526DAU9 Regulation S: U05526AG0

Unregistered 3.222% Notes	144A: 05526DAY1 Regulation S: U05526AJ4

Unregistered 3.557% Notes	144A: 05526DBA2 Regulation S: U05526AK1

Unregistered 4.390% Notes	144A: 05526DBC8 Regulation S: U05526AL9

Unregistered 4.540% Notes	144A: 05526DBE4 Regulation S: U05526AM7

Unregistered 2020 Floating Rate Notes	144A: 05526DAS4 Regulation S: U05526AF2

Unregistered 2022 Floating Rate Notes	144A: 05526DAW5 Regulation S: U05526AH8

The Registration Rights Agreement requires us to file a registration statement under the Securities Act offering to exchange your Unregistered Notes for Exchange Notes. Accordingly, upon the terms and subject to the conditions of this prospectus, we are offering you the opportunity to exchange your Unregistered Notes for the same principal amount of Exchange Notes. The Exchange Notes will be registered and issued without a restrictive legend. The Registration Rights Agreement also requires us to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC and to complete the Exchange Offer not later than March 31, 2019. In the event that we are unable to satisfy these requirements, holders of the Unregistered Notes would be entitled to additional interest on the Unregistered Notes at a rate equal to 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default (as defined in the Registration Rights Agreement) which increases by 0.25% per annum at the end of each subsequent 90-day period, but not to exceed 0.50% per annum. In addition, if the Exchange Offer registration statement ceases to be effective or usable in connection with resales of the Exchange Notes during periods specified in the

Registration Rights Agreement, the interest rate borne by the Unregistered Notes and the Exchange Notes will be increased 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such increase exceed 0.50% per annum. Notwithstanding any other provisions of this paragraph, no additional interest shall accrue on the Unregistered Notes following the earlier of (x) one year from the effective date of a Shelf Registration Statement (as defined in the Registration Rights Agreement) and (y) when all the initial securities covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement.

You are strongly encouraged to read the entire text of the Registration Rights Agreement, as it, and not this description, defines your rights. Except as discussed below, we will have no further obligation to register your Unregistered Notes upon the completion of the Exchange Offer.

We believe that the Exchange Notes issued to you in this Exchange Offer may be offered for resale, sold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, only if you are able to make the following representations:

•	you are not a broker-dealer that acquired the Unregistered Notes from us or in market-making transactions or other trading activities;

•	any Exchange Notes you receive in the Exchange Offer will be acquired by you in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the Unregistered Notes or the Exchange Notes; and

•	you are not an affiliate, as defined in Rule 405 of the Securities Act, of the Issuer.

Our belief is based upon existing interpretations by the SEC’s staff contained in several “no-action” letters to third parties unrelated to us. If you tender your Unregistered Notes in the Exchange Offer for the purpose of participating in a distribution of Exchange Notes, you cannot rely on these interpretations by the SEC’s staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

The SEC considers broker-dealers that acquired Unregistered Notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the Exchange Notes if they participate in the Exchange Offer. Consequently, these broker-dealers cannot use this prospectus for the Exchange Offer in connection with a resale of the Exchange Notes and, absent an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Exchange Notes.

A broker-dealer that has bought Unregistered Notes for market-making or other trading activities must deliver a prospectus in order to resell any Exchange Notes it receives for its own account in the Exchange Offer. The SEC has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes by delivering the prospectus contained in the registration statement for the Exchange Offer. Accordingly, this prospectus may be used by such a broker-dealer to resell any of its Exchange Notes. We have agreed in the Registration Rights Agreement to use commercially reasonable efforts to keep the registration statement effective, supplemented and amended as required by the provisions of the Registration Rights Agreement to the extent necessary to ensure that it is available for resales of Unregistered Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities, and to ensure that it conforms with the requirements of the Registration Rights Agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time, for a period ending on the earlier of (i) 90 days after the date notice of the exchange offer is given to holders and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. We have also agreed in the Registration Rights Agreement to provide sufficient copies of the latest version of this prospectus to broker-dealers promptly upon request at any time during such 90-day (or shorter as provided in the foregoing sentence) period in order to facilitate such resales. Unless you are required to do so because you are such a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of Exchange Notes.

We are not making this Exchange Offer to, nor will we accept tenders for exchange from, holders of Unregistered Notes in any jurisdiction in which the Exchange Offer or the acceptance of it would not be legal. See “The Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions”.

You may suffer adverse consequences if you fail to exchange your Unregistered Notes. Following the completion of the Exchange Offer, except as set forth below in the Registration Rights Agreement, you will not have any further registration rights and your Unregistered Notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the Exchange Offer, your ability to sell your Unregistered Notes could be adversely affected.

Under the Registration Rights Agreement, we are required, subject to certain conditions, to file a shelf registration statement with the SEC to cover resales of the Unregistered Notes by holders if (i) we determine, after consultation with our outside counsel, that the Exchange Offer is not permitted by applicable law or SEC policy and (ii) we receive a written request (a “Shelf Request”) from a holder of the Unregistered Notes stating that (A) such holder (other than a broker-dealer) is prohibited by applicable law or SEC policy from participating in the Exchange Offer, (B) such holder (other than a broker-dealer) does not receive freely tradable exchange securities on the date of the exchange or (C) such holder is an initial purchaser and holds Unregistered Notes acquired directly from BATCAP or one of its affiliates that are not eligible to be exchanged for exchange securities in the Exchange Offer following consummation of the Exchange Offer.

If we are obligated to file a shelf registration statement, we will be required to use commercially reasonable efforts to keep such shelf registration statement effective until the earlier of (x) one year after it is declared effective and (y) the date all Exchange Notes covered by the shelf registration statement have been sold pursuant to such shelf registration statement.

Holders of Unregistered Notes do not have appraisal or dissenters’ rights under state law. We intend to conduct the Exchange Offer in accordance with the applicable requirements of Regulation 14E under the Exchange Act.

Representations We Need From You Before You May Participate in the Exchange Offer

By tendering your Unregistered Notes, you represent to us that:

(i)	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of BATCAP or any Guarantor;

(ii)

you are not engaged in and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the Exchange Securities (as defined in the Registration Rights Agreement) to be issued in the Exchange Offer;

(iii)	you are acquiring the Exchange Securities in your ordinary course of business;

(iv)	you will otherwise cooperate in our preparations for the Exchange Offer; and

(v)	you are not acting on behalf of any person who could not truthfully and completely make the representations contained in the foregoing subclauses (i) through (iv).

In addition, you acknowledge that if you are a broker-dealer or a holder using the Exchange Offer to participate in a distribution of the securities to be acquired in the Exchange Offer, you (1) could not under SEC policy as in effect on the date of the Registration Rights Agreement rely on the position of the SEC enunciated in Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters, and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Securities obtained by you in exchange for Unregistered Securities (as defined in the Registration Rights Agreement) acquired by you directly from the Issuer.

Terms of the Exchange Offer

We will accept any validly tendered Unregistered Notes that are not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of your Unregistered Notes tendered; provided that each Exchange Note will be in a minimum denomination of $2,000 and an integral multiple of $1,000 above that amount. Holders may tender some or all of their Unregistered Notes in the Exchange Offer.

The form and terms of the Exchange Notes will be substantially the same as the form and terms of your Unregistered Notes except that:

•

interest on the Exchange Notes will accrue, as the case may be, from the last interest payment date on which interest was paid on your Unregistered Notes, or, if no interest has been paid on the Unregistered Notes, from the date of the original issuance of your Unregistered Notes;

•	the Exchange Notes have been registered under the Securities Act and will not bear a legend restricting their transfer; and

•

the Exchange Notes will not benefit from the registration and related rights pursuant to which we are conducting this Exchange Offer, including an increase in the interest rate related to defaults in our agreement to carry out this Exchange Offer.

This prospectus and the documents you received with this prospectus are being sent to you and to others believed to have beneficial interests in the Unregistered Notes. We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

We will have accepted your validly tendered Unregistered Notes when we have given written notice to Citibank N.A., London Branch. Citibank N.A., London Branch will act as agent for the purpose of receiving the Unregistered Notes. If any tendered Unregistered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events or otherwise, certificates sent to Citibank N.A., London Branch will be returned, without expense, as promptly as practicable after the Expiration Date to you, unless you request in the letter of transmittal that the Unregistered Notes be sent to someone else.

You will not be required to pay brokerage commissions, fees or transfer taxes in connection with the exchange of your Unregistered Notes. We will pay all charges and expenses in connection with the Exchange Offer except for any taxes you may incur in effecting the transfer of your Unregistered Notes or Exchange Notes to some other person, or if a transfer tax is imposed for any reason other than the exchange of notes pursuant to the Exchange Offer.

Expiration Date; Extensions; Amendments

The Exchange Offer will expire at 5:00 p.m., New York City time, on November 20, 2018, unless we extend the Exchange Offer, in which case the Exchange Offer shall terminate at 5:00 p.m., New York City time, on the last day of the extension. We do not currently intend to extend the Expiration Date. In any event, the Exchange Offer will be held open for at least 20 business days. In order to extend the Exchange Offer, we will issue a notice by press release or other public announcement.

We reserve the right, in our sole discretion:

•	to delay accepting your Unregistered Notes;

•	to extend the Exchange Offer;

•	to terminate the Exchange Offer, if any of the conditions shall not have been satisfied; or

•	to amend the terms of the Exchange Offer in any manner.

If we delay, extend, terminate or amend the Exchange Offer, we will give notice to the exchange agent and issue a press release or other public announcement.

Procedures for Tendering Your Unregistered Notes

Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the Unregistered Notes may tender Unregistered Notes in the Exchange Offer. Except as stated below under “—Book-Entry Transfer”, to tender in the Exchange Offer:

•

if you do not hold your position through DTC, Euroclear or Clearstream, you must, on or before the Expiration Date, deliver a duly completed letter of transmittal to the exchange agent at its address specified in the letter of transmittal, and certificates for your Unregistered Notes must be received by Citibank N.A., London Branch along with the letter of transmittal;

•

if you hold your position through DTC, you must instruct DTC and a DTC participant by completing the form “Instruction to Registered Holder from Beneficial Owner” accompanying this prospectus of your intention whether or not you wish to tender your Unregistered Notes for Exchange Notes, and you must in turn follow the procedures for book-entry transfer as set forth below under “Book-Entry Transfer” and in the letter of transmittal; or

•

if you hold your position through Euroclear or Clearstream, the form “Instruction to Registered Holder from Beneficial Owner” with respect to Unregistered Notes held through Euroclear or Clearstream must be completed by a direct accountholder in Euroclear or Clearstream, and interests in the Unregistered Notes must be tendered in compliance with procedures established by Euroclear or Clearstream.

None of the Issuer, the Guarantors or the exchange agent will be responsible for the communication of tenders by holders to the accountholders in DTC, Euroclear or Clearstream through which they hold Unregistered Notes or by such accountholders to the exchange agent, DTC, Euroclear or Clearstream.

Holders will not be responsible for the payment of any fees or commissions to the exchange agent for the Unregistered Notes.

In no event should a holder submitting a tender for exchange send a letter of transmittal or Unregistered Notes to any agent of the Issuer or any of the Guarantors other than the exchange agent, or to DTC, Euroclear or Clearstream.

Holders may contact the exchange agent for assistance in filling out and delivering letters of transmittal and for additional copies of the Exchange Offer materials.

To be tendered effectively, a letter of transmittal or, as described below under “—Book-Entry Transfer,” an “agent’s message” and other required documents must be received by Citibank, N.A., London Branch at its address set forth under “—Exchange Agent” below prior to the Expiration Date.

If you do not withdraw your tender before the Expiration Date, your tender will constitute an agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

The method of delivery of your Unregistered Notes, the letter of transmittal and all other required documents to be delivered to Citibank, N.A., London Branch is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to Citibank, N.A., London Branch before the Expiration Date. No letter of transmittal or Unregistered Notes should be sent to us. You may request your brokers, dealers, commercial banks, trust companies or nominees to effect these transactions on your behalf.

Procedure if the Unregistered Notes Are Not Registered in Your Name

If your Unregistered Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Unregistered Notes, then you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on behalf of a registered owner, you must, prior to completing and executing a letter of transmittal and delivering the registered owner’s Unregistered Notes, either make appropriate arrangements to register ownership of the Unregistered Notes in your name or obtain a properly completed power of attorney or other proper endorsement from the registered holder. We strongly urge you to act immediately since the transfer of registered ownership may take considerable time.

Signature Requirements and Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, referred to as an “eligible institution,” that is a member of specified signature guarantee programs.

Signatures on a letter of transmittal or a notice of withdrawal will not be required to be guaranteed if the Unregistered Notes are tendered:

•	by a registered holder that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If a letter of transmittal or any notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal unless waived by us.

Conditions to the Exchange Offer

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Unregistered Notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all Unregistered Notes not properly tendered or any Unregistered Notes the acceptance of which would be unlawful in the opinion of us or our counsel. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Unregistered Notes. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in a letter of transmittal, will be final and binding on all parties. Any defects or irregularities in connection with tenders of Unregistered Notes must be cured within such time as we shall determine, unless waived by us. Although we intend to notify you of defects or irregularities with respect to tenders of Unregistered Notes, neither we, Citibank, N.A., London Branch nor any other person shall be under any duty to give such notification or shall incur any liability for failure to give such notification. Tenders of Unregistered Notes will not be deemed to have been made until all such defects and irregularities have been cured or waived. Any Unregistered Notes received by Citibank, N.A., London Branch that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by Citibank, N.A., London Branch as soon as practicable following the Expiration Date to you, unless you request in the letter of transmittal that the Unregistered Notes be sent to someone else.

In addition, we reserve the right in our sole discretion to purchase or make offers for any Unregistered Notes that remain outstanding after the Expiration Date and, to the extent permitted by applicable law, to purchase Unregistered Notes in the open market in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of this Exchange Offer.

Despite any other term of the Exchange Offer, we will not be required to accept for exchange, or exchange Exchange Notes for, any Unregistered Notes, and we may terminate the Exchange Offer, if:

•

the Exchange Offer, or the making of any exchange by a holder, violates, in our good faith determination or on the advice of counsel, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

•

any action or proceeding is instituted or threatened in any court or by the SEC or any other governmental agency with respect to the Exchange Offer that, in our judgment, would impair our ability to proceed with the Exchange Offer; or

•	we have not obtained any governmental approval that we, in our sole discretion, consider necessary for the completion of the Exchange Offer as contemplated by this prospectus.

The conditions listed above are for our sole benefit and may be asserted by us at any time, regardless of the circumstances giving rise to any of these conditions, or may be waived by us in whole or in part at any time in our sole discretion. The failure by us to exercise any of our rights shall not be a waiver of our rights. We are required to use reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

In all cases, the issuance of Exchange Notes for tendered Unregistered Notes that are accepted for exchange in the Exchange Offer will be made only after timely receipt by the exchange agent of:

•	certificates for Unregistered Notes or a timely confirmation from DTC of book-entry transfer of such Unregistered Notes into the exchange agent’s account at DTC;

•

a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, an Agent’s Message in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal for such Exchange Offer; and

•	all other required documents.

If we do not accept your tendered Unregistered Notes or if you submit Unregistered Notes for a greater aggregate principal amount than you desire to exchange, then the unaccepted or unexchanged Unregistered Notes will be returned without expense to you or, in the case of Unregistered Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged Unregistered Notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the Exchange Offer.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Unregistered Notes at DTC for the purpose of facilitating the Exchange Offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Unregistered Notes by causing DTC, Euroclear or Clearstream, as the case may be, to transfer such Unregistered Notes into the exchange agent’s DTC account in accordance with DTC’s electronic Automated Tender Offer Program procedures for such transfer. The exchange of Exchange Notes for tendered Unregistered Notes will only be made after timely:

•	confirmation of book-entry transfer of the Unregistered Notes into the exchange agent’s account; and

•	receipt by the exchange agent of an executed and properly completed letter of transmittal or an Agent’s Message and all other required documents specified in the letter of transmittal.

The confirmation, letter of transmittal or Agent’s Message and any other required documents must be received at the exchange agent’s address listed below under “—Exchange Agent” on or before 5:00 p.m., New York City time, on the Expiration Date of the Exchange Offer.

As indicated above, delivery of documents to any of DTC, Euroclear or Clearstream in accordance with its procedures does not constitute delivery to the exchange agent.

The term “Agent’s Message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering Unregistered Notes stating:

•	the aggregate principal amount of Unregistered Notes that have been tendered by the participant;

•	that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the Exchange Offer; and

•	that we may enforce such agreement against the participant.

Delivery of an Agent’s Message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal are true and correct.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of Unregistered Notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

For a withdrawal of tendered Unregistered Notes to be effective, a written (or, for a DTC participant, electronic) notice of withdrawal must be received by the exchange agent, at its address set forth in the next section of this prospectus entitled “—Exchange Agent”, prior to 5:00 p.m., New York City time, on the Expiration Date.

Any such notice of withdrawal must:

•	specify your name;

•	identify the Unregistered Notes to be withdrawn, including, if applicable, the certificate number or numbers and aggregate principal amount of such Unregistered Notes;

•

be signed by you in the same manner as the original signature on the letter of transmittal by which your Unregistered Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the trustee of your Unregistered Notes to register the transfer of those Unregistered Notes into the name of the person withdrawing the tender; and

•	specify the name in which you want the withdrawn Unregistered Notes to be registered, if different from your name.

All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, and our determination shall be final and binding on all parties. Any Unregistered Notes withdrawn will be considered not to have been validly tendered for exchange for the purposes of the Exchange Offer. Any Unregistered Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer relating to such Unregistered Notes. Properly withdrawn Unregistered Notes may be retendered by following one of the procedures described above in “—Procedures for Tendering Your Unregistered Notes” at any time on or prior to the Expiration Date.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. We have appointed Citibank, N.A., London Branch as the exchange agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of the prospectus or letter of transmittal should be directed to the exchange agent at its offices at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom, telephone: +44 (0)20 7508 3867 or by e-mail: citiexchanges@citi.com.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer, other than to the exchange agent.

The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by our officers and employees.

The cash expenses to be incurred in connection with the Exchange Offer will be paid by us and are estimated in the aggregate to be approximately $2.5 million, which includes the SEC registration fee, fees and expenses of Citibank, N.A., London Branch, as exchange agent, and accounting, legal, printing and related fees and expenses.

Accounting Treatment

We will record the Exchange Notes in our accounting records at the same carrying value as the Unregistered Notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges, as the terms of the Exchange Notes are substantially identical to the terms of the Unregistered Notes. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer.

Transfer Taxes

If you tender Unregistered Notes for exchange, you will not be obligated to pay any transfer taxes unless you instruct us to register your Exchange Notes in a different name or if a transfer tax is imposed for a reason other than the exchange of notes pursuant to this Exchange Offer. If you request that your Unregistered Notes not tendered or not accepted in the Exchange Offer be returned to a different person, you will be responsible for the payment of any applicable transfer tax.

Consequences of Failure to Properly Tender Unregistered Notes in the Exchange

We will issue Exchange Notes in exchange for Unregistered Notes under the Exchange Offer only after timely receipt by the exchange agent of the Unregistered Notes, a properly completed and duly executed letter of transmittal or Agent’s Message and all other required documents. Therefore, holders of the Unregistered Notes desiring to tender Unregistered Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Unregistered Notes for exchange. Upon completion of the Exchange Offer, specified rights under the Registration Rights Agreement, including registration rights and any right to additional interest, will be either limited or eliminated.

Participation in the Exchange Offer is voluntary. In the event the Exchange Offer is completed, we will not, except in limited circumstances, be required to register the remaining Unregistered Notes. Unregistered Notes that are not tendered or that are tendered but not accepted by us will, following completion of the Exchange Offer, continue to be subject to the following restrictions on transfer:

•

holders may resell Unregistered Notes only if an exemption from registration under the Securities Act is available or, outside of the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and

•	the remaining Unregistered Notes will bear a legend restricting transfer in the absence of registration or an exemption from registration.

To the extent that Unregistered Notes are tendered and accepted in connection with the Exchange Offer, any trading market for remaining Unregistered Notes could be adversely affected.

Certain Matters Relating to Non-U.S. Jurisdictions

This prospectus does not constitute an offer or an invitation to participate in the Exchange Offer in any jurisdiction in or from which, or to any person to whom, it is unlawful to make the relevant offer or invitation under applicable laws. The distribution of the prospectus in certain jurisdictions may be restricted by law. Persons into whose possession the prospectus comes are required by the Issuer and the Exchange Agent to inform themselves about, and to observe, any such restrictions.

United Kingdom

The communication of this prospectus and any other documents or materials relating to the Exchange Offer is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials is exempt from the restriction on financial promotions under section 21 of the FSMA on the basis that it is only directed at and may be communicated to (1) those persons who are existing members or creditors of the Group or other persons within Article 43 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, and (2) any other persons to whom these documents and/or materials may lawfully be communicated.

European Economic Area Retail Investors

The Exchange Offer is not being made available to, and the Exchange Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of the Insurance Mediation Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive. Consequently no key information document required by the PRIIPs Regulation for offering or selling the Exchange Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Exchange Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

By tendering any Unregistered Notes, you represent that if you are located or resident in any Member State of the European Economic Area which has implemented the Prospectus Directive, you are a “qualified investor” as defined in the Prospectus Directive.

DESCRIPTION OF THE EXCHANGE NOTES AND THE GUARANTEES

The following is a summary of the material provisions of the Indenture (as described below) and the Exchange Notes. We urge you to read the Exchange Notes and the Indenture in their entirety because the Exchange Notes and the Indenture, not this summary, define your rights as a holder of the Exchange Notes. A copy of the Indenture is available upon request to BAT at the address indicated under the section entitled “Where you can find more information; incorporation by reference”. Any capitalized term used herein but not defined shall have the meaning assigned to such term in the Indenture or under “—Certain Definitions”.

The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”), as in effect on the date of the closing of the offering of the Exchange Notes.

GENERAL

The 2.297% Notes due 2020 (the “2.297% Exchange Notes”), the 2.764% Notes due 2022 (the “2.764% Exchange Notes”), the 3.222% Notes due 2024 (the “3.222% Exchange Notes”), the 3.557% Notes due 2027 (the “3.557% Exchange Notes”), the 4.390% Notes due 2037 (the “4.390% Exchange Notes”), the 4.540% Notes due 2047 (the “4.540% Exchange Notes” and, together with the 2.297% Exchange Notes, the 2.764% Exchange Notes, the 3.222% Exchange Notes, the 3.557% Exchange Notes and the 4.390% Exchange Notes, the “Fixed Rate Exchange Notes”), the floating rate notes due 2020 (the “2020 Floating Rate Exchange Notes”) and the floating rate notes due 2022 (the “2022 Floating Rate Exchange Notes”, and together with the 2020 Floating Rate Exchange Notes, the “Floating Rate Exchange Notes”) will be issued by B.A.T Capital Corporation (“BATCAP” or the “Issuer”). The term “Unregistered Fixed Rate Notes” refers collectively to the Issuer’s unregistered outstanding fixed rate notes for which the Fixed Rate Exchange Notes are being exchanged, and the term “Unregistered Floating Rate Notes” refers collectively to the Issuer’s unregistered outstanding floating rate notes for which the Floating Rate Exchange Notes are being exchanged. Together, the Fixed Rate Exchange Notes and the Floating Rate Exchange Notes are referred to as the “Exchange Notes”, the Unregistered Fixed Rate Notes and the Unregistered Floating Rate Notes are referred to as the “Unregistered Notes” and the term “Notes” refers to the Unregistered Notes and the Exchange Notes, collectively.

In this prospectus, we refer to each series of the Fixed Rate Exchange Notes and Floating Rate Exchange Notes as a “series” of Notes.

The 2.297% Exchange Notes will mature on August 14, 2020. The 2.764% Exchange Notes will mature on August 15, 2022. The 3.222% Exchange Notes will mature on August 15, 2024. The 3.557% Exchange Notes will mature on August 15, 2027. The 4.390% Exchange Notes will mature on August 15, 2037. The 4.540% Exchange Notes will mature on August 15, 2047. The 2020 Floating Rate Exchange Notes will mature on August 14, 2020. The 2022 Floating Rate Exchange Notes will mature on August 15, 2022.

The Exchange Notes will be issued in registered form and treated as eight separate series of debt securities under an indenture dated as of August 15, 2017 (as supplemented by the supplemental indenture no. 1, dated as of September 28, 2018, and as further amended or supplemented from time to time, the “Indenture”). The Indenture is by and among BATCAP, as Issuer, British American Tobacco p.l.c. (“BAT” or the “Parent Guarantor”), B.A.T. International Finance p.l.c. (“BATIF”), British American Tobacco Holdings (The Netherlands) B.V. (“BATHTN”), B.A.T. Netherlands Finance B.V. (“BATNF” and, together with BATHTN, the “Dutch Guarantors”), and, unless its guarantee is released in accordance with the Indenture, Reynolds American Inc. (“RAI”), each as a guarantor, Wilmington Trust, National Association, as trustee (the “Trustee”), and Citibank, N.A., London Branch as paying agent, registrar, transfer agent and calculation agent. Citibank, N.A., New York Branch replaced Citibank, N.A., London Branch as paying agent, registrar, transfer agent and calculation agent on October 16, 2018 (Citibank, N.A., New York Branch, in such capacity, “Paying Agent”, “Registrar”, “Transfer Agent” or “Calculation Agent”, respectively).

Each entity that provides a guarantee in respect of the Notes is referred to herein as a “Guarantor”. In this “Description of the Exchange Notes and the Guarantees”, the terms “holder”, “Noteholder” and other similar terms refer to a “registered holder” of Notes, and not to a beneficial owner of a book-entry interest in any Notes.

PRINCIPAL, MATURITY AND INTEREST

The obligations of the Issuer under the Notes and Indenture are fully and unconditionally guaranteed on a senior and unsecured basis by each of the Parent Guarantor, the Dutch Guarantors, BATIF and RAI.

The Exchange Notes are initially issuable in the following aggregate principal amounts not to be exceeded, with maturity dates as follows:

Series of Notes	Maximum aggregate principal amount	Maturity date
2.297% Exchange Notes	$2,250,000,000	August 14, 2020
2.764% Exchange Notes	$2,250,000,000	August 15, 2022
3.222% Exchange Notes	$2,500,000,000	August 15, 2024
3.557% Exchange Notes	$3,500,000,000	August 15, 2027
4.390% Exchange Notes	$2,500,000,000	August 15, 2037
4.540% Exchange Notes	$2,500,000,000	August 15, 2047
2020 Floating Rate Exchange Notes	$1,000,000,000	August 14, 2020
2022 Floating Rate Exchange Notes	$750,000,000	August 15, 2022

Interest

Fixed Rate Exchange Notes

The Fixed Rate Exchange Notes will bear interest per annum and have maturity dates as follows:

Series of Fixed Rate Notes	Interest rate per annum	Maturity date
2.297% Exchange Notes	2.297%	August 14, 2020
2.764% Exchange Notes	2.764%	August 15, 2022
3.222% Exchange Notes	3.222%	August 15, 2024
3.557% Exchange Notes	3.557%	August 15, 2027
4.390% Exchange Notes	4.390%	August 15, 2037
4.540% Exchange Notes	4.540%	August 15, 2047

The 2.297% Exchange Notes will bear interest from the most recent interest payment date to which interest has been paid or provided for on the Unregistered Notes, payable semi-annually in arrear on February 14 and August 14 of each year, commencing on February 14, 2019 (each, a “2020 Interest Payment Date”). The 2.764% Exchange Notes, the 3.222% Exchange Notes, the 3.557% Exchange Notes, the 4.390% Exchange Notes and the 4.540% Exchange Notes will bear interest from the most recent interest payment date to which interest has been paid or provided for on the Unregistered Notes, payable semi-annually in arrear on February 15 and August 15 of each year, commencing on February 15, 2019 (each, together with the 2020 Interest Payment Dates, an “Interest Payment Date”) until their respective maturity date, unless previously purchased or redeemed by BATCAP, to the person in whose name any 2.297% Exchange Note, 2.764% Exchange Note, 3.222% Exchange Note, 3.557% Exchange Note, 4.390% Exchange Note or 4.540% Exchange Note, as applicable, is registered at the close of business on the 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day (each, a “Record Date”) notwithstanding any transfer or exchange of such Notes subsequent to the Record Date and prior to such Interest Payment Date, except that, if and to the extent BATCAP shall default in the payment of the interest due on such Interest Payment Date, and the applicable grace period shall have expired, such defaulted interest may at the option of BATCAP be paid to the persons in whose names the outstanding Notes are registered at the close of business on a subsequent Record Date (which shall not be less than five Business Days prior to the date of payment of such defaulted interest) established by notice sent by or on behalf of the Issuer to the holders (which term means registered holders) of the 2.297% Exchange Notes, 2.764% Exchange Notes, 3.222% Exchange Notes, 3.557% Exchange Notes, 4.390% Exchange Notes or 4.540% Exchange Notes, as applicable, not less than 15 days preceding such subsequent Record Date. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months, or in the case of an incomplete month, the number of days elapsed. If the date on which any interest payment or principal payment is to be made is not a Business Day, such payment will be made on the next day which is a Business Day, without any further interest or other amounts being paid or payable in connection therewith. A “Business Day” refers to any day which is not, in London or New York City, or any other place of payment, a Saturday, Sunday, legal holiday or a day on which banking institutions are authorized or obligated by law or regulation to close.

Floating Rate Exchange Notes

Interest will be payable on the 2020 Floating Rate Exchange Notes quarterly in arrear on February 14, May 14, August 14 and November 14 of each year, commencing on February 14, 2019. Interest on the 2022 Floating Rate Exchange Notes will be payable quarterly in arrear on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2019. Interest will be paid to the person in whose name such Note is registered at the close of business on the second Business Day that precedes the related interest payment date. The 2020 Floating Rate Exchange Notes will bear interest at a rate per annum equal to LIBOR (as defined below) plus 0.59% which will be reset as described below. The 2022 Floating Rate Exchange Notes will bear interest at a rate per annum equal to LIBOR plus 0.88% which will be reset as described below.

If any interest payment date (other than a redemption date or other maturity date) for the Floating Rate Exchange Notes would fall on a day that is not a Business Day, the interest payment date will be postponed to the next succeeding business day, except that if that Business Day falls in the next succeeding calendar month, the interest payment date will be the immediately preceding Business Day, in each case with interest accruing to but excluding the date of payment. If a redemption date or other maturity date for the 2020 Floating Rate Exchange Notes or the 2022 Floating Rate Exchange Notes would fall on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest will accrue or be payable unless the Issuer fails to make payment on such next succeeding Business Day.

The initial rate of interest on the 2020 Floating Rate Exchange Notes will be determined by the Calculation Agent on November 12, 2018. The rate of interest on the 2020 Floating Rate Exchange Notes will be reset quarterly on February 14, May 14, August 14 and November 14 of each year, commencing on February 14, 2019 (collectively, the “2020 Interest Reset Dates” and each, a “2020 Interest Reset Date”). The initial rate of interest on the 2022 Floating Rate Exchange Notes will be determined by the Calculation Agent on November 13, 2018. The rate of interest on the 2022 Floating Rate Exchange Notes will be reset quarterly on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2019 (collectively, the “2022 Interest Reset Dates” and each, a “2022 Interest Reset Date” and, together with the 2020 Interest Reset Dates, the “Interest Reset Dates” and each, an “Interest Reset Date”). If any Interest Reset Date would fall on a day that is not a Business Day, the Interest Reset Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Interest Reset Date will be the immediately preceding Business Day.

The Calculation Agent for the 2020 Floating Rate Exchange Notes and the 2022 Floating Rate Exchange Notes will be the Paying Agent, or its successor appointed by the Issuer. The Calculation Agent will determine the interest rate for each Interest Reset Date by reference to LIBOR on the second London banking day preceding the applicable Interest Reset Date, which is referred to herein as an “Interest Determination Date”.

Promptly upon such determination, the Calculation Agent will notify the Issuer and the Trustee of the new interest rate. Upon the request of the holder of any Floating Rate Exchange Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date.

“London banking day” means any day on which dealings in U.S. dollars are transacted in the London interbank market. “LIBOR” will be determined by the Calculation Agent in accordance with the following provisions:

•

With respect to any Interest Determination Date, LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months commencing on the related Interest Reset Date that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on that Interest Determination Date. If no such rate appears, then LIBOR, in respect of that Interest Determination Date will be determined in accordance with the following provisions.

•

With respect to an Interest Determination Date on which no rate appears on Reuters Page LIBOR01, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market (which may include affiliates of the initial purchasers of the Unregistered Notes), as selected by the Issuer, to provide its offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars for the period of three months, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations.

•

If fewer than two quotations are provided, then LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (New York City time) on the Interest Determination Date by three major banks in New York City (which may include affiliates of the initial purchasers of the Unregistered Notes) selected by the Issuer for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related Interest Reset Date, and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such rates are so provided, LIBOR on the Interest Determination Date will be the arithmetic mean of such rates.

•

If fewer than two such rates are so provided, LIBOR on the Interest Determination Date will be LIBOR in effect with respect to the immediately preceding Interest Determination Date. “Reuters Page LIBOR01” means the display that appears on Reuters (or any successor service) on page LIBOR01 (or any page as may replace such page on such service) for the purpose of displaying London interbank offered rates of major banks for U.S. dollars.

Interest on the 2020 Floating Rate Exchange Notes and the 2022 Floating Rate Exchange Notes will be calculated on the basis of a 360-day year and the actual number of days elapsed.

All percentages resulting from any calculation of any interest rate for the Floating Rate Exchange Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 5.876545% (or .05876545) would be rounded to 5.87655% (or .0587655)), and all dollar amounts would be rounded to the nearest cent with one-half cent being rounded upward.

The interest rate on the 2020 Floating Rate Exchange Notes and the 2022 Floating Rate Exchange Notes will in no event be higher than the maximum rate permitted by applicable law and in no event be less than 0.00%.

All calculations made by the Calculation Agent for the purposes of calculating interest on the 2020 Floating Rate Exchange Notes and the 2022 Floating Rate Exchange Notes will be conclusive and binding on the holders and the Issuer, absent manifest error.

FORM AND DENOMINATION

The Exchange Notes will be issued in fully registered form and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Exchange Notes will be issued initially as Global Notes.

FURTHER ISSUES

The aggregate principal amount of Notes issuable under the Indenture is unlimited. The Issuer may, from time to time, without notice to or the consent of the holders of the Notes, “reopen” any series of the Notes and create and issue additional notes having identical terms and conditions as the 2.297% Exchange Notes, the 2.764% Exchange Notes, the 3.222% Exchange Notes, the 3.557% Exchange Notes, the 4.390% Exchange Notes, the 4.540% Exchange Notes, the 2020 Floating Rate Exchange Notes and the 2022 Floating Rate Exchange Notes, as the case may be (or in all respects except for the issue date, issue price, the payment of interest accruing prior to the issue date of such additional notes and/or the first payment of interest following the issue date of such additional notes) so that the additional notes are consolidated and form a single series of Notes with the Notes, as the case may be (a “Further Issue”), provided that if the additional notes are not fungible with the Notes for United States federal income tax purposes, the additional notes will have separate CUSIPs, ISINs, or other identifying numbers.

STATUS OF THE NOTES AND GUARANTEES

The Notes will be unsecured and unsubordinated obligations of the Issuer and will rank pari passu in right of payment among themselves and with all other direct, unsecured and unsubordinated obligations of the Issuer (except those obligations preferred by statute or operation of law). Each Guarantor will fully and unconditionally guarantee, on a senior, unsecured basis, the due and punctual payment (and not collectability) of the principal of and interest on the Notes (and the payment of additional amounts described under “—Payment of Additional Amounts” below) and other obligations under the Indenture when and as the same shall become due and payable, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise. Each Guarantee will be an unsecured and unsubordinated obligation of the respective Guarantor and will rank pari passu in right of payment with all other direct, unsecured and unsubordinated obligations of such Guarantor (except those obligations preferred by statute or operation of law). The Issuer and each Guarantor will be subject to a negative pledge with respect to certain types of indebtedness, which are discussed in “—Covenants of the Issuer and the Guarantors—Negative Pledge” below.

GUARANTEES

Release

The Indenture provides that, without the consent of the Trustee or the Noteholders, a Guarantor that is a subsidiary of the Parent Guarantor (a “Subsidiary Guarantor”), other than BATIF and the Dutch Guarantors, will automatically and unconditionally be released from all obligations under its Guarantee, and such Guarantee shall thereupon terminate and be discharged and of no further force or effect, in the event that (1) its guarantee of all then outstanding notes issued under the EMTN Programme is released or (2) at substantially the same time its Guarantee of the Notes is terminated, the Subsidiary Guarantor is released from all obligations in respect of indebtedness for borrowed money for which such Subsidiary Guarantor is an obligor (as a guarantor or borrower). For purposes of this paragraph, the amount of a Subsidiary Guarantor’s indebtedness for borrowed money shall not include (A) the Notes issued pursuant to the Indenture, (B) any other debt the terms of which permit the termination of such Subsidiary Guarantor’s guarantee of such debt under similar circumstances, as long as such Subsidiary Guarantor’s obligations in respect of such other debt are terminated at substantially the same time as its guarantee of the Notes, (C) any debt that is being refinanced at substantially the same time that the guarantee of the Notes is being released, provided that any obligations of the relevant Subsidiary Guarantor in respect of the debt that is incurred in the refinancing shall be included in the calculation of the relevant Subsidiary Guarantor’s indebtedness for borrowed money and (D) for the avoidance of doubt, any debt in respect of which such Subsidiary Guarantor is an obligor (as a guarantor or borrower) (i) between or among the Parent Guarantor and any subsidiary or subsidiaries thereof or (ii) between or among any subsidiaries of the Parent Guarantor.

As of the date of this prospectus, RAI is the only Subsidiary Guarantor to which the above provision is relevant. Under the EMTN Programme, a Subsidiary Guarantor’s guarantee is released if at any time the aggregate amount of indebtedness for borrowed money for which the Subsidiary Guarantor is an obligor does not exceed 10% of the outstanding long term debt of BAT as reflected in the balance sheet included in BAT’s most recent publicly released interim or annual consolidated financial statements, as evidenced by a certificate to such effect addressed to the trustee under the EMTN Programme and signed by a director of BAT.

ADDITIONAL AMOUNTS

The Issuer or, if applicable, each Guarantor will make payments of, or in respect of, principal, premium (if any) and interest on the Notes, or any payment pursuant to the applicable Guarantee, as the case may be, without withholding or deduction for or on account of any present or future tax, levy, impost or other similar governmental charge whatsoever imposed, assessed, levied or collected (“Taxes”) by or for the account of the United States, the United Kingdom (in the case of a payment by the Parent Guarantor or BATIF), The Netherlands (in the case of a payment by a Dutch Guarantor) or any other jurisdiction through which payment is made by or on behalf of the Issuer or, if applicable, such Guarantor (or any political subdivision thereof or any authority thereof having the power to tax) (a “Relevant Taxing Jurisdiction”), unless such withholding or deduction is required by law.

If the Issuer or, if applicable, any Guarantor, is required by a Relevant Taxing Jurisdiction to so withhold or deduct such Taxes, the Issuer or, if applicable, such Guarantor, will pay to the holder of a Note such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by such holder will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that amounts with respect to any United States Tax shall be payable only to holders that are not United States persons (within the meaning of the Code); and provided further, that neither the Issuer nor such Guarantor shall be required to pay any Additional Amounts for or on account of:

(i)

any Taxes that would not have been so imposed, assessed, levied or collected but for the fact that the holder or beneficial owner of the applicable Note or Guarantee (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) is or has been a domiciliary, national or resident of, or engaging or having been engaged in a trade or business or maintaining or having maintained a permanent establishment or being or having been physically present in, a Relevant Taxing Jurisdiction or otherwise having or having had some connection with a Relevant Taxing Jurisdiction other than the holding or ownership of, or the collection of principal of, and premium (if any) or interest on, a Note or the enforcement of the applicable Guarantee, as the case may be;

(ii)

any Taxes that would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required in order to receive payment, the applicable Note or Guarantee was presented more than 30 days after the date on which such payment became due and payable or was provided for, whichever is later, except to the extent that the holder or beneficial owner thereof would have been entitled to Additional Amounts had the applicable Note or Guarantee been presented for payment on any day during such 30-day period;

(iii)	any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(iv)	any Taxes that are payable otherwise than by withholding or deduction from payments on or in respect of the applicable Note or Guarantee;

(v)

any Taxes that would not have been so imposed, assessed, levied or collected but for the failure by the holder or the beneficial owner of the applicable Note or Guarantee to (A) provide any certification, identification, information, documents or other evidence concerning the nationality, residence or identity of the holder or the beneficial owner or its connection with the Relevant Taxing Jurisdiction or (B) make any valid or timely declaration or claim or satisfy any other reporting, information or procedural requirements relating to such matters if, in either case, compliance is required by statute, regulation, relevant income tax treaty or administrative practice of the Relevant Taxing Jurisdiction as a condition to relief or exemption from such Taxes;

(vi)

any Taxes imposed by reason of the holder or the beneficial owner of the applicable Note or Guarantee being or having been considered a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in Section 881(c)(3)(A) of the Code (or any amended or successor provisions);

(vii)

any Taxes imposed on interest received by a 10-percent shareholder of the Issuer within the meaning of Section 871(h)(3)(B) or Section 881(c)(3)(B) of the Code (or any amended or successor provisions);

(viii)	any backup withholding imposed pursuant to Section 3406 of the Code (or any amended or successor provisions);

(ix)	any Taxes imposed pursuant to Section 871(h)(6) or Section 881(c)(6) of the Code (or any amended or successor provisions);

(x)

any Taxes imposed by reason of the holder or the beneficial owner of the applicable Note or Guarantee being or having been a personal holding company, passive foreign investment company or controlled foreign corporation for U.S. federal income tax purposes or a corporation that has accumulated earnings to avoid U.S. federal income tax;

(xi)

any Taxes imposed or withheld pursuant to Sections 1471 through 1474 of the Code (or any amended or successor provisions), any Treasury regulations promulgated thereunder, any official interpretations thereof or any agreements entered into in connection with the implementation thereof; or

(xii)	any combination of the Taxes described in (i) through (xi) above.

In addition, Additional Amounts will not be paid with respect to any payment of the principal of, or any premium or interest on, any of the applicable Notes or Guarantees to any holder that is a fiduciary, a partnership, a limited liability company or any person other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary, a member of such partnership, an interest holder in such limited liability company or a beneficial owner that would not have been entitled to such amounts had such beneficiary, settlor, member, interest holder or beneficial owner been the holder of the applicable Notes or Guarantees.

Unless otherwise stated, references in any context to the payment of principal of, and any premium or interest on, any Note, or any payment pursuant to the Guarantees, will be deemed to include payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

REDEMPTION

The Fixed Rate Exchange Notes and certain of the Floating Rate Exchange Notes will be subject to optional redemption by the Issuer as described below under “—Optional Redemption”. Series of Floating Rate Exchange Notes having a maturity date that is less than five years from the issue date of the Unregistered Notes will not be subject to such optional redemption by the Issuer.

Both the Fixed Rate Exchange Notes and the Floating Rate Exchange Notes will be subject to optional redemption by the Issuer in the event of certain changes in tax laws applicable to payments in respect of the Notes as described below under “—Redemption for Tax Reasons”.

Optional Redemption

The Issuer may redeem the Fixed Rate Exchange Notes, in whole or in part, at the Issuer’s option, at any time and from time to time (i) at all times in respect of the 2.297% Exchange Notes or (ii) before the applicable Par Call Date, for all other series of Fixed Rate Exchange Notes at a redemption price equal to the greater of (x) 100% of the principal amount of the Fixed Rate Exchange Notes to be redeemed and (y) as determined by the Independent Investment Banker (as defined below), the sum of the present values of the applicable Remaining Scheduled Payments (as defined below) discounted to the date of redemption (the “Redemption Date”) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed) at the Treasury Rate (as defined below) plus, in the case of each respective series of Fixed Rate Exchange Notes as follows:

2.297% Exchange Notes	15 basis points
2.764% Exchange Notes	15 basis points
3.222% Exchange Notes	20 basis points
3.557% Exchange Notes	20 basis points
4.390% Exchange Notes	25 basis points
4.540% Exchange Notes	30 basis points

together with, in each case, accrued and unpaid interest on the principal amount of the Fixed Rate Exchange Notes to be redeemed to, but excluding, the Redemption Date.

If the Issuer elects to redeem the 2.764% Exchange Notes, 3.222% Exchange Notes, 3.557% Exchange Notes, 4.390% Exchange Notes, 4.540% Exchange Notes or the 2022 Floating Rate Exchange Notes on or after the applicable Par Call Date (as defined below), the Issuer will pay an amount equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

In connection with such optional redemption the following defined terms apply:

•

Comparable Treasury Issue means the United States Treasury security selected by the Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to, the remaining term of the 2.297% Exchange Notes, 2.764% Exchange Notes, 3.222% Exchange Notes, 3.557% Exchange Notes, 4.390% Exchange Notes or the 4.540% Exchange Notes, as the case may be, to the relevant Par Call Date.

•

Comparable Treasury Price means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (B) if the Independent Investment Banker for the Fixed Rate Exchange Notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

•	Independent Investment Banker means one of the Reference Treasury Dealers (as defined below) appointed by the Issuer to act as the “Independent Investment Banker”.

•

Par Call Date means (i) July 15, 2022 with respect to any 2.764% Exchange Notes (one month prior to the maturity date of the 2.764% Exchange Notes), (ii) June 15, 2024 with respect to any 3.222% Exchange Notes (two months prior to the maturity date of the 3.222% Exchange Notes), (iii) May 15, 2027 with respect to any 3.557% Exchange Notes (three months prior to the maturity date of the 3.557% Exchange Notes), (iv) February 15, 2037 with respect to any 4.390% Exchange Notes (six months prior to the maturity date of the 4.390% Exchange Notes), (v) February 15, 2047 with respect to any 4.540% Exchange Notes (six months prior to the maturity date of the 4.540% Exchange Notes) and (vi) July 15, 2022 with respect to any 2022 Floating Rate Exchange Notes (one month prior to the maturity date of the 2022 Floating Rate Exchange Notes).

•

Reference Treasury Dealer means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc. and their respective successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Issuer; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

•

Reference Treasury Dealer Quotation means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day immediately preceding that Redemption Date.

•

Remaining Scheduled Payments means, with respect to each Fixed Rate Exchange Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due from and including the related Redemption Date, but for such redemption, to but excluding the relevant Par Call Date; provided, however, that if that Redemption Date is not an Interest Payment Date with respect to such Fixed Rate Exchange Notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that Redemption Date.

•

Treasury Rate means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding that Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

Notice of any optional redemption will be given in accordance with “—Notice” below at least 10 days but not more than 30 days before the Redemption Date to each holder of the Fixed Rate Exchange Notes to be redeemed.

If less than all the Fixed Rate Exchange Notes are to be redeemed, in the case of a redemption at the Issuer’s option as discussed in this section, the Fixed Rate Exchange Notes to be redeemed shall be selected in accordance with applicable procedures of DTC.

Redemption for Tax Reasons

Each series of Notes is also redeemable by the Issuer, in whole but not in part, at 100% of the principal amount of such Notes plus any accrued and unpaid interest to the applicable Redemption Date (including any Additional Amounts) at the Issuer’s option at any time prior to their maturity if, due to a Change in Tax Law (as defined below): (i) the Issuer or a Guarantor, in accordance with the terms of the applicable Notes or applicable Guarantee, has, or would, become obligated to pay any Additional Amounts to the holders or beneficial owners of the Notes of that series; (ii) in the case of a Guarantor, (A) the Parent Guarantor would be unable, for reasons outside its control, to procure payment by the Issuer or any other Guarantor or (B) the procuring of such payment by the Issuer and each such other Guarantor would be subject to withholding taxes imposed by a Relevant Taxing Jurisdiction; and (iii) such obligation cannot otherwise be avoided by such Guarantor, the Parent Guarantor or the Issuer, taking reasonable measures available to it. In such case, the Issuer may redeem the applicable Notes upon not less than 30 nor more than 60 days’ notice as provided in “—Notice” below, at 100% of the principal amount of such Notes plus accrued and unpaid interest to the Redemption Date (including Additional Amounts); provided, that, (a) no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer or such Guarantor, as the case may be, would be obligated to pay any such Additional Amounts in respect of the applicable Notes or applicable

Guarantee, as applicable, then due and (b) at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. The Issuer’s right to redeem the applicable Notes shall continue as long as the Issuer or a Guarantor is obligated to pay such Additional Amounts, notwithstanding that the Issuer or such Guarantor, as the case may be, shall have made payments of Additional Amounts. Prior to the giving of any such notice of redemption, the Issuer must deliver to the Trustee: (i) an officer’s certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred; and (ii) an opinion of independent counsel or an independent accountant of recognized standing, selected by the Issuer or any Guarantor, as applicable, with respect to tax matters of the Relevant Taxing Jurisdiction to the effect that the Issuer or such Guarantor has, or would, become obligated to pay such Additional Amounts as a result of such Change in Tax Law.

For the purposes hereof, “Change in Tax Law” shall mean: (i) any changes in, or amendment to, any law of a Relevant Taxing Jurisdiction (including any regulations or rulings promulgated thereunder and including, for this purpose, any treaty entered into by the Relevant Taxing Jurisdiction) or any amendment to or change in the application or official interpretation (including judicial or administrative interpretation) of such law, which change or amendment becomes effective or, in the case of an official interpretation, is announced, on or after August 15, 2017; or (ii) if the Issuer or a Guarantor consolidates, merges, amalgamates or combines with, or transfers or leases its assets substantially as an entirety to, any person that is incorporated or tax resident under the laws of any jurisdiction other than a Relevant Taxing Jurisdiction (a “successor”) and as a consequence thereof such person becomes the successor obligor to the Issuer or such Guarantor in respect of Additional Amounts that may become payable (in which case, for purposes of this redemption provision, all references to the Issuer or such Guarantor shall be deemed to be and include references to such person), any change in, or amendment to, any law of the jurisdiction of organization or tax residence of such successor, or the jurisdiction through which payments will be made by the successor, or any political subdivision or taxing authority thereof or thereon for purposes of taxation (including any regulations or rulings promulgated thereunder and including, for this purpose, any treaty entered into by such jurisdiction) or any amendment to or change in the application or official interpretation (including judicial or administrative interpretation) of such law, which change or amendment becomes effective or, in the case of an official interpretation, is announced, on or after the date of such consolidation, merger, amalgamation, combination or other transaction.

General

Upon presentation of any Fixed Rate Exchange Note redeemed in part only, the Issuer will execute and the Paying Agent will authenticate and deliver (or cause to be transferred by book-entry) to, or on, the order of the holder thereof, at the expense of the Issuer, a new Fixed Rate Exchange Note or Fixed Rate Exchange Notes, of authorized denominations, in principal amount equal to the unredeemed portion of the Note so presented.

On or before any Redemption Date (as defined above), the Issuer shall deposit with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on the Notes to be redeemed on such date. The redemption price shall be calculated by the Independent Investment Banker and the Issuer, and the Trustee and any agent shall be entitled to rely on such calculation.

On and after any Redemption Date, interest will cease to accrue on the Notes or any portion thereof called for redemption.

MATURITY

Unless previously purchased or redeemed by the Issuer, and cancelled, the principal amount of each respective series of Exchange Notes shall mature on:

Series of Notes	Maturity date
2.297% Exchange Notes	August 14, 2020
2.764% Exchange Notes	August 15, 2022
3.222% Exchange Notes	August 15, 2024
3.557% Exchange Notes	August 15, 2027
4.390% Exchange Notes	August 15, 2037
4.540% Exchange Notes	August 15, 2047
2020 Floating Rate Exchange Notes	August 14, 2020
2022 Floating Rate Exchange Notes	August 15, 2022

in an amount equal, in each case, to their principal amount, with accrued and unpaid interest to such date.

REACQUISITION

There is no restriction on the ability of the Issuer to purchase or repurchase Notes, provided, that any Notes so repurchased shall be cancelled and not reissued.

SINKING FUND

There is no provision for a sinking fund for any of the Notes.

CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the Notes and the Indenture. You should refer to the Notes and the Indenture for the full definition of all defined terms as well as any other terms used herein for which no definition is provided.

“EMTN Programme” means the Euro Medium Term Note Programme to which BATIF, BATCAP, BATHTN and BATNF are parties as the issuers under the programme and notes issued thereunder are guaranteed by the Parent Guarantor, each of the issuers thereunder (except when it is the relevant issuer) and RAI, as amended from time to time.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Quoted Borrowing” means any indebtedness which: (a) is represented by notes, debentures or other securities issued otherwise than to constitute or represent advances made by banks and/or other lending institutions; (b) is denominated, or confers any right to payment of principal and/or interest, in or by reference to any currency other than the currency of the country in which the issuer of the indebtedness has its principal place of business or is denominated, or confers any right to payment of principal and/or interest, in or by reference to the currency of such country but is placed or offered for subscription or sale by or on behalf of, or by agreement with, the issuer of such indebtedness as to over 20% outside such country; and (c) at its date of issue is, or is intended by the issuer of such indebtedness to become, quoted, listed, traded or dealt in on any stock exchange or other organized and regulated securities market in any part of the world.

COVENANTS OF THE ISSUER AND THE GUARANTORS

Negative Pledge

The Indenture provides that so long as any of the applicable Notes remains outstanding, neither the Issuer nor any Guarantor will secure or allow to be secured any Quoted Borrowing or any payment under any guarantee by any of them of any Quoted Borrowing by any mortgage, charge, pledge or lien (other than arising by operation of law) upon any of its undertaking or assets, whether present or future, unless at the same time the same mortgage, charge, pledge or lien is extended, or security which is not materially less beneficial to the holders of the applicable Notes than the security given as aforesaid or which shall be approved by consent of the holders of not less than 75% in aggregate principal amount of the applicable Notes at the time outstanding is extended or created (as the case may be), to secure equally and ratably the principal of, and interest on, and all other payments (if any) in respect of the applicable Notes.

Limitation on Mergers, Consolidations, Amalgamations and Combinations

So long as any of the applicable Notes remain outstanding, neither the Issuer nor any Guarantor may consolidate with or merge into any other person or sell, convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person (other than any sale or conveyance by way of a lease in the ordinary course of business), unless: (i) in the case of the Issuer, any successor person assumes the Issuer’s obligations on the applicable Notes and under the Indenture and, in the case of any Guarantor, any successor person assumes such Guarantor’s obligations on the applicable Guarantee and under the Indenture; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; (iii) such successor person is organized under the laws of the United States, the United Kingdom, The Netherlands or any other country that is a member of the Organization for Economic Cooperation and Development as of the date of such succession; (iv) such successor person agrees to pay any Additional Amounts imposed by the jurisdiction in which such successor person is incorporated or otherwise a resident for tax purposes or through which payments are made and resulting therefrom or otherwise; and (v) if as a result of such consolidation or merger or such sale, conveyance, transfer or lease, properties or assets of the Issuer or any Guarantor would become subject to a mortgage, pledge, security interest, lien or similar encumbrance to secure payment of any indebtedness for borrowed money of the Issuer or a Guarantor which would not be permitted by the applicable Notes or under the Indenture, the Issuer or any Guarantor or such successor person, as the case may be, shall take such steps as shall be necessary to effectively secure the Notes equally and ratably with (or prior to) all indebtedness for borrowed money secured thereby.

The limitation on mergers, consolidations, amalgamations and combinations contained in this section “—Limitation on Mergers, Consolidations, Amalgamations and Combinations” shall not apply to any consolidation, merger, amalgamation or combination in which the Issuer or applicable Guarantor is the surviving corporation except that, in such case, the provisions of (ii) and (v) above shall apply such that: (x) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and (y) if as a result of such consolidation or merger or such sale, conveyance, transfer or lease, properties or assets of the Issuer or any Guarantor would become subject to a mortgage, pledge, security interest, lien or similar encumbrance to secure payment of any indebtedness for borrowed money of the Issuer or a Guarantor which would not be permitted by the applicable Notes or under the Indenture, the Issuer or any Guarantor, as the case may be, shall take such steps as shall be necessary to effectively secure the Notes equally and ratably with (or prior to) all indebtedness for borrowed money secured thereby.

The Indenture does not contain covenants or other provisions to afford protection to holders of the Notes in the event of a highly leveraged transaction or a change in control of the Issuer or any Guarantor except as provided above.

Upon certain mergers or consolidations involving the Issuer or a Guarantor, or upon certain sales or conveyances of the properties of the Issuer or a Guarantor, the obligations of the Issuer or such Guarantor, under the applicable Notes or the applicable Guarantee, shall be assumed by the person formed by such merger or consolidation or which shall have acquired such property and upon such assumptions such person shall succeed to and be substituted for the Issuer or such Guarantor, as the case may be, and then the Issuer or such Guarantor will be relieved from all obligations under the Notes and the applicable Guarantee, as the case may be. The terms “Issuer” and “Guarantor”, as used in the Notes and the Indenture, also refer to any such successors or assigns so substituted.

Although there is a limited body of case law interpreting the phrase “entirety or substantially as an entirety”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances, there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “entirety or substantially as an entirety” of the Issuer’s assets and its subsidiaries taken as a whole.

EVENTS OF DEFAULT

The following will be Events of Default (each an “Event of Default”) with respect to the applicable Notes:

(i)

Non-Payment: default is made in the payment of: (a) any installment of interest (excluding Additional Amounts) upon any applicable Note as and when the same shall become due and payable, and continuance of such default for a period of 14 days or more; (b) applicable Additional Amounts as and when the same shall become due and payable, and continuance of such default for a period of 14 days; or (c) all or any part of the principal or premium, if any, of any applicable Note as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise, and continuance of such default for three days;

(ii)

Breach of Other Obligations: the Issuer or any Guarantor does not perform or comply with any one or more of its other obligations under the applicable Notes or the Indenture (other than those described in paragraph (i) above) which is not remedied within 30 days after written notice of such default shall have been given to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% of the outstanding principal amount of the Notes;

(iii)

Cross-Default: (a) any other present or future indebtedness for borrowed money of the Issuer or any Guarantor, other than the Notes issued by the Issuer, becomes due and payable prior to its stated maturity by reason of any default or event of default in respect thereof by the Issuer or any Guarantor and remains unpaid; or (b) any such indebtedness for borrowed money is not paid when due or, as the case may be, within any applicable grace period; or (c) the Issuer or any Guarantor fails to pay when due and called upon (after the expiry of any applicable grace period) any amount payable by it under any present or future guarantee for, or indemnity in respect of, any indebtedness for borrowed money and which remains unpaid; provided that (x) payment of the indebtedness for borrowed money is not being contested in good faith and in accordance with legal advice or (y) the aggregate amount of the indebtedness for borrowed money, guarantees and indemnities in respect of which one or more of the events mentioned above in (a), (b) and (c) has or have occurred and is or are continuing, equals or exceeds £750 million or its equivalent in any other currency of the indebtedness for borrowed money or, if greater, 1.25% of the Total Equity of the Parent Guarantor, as set out in the “Total Equity” line item in the most recent consolidated group balance sheet of the Parent Guarantor and its subsidiaries in the Parent Guarantor’s most recent Annual Report;

(iv)

Cessation of Guarantees: any Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any Guarantor denies or disaffirms in writing its obligations under the Indenture or Guarantee;

(v)

Enforcement Proceedings: a distress or execution or other legal process is levied or enforced against or an encumbrancer takes possession of or a receiver, administrative receiver or other similar officer is appointed of the whole or a part of the assets of the Issuer or any Guarantor which is substantial in relation to the BAT Group taken as a whole and is not discharged, stayed, removed or paid out within 45 days after such execution or appointment;

(vi)

Security Enforced: any mortgage, charge, pledge, lien or other encumbrance, present or future, created or assumed by the Issuer or any Guarantor becomes enforceable and any step is taken to enforce it (including the taking of possession or the appointment of a receiver, administrative receiver, manager or other similar person) against all or substantially all of the assets of the Issuer or any Guarantor and is not discharged within 45 days;

(vii)

Insolvency: the Issuer or any Guarantor is insolvent or bankrupt or unable to pay its debts (in respect of companies incorporated in England and Wales, within the meaning of Sections 123(1)(b) or (e) or Section 123(2) of the UK Insolvency Act 1986), stops, suspends or threatens to stop or suspend payment of all or a material part of its debts, proposes or makes a general assignment or an arrangement or composition (otherwise than for the purposes of reconstruction, amalgamation, reorganization, merger or consolidation or other similar arrangement) with or for the benefit of its creditors in respect of any of such debts or a moratorium is agreed or declared in respect of or affecting all or a material part of the debts of the Issuer;

(viii)

Winding-up: an order is made or an effective resolution passed for the winding-up or dissolution or administration of the Issuer or any Guarantor, or the Issuer or any Guarantor shall apply or petition for a winding-up or administration order in respect of itself or ceases or threatens to cease to carry on all or substantially all of its business or operations, in each case except for the purpose of and followed by a reconstruction, amalgamation, reorganization, merger or consolidation or other similar arrangement; or

(ix)	Analogous Events: any event occurs that under the laws of any relevant jurisdiction has an analogous effect to any of the events referred to in any of the foregoing paragraphs (vii) and (viii).

The Indenture will provide that if an Event of Default occurs and is continuing with respect to the Notes of a series, then and in each and every such case (other than certain Events of Default specified in paragraphs (vii), (viii) and (ix) above with respect to the Issuer or any Guarantor), unless the principal of all the applicable Notes shall have already become due and payable, the holders of not less than 25% in aggregate principal amount of the applicable Notes then outstanding, by notice in writing to the Issuer, each Guarantor and the Trustee, may declare the entire principal amount of all applicable Notes issued pursuant to the Indenture and interest accrued and unpaid thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable, without any further declaration or other act on the part of any holder. If certain Events of Default described in paragraph (vii), (viii) or (ix) above occur with respect to the Issuer and are continuing, the principal amount of and accrued and unpaid interest on all the applicable Notes issued pursuant to the Indenture shall become immediately due and payable, without any declaration or other act on the part of the Trustee or any holder. Under certain circumstances, the holders of a majority in aggregate principal amount of the applicable Notes then outstanding, by written notice to the Issuer, each Guarantor and the Trustee, may waive defaults and rescind and annul declarations of acceleration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impart any right consequent thereon.

The holders of a majority in aggregate principal amount of the applicable Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, subject to certain limitations to be specified in the Indenture, including providing to the Trustee indemnity satisfactory to it.

An Event of Default with respect to any series of Notes would not necessarily constitute an event of default with respect to the other series of Notes.

The Indenture also provides that no holder of any Notes governed by the Indenture may institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the Indenture, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy under the Indenture (except suits for the enforcement of payment of overdue principal or interest) unless (1) the holder of a Note gives to the Trustee written notice of a continuing Event of Default, (2) the holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy, (3) the holder or holders of Notes offer, and if requested, provide to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense, (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity and (5) during such 60-day period the holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request. The holder of a Note may not use the Indenture to prejudice the rights of another holder of a Note or to obtain a preference or priority over another holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such holders).

SATISFACTION AND DISCHARGE

The Indenture provides that BAT may, subject to satisfying certain conditions, discharge certain obligations to the holders of Notes of any series of Notes that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the Trustee or Paying Agent, in trust, funds in an amount sufficient to pay the entire indebtedness on such series of Notes in respect of principal and premium, if any, and interest, if any, to the date of such deposit (if such Notes have become due and payable) or to the maturity thereof or redemption date, as the case may be, along with an officer’s certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

The Indenture provides that the Issuer will have the option either (a) to be deemed (together with each Guarantor) to have paid and discharged the entire indebtedness represented by, and obligations under, a series of Notes and the applicable Guarantees and to have satisfied all the obligations under the Indenture relating to the series of Notes (except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain paying agencies) on the 91st day after the applicable conditions described below have been satisfied or (b) to cease (together with each Guarantor) to be under any obligation to comply with the covenant described above under “—Covenants of the Issuer and the Guarantors—Negative Pledge” and the condition relating to the absence of any events of default under “—Covenants of the Issuer and the Guarantors—Limitation on Mergers, Consolidations, Amalgamations and Combinations” under the Indenture, and non-compliance with such covenants and the occurrence of all events described above under “—Events of Default” will not give rise to any Event of Default under the Indenture, at any time after the applicable conditions described below have been satisfied.

In order to exercise either defeasance option, the Issuer must (i) deposit with the Trustee or Paying Agent, irrevocably in money or Government Obligations (as defined in the Indenture) funds sufficient in the opinion of a certified public accounting firm of national reputation for the payment of principal of and interest on the applicable outstanding Notes of any series to and including the Redemption Date irrevocably designated by the Issuer on or prior to the date of deposit of such money or Government Obligations, and must (ii) comply with certain other conditions, including delivering to the Trustee an opinion of U.S. counsel to the effect that beneficial owners of the applicable Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the exercise of such option and will be subject to United States federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised and, in the case of clause (a) in the previous paragraph, which opinion must state that such opinion is based on a ruling received from or published by the United States Internal Revenue Service or on a change of law after August 15, 2017.

MODIFICATION AND WAIVER

Without Consent of Noteholders

The Indenture contains provisions permitting the Issuer, each Guarantor and the Trustee, without the consent of the holders of any of the applicable Notes at any time outstanding under such Indenture, from time to time and at any time, to enter into a supplemental indenture amending or supplementing such Indenture, the Notes or the Guarantees in order to:

•	convey, transfer, assign, mortgage or pledge to the holders of the applicable Notes or any person acting on their behalf as security for the applicable Notes any property or assets;

•

evidence the succession of another person to the Issuer or any Guarantor, as the case may be, or successive successions, and the assumption by the successor person(s) of the covenants, agreements and obligations of the Issuer or any Guarantor, as the case may be, pursuant to the Indenture;

•	evidence and provide for the acceptance of appointment of a successor or successors to the Trustee and/or the Paying Agent, Transfer Agent, Calculation Agent and Registrar, as applicable;

•

add to the covenants of, or the restrictions, conditions or provisions applicable to, the Issuer and any Guarantor, as the case may be, such further covenants, restrictions, conditions or provisions as the Issuer and any Guarantor, as the case may be, shall consider to be for the protection of the holders of the applicable Notes issued pursuant to the Indenture, including to eliminate one or both prongs of the release provision under “—Release”, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default under the Indenture permitting the enforcement of all or any of the several remedies provided in the Indenture; provided that, in respect of any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a particular period of grace after default (which may be shorter or longer than that allowed in the case of other defaults) or may limit the remedies available to the Trustee upon such an Event of Default;

•	if required by the requirements of the SEC, comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “TIA”);

•

modify the restrictions on, and procedures for, resale and other transfers of the applicable Notes pursuant to law, regulation or practice relating to the resale or transfer of restricted securities generally;

•

cure any ambiguity or to correct or supplement any provision contained in the Indenture, the Notes, or the Guarantees which may be defective or inconsistent with any other provision contained therein or to make such other provision in regard to matters or questions arising under the Indenture, the Notes or the Guarantees as the Issuer, any Guarantor or the Trustee may deem necessary or desirable and which will not, in the opinion of the Issuer or any Guarantor, adversely affect the interests of the holders of the applicable Notes in any material respect;

•

issue an unlimited aggregate principal amount of Notes under the Indenture or to “reopen” the applicable series of Notes and create and issue additional notes having identical terms and conditions as the applicable Notes (or in all respects except for the issue date, issue price, payment of interest accruing prior to the issue date of such additional notes and/or the first payment of interest following the issue date of such additional notes) so that the additional notes are consolidated and form a single series with the outstanding applicable Notes; and

•

evidence the addition of any new Guarantor of the Notes and the Indenture, or the release of any Guarantor from its obligations with respect to the Notes and the Indenture, in either case pursuant to the terms of the Indenture.

With Consent of Noteholders

The Indenture contains provisions permitting the Issuer, each Guarantor and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of all series of the Notes affected by such supplemental indenture (voting as one class) at the time outstanding under the Indenture (including consents obtained in connection with a tender offer or exchange offer for the applicable Notes), from time to time and at any time, to enter into a supplemental indenture for the purpose of amending, waiving or otherwise modifying the provisions of the Indenture, the Notes and the Guarantees, or adding any provisions to or changing in any manner or eliminating any of the provisions of the applicable Notes or of modifying in any manner the rights of the holders of the applicable Notes; provided, that no such supplemental indenture may, without the consent of the holder of each of the Notes so affected:

•	change the stated maturity of the applicable Note of, or the date for payment of any principal of, or installment of interest on, any applicable Note; or

•

reduce the principal amount of or the rate or amount of interest on any applicable Note or Additional Amounts payable with respect thereto or reduce the amount payable thereon in the event of redemption or default or change the method for determining the interest rate thereon; or

•

change the currency of payment of principal of or interest on any applicable Note or Additional Amounts payable with respect thereto; or change the obligation of the Issuer or any Guarantor, as the case may be, to pay Additional Amounts (except as otherwise permitted by such applicable Note); or

•	impair the right to institute suit for the enforcement of any such payment on or with respect to any applicable Note; or

•	reduce the percentage of the aggregate principal amount of the applicable Notes outstanding the consent of whose holders is required for any such supplemental indenture; or

•

reduce the aggregate principal amount of any applicable Note outstanding necessary to modify or amend the Indenture or any such Note or to waive any future compliance or past default or reduce the quorum requirements or the percentage of aggregate principal amount of any applicable Notes outstanding required for the adoption of any action at any meeting of holders of such Notes or to reduce the percentage of the aggregate principal amount of such Notes outstanding necessary to rescind or annul any declaration of the principal of all accrued and unpaid interest on any Note to be due and payable, provided, that no consent of any holder of any applicable Note shall be necessary to permit the Trustee, the Issuer and each of the Guarantors to execute supplemental indenture as described under “—Without Consent of Noteholders” above.

Any modifications, amendments or waivers to the Indenture or to the conditions of the applicable Notes will be conclusive and binding on all holders of the applicable Notes, whether or not they have consented to such action or were present at the meeting at which such action was taken, and on all future holders of the applicable Notes, whether or not notation of such modifications, amendments or waivers is made upon such Notes. Any instrument given by or on behalf of any holder of such a Note in connection with any consent to any such modification, amendment or waiver will be irrevocable once given and will be conclusive and binding on all subsequent registered holders of such Note.

PRESCRIPTION

Under New York’s statute of limitations, any legal action upon the Notes in respect of interest or principal must be commenced within six years after the payment thereof is due.

NOTICE

So long as the Notes are listed on the Official List of the UK Listing Authority and admitted to trading on the Professional Securities Market of the London Stock Exchange and the rules of the London Stock Exchange so require, notices to holders of Notes will be given by the Issuer by publication in a leading newspaper having general circulation in London, England (which is expected initially to be the Financial Times). Notices to holders of Notes will also be given by first-class mail postage prepaid to the last addresses of such holders as they appear in the Notes register; provided, no such mailing shall be required if Notes are held through DTC, as such notice shall be given in accordance with applicable procedures of DTC. Such notices will be deemed to have been given on the date of such publication or mailing.

So long as any Global Notes representing the Notes are held in their entirety on behalf of a clearing system, or any of its participants, there may be substituted for the publication and mailing of notice to holders of Notes described above the delivery of the relevant notices to the clearing system, and its participants, for communication by them to the entitled accountholders. Any such notice shall be deemed to have been given on the day on which the said notice was given to the clearing system, and its participants.

LISTING

Although we expect to obtain and maintain a listing for the Exchange Notes on the Official List of the UK Listing Authority and to admit the Exchange Notes for trading on the Professional Securities Market, we cannot assure you that our application will be approved or that any series of Exchange Notes will be listed and, if listed, that such Exchange Notes will remain listed for the entire term of such Exchange Notes. If we are unable to obtain or maintain such a listing, we may obtain and maintain listing for the Exchange Notes on another exchange in our sole discretion.

CONSENT TO SERVICE

Each of the non-U.S. Guarantors has initially designated BATCAP as their authorized agent for service of process in any legal suit, action or proceeding arising out of or relating to the performance of its obligations under the Indenture and the Notes brought in any state or federal court in the Borough of Manhattan, the City of New York, and will irrevocably submit (but for those purposes only) to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding.

GOVERNING LAW

The Indenture, Notes and Guarantees shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws thereof.

REGARDING THE TRUSTEE AND AGENTS

Wilmington Trust, National Association is the trustee under the Indenture. Citibank, N.A., New York Branch has been appointed by the Issuer to act as registrar, transfer agent, calculation agent and paying agent for the Notes. Citibank, N.A., New York Branch replaced Citibank, N.A., London Branch as paying agent, registrar, transfer agent and calculation agent on October 16, 2018. From time to time, Citibank, N.A., London Branch, Citibank, N.A., New York Branch and their respective affiliates perform various other services for the BAT and its affiliates. Citibank, N.A., London Branch is also the fiscal and paying agent under the fiscal and paying agency agreements for BAT’s outstanding 144A notes and the issuing and principal paying agent under BAT’s EMTN Programme.

The Indenture contains limitations on the rights of the trustee, if it becomes a creditor of either Issuer or any Guarantor, to obtain payment of claims in some cases, or to realize on property received in respect of any of these claims as security or otherwise. The Trustee is permitted to engage in other transactions. However, if the Trustee acquires any conflicting interest (as defined in the TIA), it must either eliminate its conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in such Indenture. During the continuance of an Event of Default of which the Trustee has received written notice, the Trustee will exercise such of the rights and powers vested in it under the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

BOOK-ENTRY, DELIVERY AND FORM OF SECURITIES

We will issue the Exchange Notes in the form of one or more global securities (the “Global Notes”). We will deposit these Global Notes with Citibank, N.A., New York as custodian (the “Custodian”) for DTC and they will be registered in the name of Cede & Co. as nominee of DTC. Direct and indirect participants in DTC will record beneficial ownership of the Exchange Notes by individual investors. The transfer of ownership of beneficial interests in a Global Note will be effected only through records maintained by DTC or its nominee, or by participants or persons that hold through participants.

Investors may elect to hold beneficial interests in the Global Notes directly through DTC if they are participants in, or indirectly through organizations that are participants in, DTC. Euroclear and Clearstream, Luxembourg will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which are participants in DTC.

Upon receipt of any payment in respect of a Global Note, DTC or its nominee will immediately credit participants’ accounts with amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown in the records of DTC or its nominee. Payments by participants to owners of beneficial interests in a Global Note held through participants will be governed by standing instructions and customary practices and will be the responsibility of those participants.

So long as DTC or its nominee is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the applicable Notes represented by the applicable Global Note for all purposes under the Indenture and the applicable Notes (except as the context otherwise requires in respect of Additional Amounts). Under certain circumstances, transfers may be made only upon receipt by the Transfer Agent of a written certification (in the form set out in the Indenture).

Transfers within Global Notes

Subject to the procedures and limitations described herein, transfers of beneficial interests within a Global Note may be made without delivery to the Issuer, each of the Guarantors or the Transfer Agent of any written certifications or other documentation by the transferor or transferee.

Transfers or Exchanges from a Global Note to Definitive Notes

No Global Note may be exchanged in whole or in part for Notes in definitive registered form (“Definitive Notes”) unless:

•

DTC notifies the Issuer that it is unwilling or unable to hold the applicable Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, and in each case such Issuer does not appoint a successor depositary that is registered under the Exchange Act within 90 days after receipt of such notice or becoming aware that DTC is no longer so registered;

•	a payment default has occurred and is continuing;

•	in the event of a bankruptcy default, the Issuer fails to make payment on the applicable Notes when due; or

•	the Issuer shall have determined in its sole discretion that the applicable Notes shall no longer be represented by the applicable Global Notes.

The holder of a Definitive Note may transfer such Note by surrendering it at the specified office of the Registrar or the Paying Agent. Upon the transfer, exchange or replacement of Definitive Notes bearing the applicable legend set forth under “Notice to Investors” herein, or upon specific request for removal of such legend on a Definitive Note, the Issuer will deliver only Definitive Notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to the Issuer and the Registrar such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by the Issuer, that neither the legend nor the restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act.

Each such Definitive Note will be endorsed with the applicable Guarantees from each of the Guarantors in the form set out in the Indenture and will include terms substantially in the form of those set forth in the Indenture. Except as set forth in this paragraph, no Global Note may be exchanged in whole or in part for Definitive Notes.

Clearing and Settlement

The information set out below in connection with DTC is subject to any change in or reinterpretation of the rules, regulations and procedures of DTC currently in effect. The information about DTC set forth below has been obtained from sources that the Issuer and each of the Guarantors believe to be reliable, but none of the Issuer, the Guarantors or any of the initial purchasers of the Unregistered Notes takes any responsibility for or makes any representation or warranty with respect to the accuracy of the information. None of the Issuer, the Guarantors or any of the initial purchasers of the Unregistered Notes will have any responsibility or liability for any aspect of the records relating to, or payments made on account of interests in Notes held through, the facilities of any clearing system, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DTC has advised the Issuer and each of the Guarantors as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of transactions between DTC participants through electronic book entry changes in accounts of DTC participants, thereby eliminating the need for physical movement of certificates. DTC participants include certain of the initial purchasers of the Unregistered Notes, securities brokers and dealers, banks, trust companies, and clearing corporations, and may in the future include certain other organizations (“DTC participants”). Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly (“indirect DTC participants”).

Under the rules, regulations, and procedures creating and affecting DTC and its operations (the “Rules”), DTC is required to make book-entry transfers of Notes among DTC participants on whose behalf it acts with respect to Notes accepted into DTC’s book-entry settlement system as described below (the “DTC Notes”) and to receive and transmit distributions of the nominal amount and interest on the DTC Notes. DTC participants and indirect DTC participants with which beneficial owners of DTC Notes (“Owners”) have accounts with respect to the DTC Notes similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Owners. Accordingly, although Owners who hold DTC Notes through DTC participants or indirect DTC participants will not possess Notes, the Rules, by virtue of the requirements described above, provide a mechanism by which such Owners will receive payments and will be able to transfer their interests with respect to the Notes.

Transfers of ownership or other interests in the Notes in DTC may be made only through DTC participants. Indirect DTC participants are required to effect transfers through a DTC participant. DTC has no knowledge of the actual beneficial owners of the Notes. DTC’s records reflect only the identity of the DTC participants to whose accounts the Notes are credited, which may not be the beneficial owners. DTC participants will remain responsible for keeping account of their holdings on behalf of their customers and for forwarding all notices concerning the Notes to their customers. So long as DTC, or its nominee, is the registered holder of a Global Note, payments on the applicable Notes will be made in immediately available funds to DTC. DTC’s practice is to credit DTC participants’ accounts on the applicable payment date in accordance with their respective holdings shown on its records, unless DTC has reason to believe that it will not receive payment on that date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, and will be the responsibility of the DTC participants and not of DTC, or any other party, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is the responsibility of the Paying Agent. Disbursement of payments for DTC participants will be DTC’s responsibility, and disbursement of payments to the beneficial owners will be the responsibility of DTC participants and indirect DTC participants.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants, and because owners of beneficial interests in the Notes holding through DTC will hold interests in the Notes through DTC participants or indirect DTC participants, the ability of the owners of the beneficial interests to pledge Notes to persons or entities that do not participate in DTC, or otherwise take actions with respect to the Notes, may be limited. DTC will take any action permitted to be taken by an Owner only at the direction of one or more DTC participants to whose account with DTC such Owner’s DTC Notes are credited. Additionally, DTC has advised the Issuer that it will take such actions with respect to any percentage of the beneficial interest of Owners who hold Notes through DTC participants or indirect participants only at the direction of and on behalf of DTC participants whose account holders include undivided interests that satisfy any such percentage.

To the extent permitted under applicable law and regulations, DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of DTC participants whose account holders include such undivided interests.

Ownership of interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through records maintained by, DTC, the DTC participants and the indirect DTC participants, including Euroclear and Clearstream, Luxembourg. Transfers between participants in DTC, as well as transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with DTC rules.

Subject to compliance with the transfer restrictions applicable to the Notes, cross-market transfers between DTC, on the one hand, and participants in Euroclear or Clearstream, Luxembourg on the other hand, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, Luxembourg as the case may be. Such cross-market transactions, however, will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to DTC to take action to effect final settlement on its behalf by delivering or receiving payment in accordance with DTC’s Same-Day Funds Settlement System.

According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, the Guarantors or the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

Initial Settlement in Relation to DTC Notes

Upon the issuance of a DTC Note deposited with DTC or a custodian therefor, DTC or its custodian, as the case may be, will credit, on its internal system, the respective nominal amount of the individual beneficial interest represented by such relevant DTC Note or Notes to the accounts of persons who have accounts with DTC. Such accounts initially will be designated by or on behalf of the relevant initial purchasers of the Unregistered Notes. Ownership of beneficial interest in a DTC Note will be limited to

DTC participants, including Euroclear and Clearstream, Luxembourg or indirect DTC participants. Ownership of beneficial interests in DTC Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of DTC participants) and the records of DTC participants (with respect to interests of indirect DTC participants). Investors that hold their interests in a DTC Note will follow the settlement procedures applicable to global bond issues. Investors’ securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

Secondary Market Trading in Relation to DTC Notes

Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date. Although DTC has agreed to the following procedures in order to facilitate transfers of interests in Global Notes deposited with DTC or a custodian therefor among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor any agent of the Issuer will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Secondary market trading between DTC participants will be settled using the procedures applicable to global bond issues in same-day funds.

Payments

So long as any of the Notes remains outstanding, the Issuer will maintain in London, England, so long as the Notes are admitted to listing on the Official List of the UK Listing Authority and to trading on the Professional Securities Market of the London Stock Exchange, an office or agency (a) where the applicable Notes may be presented for payment, (b) in the case of the Issuer, where the applicable Notes may be presented for registration of transfer and for exchange and (c) where notices and demands to or upon the Issuer in respect of the applicable Notes or the Indenture may be served. The Issuer will give the Trustee written notice of the location of any such office or agency and of any change of location thereof. The Issuer has initially designated the Paying Agent for such purposes. The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes or where such notices or demands may be served and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of any obligation to maintain an office or agency in London, England for such purposes. The Issuer shall give written notice to the Trustee of any such designation or rescission and of any such change in the location of any other office or agency.

A holder of Notes may transfer or exchange Notes in accordance with their terms. The Registrar for the Notes will not be required to accept for registration or transfer any Notes, except upon presentation of satisfactory evidence (which may include legal opinions) that the restrictions on transfer have been complied with, all in accordance with such reasonable regulations as the Issuer may from time to time agree with such Registrar.

Notwithstanding any statement herein, the Issuer reserves the right to impose or remove such transfer, certification, substitution or other requirements, and to require such restrictive legends on the Notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and the states therein and any other applicable laws or as may be required by any stock exchange on which the Notes are listed. The Issuer may require payment of a sum sufficient to cover any Tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Notes and any other expenses (including the fees and expenses of the Trustee or Registrar). No service charge will be made for any such transaction.

The Registrar will not be required to exchange or register a transfer of (i) any Notes for a period of 15 days ending the due date for any payment of principal in respect of the Notes or (ii) any Notes selected, called or being called for redemption.

The Exchange Notes will be issued in registered form without coupons and transferable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Notes is limited to such extent.

MATERIAL TAX CONSIDERATIONS

The following discussion, subject to the limitations set forth below, describes material tax consequences of the United Kingdom, the United States and The Netherlands relating to your ownership of Exchange Notes. Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any Exchange Notes in light of their own particular circumstances, including the effect of the laws of their country of citizenship, residence or domicile. The discussions that follow for each jurisdiction are based upon the applicable laws and interpretations thereof as in effect as of the date hereof, all of which laws and interpretations are subject to change or differing interpretations, which changes or differing interpretations could apply retroactively.

MATERIAL UNITED KINGDOM INCOME TAX CONSIDERATIONS

The comments below are of a general nature and are not intended to be exhaustive. They are based on the Issuer’s understanding of current United Kingdom Tax law as applied in England and Wales and H.M. Revenue & Customs (“HMRC”) generally published practice (which may not be binding on HMRC) as of the date of this prospectus. Any holders of Exchange Notes who are in doubt as to their personal Tax position should consult their professional advisers. Holders of Unregistered Notes must take their own tax advice on the consequences of a disposal of the Unregistered Notes pursuant to the Exchange Offer.

References in this part to “interest” shall mean amounts that are treated as interest for the purposes of United Kingdom taxation.

Interest on the Exchange Notes

Payments of interest on the Exchange Notes by the Issuer may be made without withholding or deduction for or on account of United Kingdom income tax provided such interest is not treated as arising in the United Kingdom for the purposes of Section 874 of the Income Tax Act 2007 (“ITA”).

The Exchange Notes issued will constitute “quoted Eurobonds” within the meaning of Section 987 of the ITA, provided they are and continue to be listed on a “recognised stock exchange” within the meaning of Section 1005 ITA, and they continue to carry a right to interest. The London Stock Exchange is a recognised stock exchange for these purposes. Securities will be treated as listed on the London Stock Exchange if they are included in the Official List by the UK Listing Authority and are admitted to trading on the Professional Securities Market of the London Stock Exchange, as the Exchange Notes are expected to be.

While the Exchange Notes are and continue to be quoted Eurobonds, payments of interest on the Exchange Notes may be made without withholding or deduction for or on account of United Kingdom Tax even if such interest is treated as arising in the United Kingdom for the purposes of Section 874 of the ITA.

If the Exchange Notes cease to be quoted Eurobonds, and payments of interest on the Exchange Notes are treated as interest which has a United Kingdom source, such interest will generally be paid by the Issuer under deduction of income tax at the basic rate (currently at the rate of 20%), subject to the availability of other reliefs under domestic law or to any direction to the contrary from HMRC in respect of such relief as may be available pursuant to the provisions of any applicable double taxation treaty.

Payments in respect of the Guarantee

If the Guarantors are required to make payments under the guarantees and any such payment can be characterized as interest or an annual payment, in either case, with a United Kingdom source, it may have to be paid under deduction of United Kingdom income tax (currently at the rate of 20%), subject to the availability of exemptions including a direction to the Issuer by HMRC pursuant to the provisions of an applicable double tax treaty. Such payments by the Guarantors may not be eligible for the exemption in respect of securities listed on a recognised stock exchange described above in relation to payments of interest by the Issuer.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences relating to the exchange of Unregistered Notes for Exchange Notes in this Exchange Offer. The exchange of Unregistered Notes for Exchange Notes will not constitute a taxable event for holders. Consequently, a holder will not recognize gain or loss on the exchange, the holding period of the Exchange Note will include the holding period of the Unregistered Note and the adjusted basis of the Exchange Note will be the same as the adjusted basis of the Unregistered Note immediately before the exchange. Persons considering the exchange of Unregistered Notes for Exchange Notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

If we file a shelf registration statement covering the Notes, no gain or loss should be recognized by a holder and such holder’s adjusted tax basis in, and holding period for, the Notes should also be unaffected.

MATERIAL NETHERLANDS INCOME TAX CONSIDERATIONS

This section provides a general description of certain Dutch tax consequences of the acquisition, ownership and transfer of the Exchange Notes issued by the Issuer and guaranteed by the Guarantors, including the Dutch Guarantors.

This summary provides general information only and is restricted to the matters of Dutch taxation stated herein. It is intended neither as tax advice nor as a comprehensive description of all Dutch tax considerations that may be relevant to a decision to acquire, to hold, or to transfer the Exchange Notes. This section does not discuss the Dutch tax consequences of the disposal/exchange of the Unregistered Notes pursuant to the Exchange Offer. Holders of Unregistered Notes must take their own tax advice in respect thereof. This summary does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as investment institutions, pension funds and dealers in securities) may be subject to special rules.

The summary provided below is based on the tax laws of The Netherlands as in effect on the date of this prospectus, including regulations, rulings and decisions of The Netherlands and its taxing and other authorities available in printed form on or before this date and now in effect, and as generally applied and interpreted by Dutch courts, without prejudice to any changes in law or the interpretation or application thereof, which changes may be implemented with or without retroactive effect. All references in this section to The Netherlands and Dutch tax, taxation or law are to the European part of the Kingdom of The Netherlands and its tax, taxation or law, respectively, only.

For Netherlands tax purposes, a holder of Exchange Notes may include an individual who, or an entity that, does not have the legal title to the Exchange Notes, but to whom nevertheless the Exchange Notes are attributed based either on such individual or entity holding a beneficial interest in the Exchange Notes or based on specific statutory provisions, including statutory provisions pursuant to which the Exchange Notes are attributed to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the Exchange Notes.

Holders (and prospective holders) should consult their own tax advisors as to the Dutch or other tax consequences of the acquisition, ownership and transfer of Exchange Notes, including, in particular, the application to their particular situations of the tax considerations discussed below.

Withholding Tax

All payments made by either of the Issuer or, as the case may be, the Guarantors of interest and principal under the Notes may be made free of withholding or deduction of any taxes of whatever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

For developments and risks in relation to the application of Dutch withholding tax on interest payments see “Risk Factors. The introduction of a conditional withholding tax may increase the amounts the Dutch Guarantors may become obligated to pay under their Guarantees.”

Taxes on Income and Capital Gains

A noteholder who derives income from an Exchange Note or who realizes a gain from the transfer or redemption of a Note will not be subject to Dutch taxation on such income or gain, provided that such noteholder:

(i)	is neither resident nor deemed to be resident in The Netherlands for Dutch tax purposes;

(ii)

does not have an enterprise or deemed enterprise (as defined in Dutch tax law) or an interest in or a co-entitlement to the net worth of an enterprise or deemed enterprise (as defined in Dutch tax law) that is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in The Netherlands and to which enterprise or part of that enterprise, as the case may be, the Exchange Notes are attributable;

(iii)

in the event such person is not an individual, neither entitled to a share in the profits of an enterprise effectively managed in The Netherlands nor co-entitled to the net worth of such enterprise, other than by way of the holding of securities, to which enterprise the Exchange Notes or payments in respect of the Exchange Notes are attributable;

(iv)

in the event such person who is an individual, is not entitled to a share in the profits of an enterprise effectively managed in The Netherlands, other than by way of the holding of securities or through an employment contract, to which enterprise the Exchange Notes or payments in respect of the Exchange Notes are attributable;

(v)

in the event such person is an individual, does not have, and certain persons related or deemed related to that noteholder do not have, directly or indirectly, a substantial interest (aanmerkelijk belang) as defined in the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001), in an Issuer or Guarantor, or in any company that has, or that is part of a co-operation (samenwerkingsverband) that has, legally or in fact, directly or indirectly, the disposition of any part of the proceeds of the Exchange Notes;

(vi)

in the event such person is not an individual, does not have, directly or indirectly, a substantial interest (aanmerkelijk belang) as defined in the Dutch Income Tax Act 2001, in an Issuer or Guarantor, or, in the event that the Noteholder does have such interest, either (a) the Noteholder does not hold such interest with the main purpose or one of the main purposes to avoid the levy of income tax (inkomstenbelasting) of another person or entity, or (b) there is no arrangement or a series of arrangements that are not genuine. An arrangement or series of arrangements shall be regarded as not genuine to the extent not put into place for valid commercial reasons which reflect economic reality; and

(vii)

does not derive benefits from the Exchange Notes that are taxable as benefits from miscellaneous activities in The Netherlands (resultaat uit overige werkzaamheden in Nederland) as defined in the Dutch Income Tax Act 2001, which include, but are not limited to, activities in respect of the Exchange Notes which are beyond the scope of “regular active asset management” (normaal actief vermogensbeheer).

Gift and Inheritance Taxes

No Dutch gift or inheritance taxes will arise in The Netherlands with respect to the acquisition of the Notes by way of gift by, or on the death of, a noteholder who is neither resident nor deemed to be resident in The Netherlands for the purpose of the relevant provisions, unless:

(i)

such acquisition is construed as an inheritance, a bequest or a gift by or on behalf of a person who, at the time of the gift or his death, is or was a resident or a deemed resident of The Netherlands for the purpose of the relevant provisions;

(ii)

in the case of a gift of the Exchange Notes by an individual who at the date of the gift was neither resident nor deemed to be resident in The Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in The Netherlands; or

(iii)	the gift is made under a condition precedent and such holder is or is deemed to be a resident of The Netherlands at the time the condition is fulfilled.

For the purpose of Dutch gift and inheritance tax, an individual who has the Dutch nationality will be deemed to be a resident of The Netherlands at the date of the gift or the date of his death if he has been a resident of The Netherlands at any time during the ten years preceding the date of the gift or the date of his death.

For the purposes of Dutch gift tax, an individual will, irrespective of his nationality, be deemed to be a resident of The Netherlands at the date of the gift if he has been a resident of The Netherlands at any time during the 12 months preceding the date of the gift.

Value added Tax

No Dutch value added tax (omzetbelasting) will be payable by a Noteholder in consideration for the issue of the Exchange Notes (other than value added taxes on fees payable in respect of services not exempt from Netherlands value added tax).

Other taxes and duties

No Dutch registration tax, stamp duty or any other similar tax or duty, will be payable in The Netherlands by a noteholder in respect of or in connection with the acquisition, ownership or transfer of the Exchange Notes.

Residence

A noteholder will not become or be deemed to become a resident of The Netherlands for tax purposes by reason only of the acquisition, ownership or transfer of the Exchange Notes.

PLAN OF DISTRIBUTION

Any broker-dealer who holds Unregistered Notes that are Transfer Restricted Securities (as defined in the Registration Rights Agreement) and that were acquired for its own account as a result of market-making activities or other trading activities (other than Transfer Restricted Securities acquired directly from the Issuer), may exchange such Unregistered Notes pursuant to the Exchange Offer; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the Exchange Securities received by such broker-dealer in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus, as it may be amended or supplemented from time to time.

We have agreed in the Registration Rights Agreement to use commercially reasonable efforts to keep the registration statement effective, supplemented and amended as required by the provisions of the Registration Rights Agreement to the extent necessary to ensure that it is available for resales of Unregistered Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities, and to ensure that it conforms with the requirements of the Registration Rights Agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time, for a period ending on the earlier of (i) 90 days after the date notice of the Exchange Offer is given to holders and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. We have also agreed in the Registration Rights Agreement to provide sufficient copies of the latest version of this prospectus to broker-dealers promptly upon request at any time during such 90-day (or shorter as provided in the foregoing sentence) period in order to facilitate such resales.

We will not receive any proceeds from any sale of Exchange Notes by brokers-dealers. Exchange Notes received by broker-dealers for their own account pursuant to this Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to this Exchange Offer (including the expenses of one counsel for the holders of the Exchange Notes, subject to certain conditions) and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Exchange Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such employee benefit plan, plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Exchange Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. In addition, a fiduciary of a Plan should consult with its counsel in order to determine if the investment satisfies the fiduciary’s duties to the Plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the Exchange Notes by an ERISA Plan with respect to which any of the Issuer, Guarantors or initial purchasers of the Unregistered Notes or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Each of these exemptions contains conditions and limitations on its application, and there can be no assurance that all of the conditions will be satisfied. Therefore, each person that is considering acquiring or holding the Exchange Notes in reliance on an exemption should carefully review and consult with its legal advisors to confirm that it is applicable to the purchase and holding of the Exchange Notes.

In light of the above, the Exchange Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or violate any applicable Similar Laws.

Representation

Accordingly, by acceptance of an Exchange Note, each purchaser, holder and subsequent transferee of an Exchange Note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser, holder or transferee to acquire or hold the Exchange Notes, or any interest therein, constitutes assets of any Plan or (ii) the purchase, holding and subsequent disposition of the Exchange Notes by such purchaser, holder or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any applicable Similar Laws. In addition, each purchaser that is purchasing or holding an Exchange Note on behalf of an ERISA Plan will be deemed to have represented and warranted that the purchaser (i) is an independent fiduciary to the ERISA Plan and is responsible for exercising independent judgment in evaluating the decision to purchase the Exchange Notes on behalf of the ERISA Plan, (ii) is a bank, insurance carrier, investment adviser or broker-dealer described in 29 CFR § 2510.3—21(c)(1)(A), (B), (C) or (D) or holds or has under management total assets of at least $50 million, (iii) is capable of evaluating investment risks independently, both in general and with regard to the purchase and holding of the Exchange Notes and (iv) understands and has been fairly informed of the financial interests of the Issuer, Guarantors and initial purchasers of the Unregistered Notes in connection with the purchase and holding of the Exchange Notes.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Exchange Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase, holding and subsequent disposition of the Exchange Notes.

Purchasers of the Exchange Notes have the exclusive responsibility for ensuring that their purchase and holding of the Exchange Notes complies with the fiduciary responsibility rules of ERISA or of applicable Similar Laws and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. We make no representation as to whether an investment in the Exchange Notes is appropriate for any Plan in general or whether such investment is appropriate for any particular plan or arrangement. Neither this discussion nor anything provided in this prospectus is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of the Exchange Notes should consult and rely on their own counsel and advisers as to whether an investment in the Exchange Notes is suitable.

LEGAL MATTERS

The validity of the Exchange Notes and the Guarantees offered by this prospectus and certain legal matters will be passed upon for the Issuer and the Guarantors by Cravath, Swaine & Moore LLP, U.S. counsel for the Issuer and the Guarantors. Certain English law matters will be passed upon for the Issuer and the Guarantors by Linklaters LLP. Certain Dutch legal matters will be passed upon for the Issuer and the Guarantors by Stibbe N.V. Certain North Carolina legal matters will be passed upon for the Issuer and the Guarantors by Kilpatrick Townsend & Stockton LLP.

EXPERTS

The consolidated financial statements of BAT as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, included in the Report on Form 6-K of BAT dated October 2, 2018, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of RAI as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein in reliance upon the reports of KPMG LLP (United States), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

B.A.T Capital Corporation

OFFER TO EXCHANGE

2.297% Notes due 2020

2.764% Notes due 2022

3.222% Notes due 2024

3.557% Notes due 2027

4.390% Notes due 2037

4.540% Notes due 2047

Floating Rate Notes due 2020

Floating Rate Notes due 2022

PROSPECTUS

October 22, 2018